SENIOR SECURED CREDIT AGREEMENT

AMONG

DATASCENSION, INC., A NEVADA CORPORATION, AND DATASCENSION, INC., A CALIFORNIA CORPORATION,

AS BORROWERS,

AND

COMERICA BANK

AS LENDER

DATED AS OF AUGUST 30, 2007

SENIOR SECURED CREDIT AGREEMENT

THIS SENIOR SECURED CREDIT AGREEMENT (this "***Agreement***") is made and delivered this 30th day of August, 2007, by and among **DATASCENSION, INC.**, a Nevada corporation ("***Parent***") and **DATASCENSION, INC.**, a California corporation ("***International***" and together with Parent, "***Borrowers***") and **COMERICA BANK**, as Lender (the "***Lender***").

WITNESSETH

WHEREAS, Borrowers desire to borrow the amount of up to $2,000,000 on a revolving basis to finance working capital; and

WHEREAS, Lender is willing to provide such financing subject to the terms and conditions, and in reliance on the representations and warranties set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Borrowers and Lender agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"***Accounts***," "***Chattel Paper***," "***Documents***," "***Equipment***," "***Fixtures***," "***General Intangibles***," "***Goods***," and "***Instruments***" shall have the meanings assigned to them in the UCC.

"***Account Debtor***" shall mean a Person obligated on an Account Receivable.

"***Affiliate***" shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"***Attorney Costs***" shall mean, in respect of any matter and at the election of the Person incurring such fees and disbursements, all reasonable fees and disbursements of either (i) any law firm or other external counsel, or (ii) the allocated cost of internal legal services and all disbursements of internal counsel.

"***Bankruptcy Code***" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

"***Base Rate***" shall mean, for any day, (a) 2.00% per annum plus (b) the Prime Rate.

"***Borrowers***" shall have the meaning set forth in the preamble to this Agreement.

"***Borrowing***" shall mean a borrowing under this Agreement consisting of Loans made to Borrowers on the same day by Lender pursuant to **Section 2** of this Agreement.

"***Borrowing Base***" means eighty-five percent (85.0%) (the "***Borrowing Base Percentage***") of all Eligible Accounts. Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrowers, (a) reduce the Borrowing Base Percentage to the extent that Lender determines in good faith that: (i) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of Account Debtors has declined.

"***Borrowing Base Certificate***" means a certificate with appropriate insertions setting forth the components of the Borrowing Base, which certificate shall be substantially in the form set forth in **Exhibit A** and certified by a Responsible Person.

"***Business Day***" shall mean any day which is not a Saturday, Sunday or a legal holiday under the laws of the State of California or is not a day on which banking institutions located in the States of New York or California are authorized or required by law or other governmental action to close.

"***Capital Expenditures***" shall mean for any period, the sum of (i) expenditures (whether paid in cash or accrued as a liability) by Borrowers and their Subsidiaries during such period that are included in "capital expenditures," "additions to property, plant or equipment" or comparable items in the financial statements of Borrowers and their Subsidiaries, and (ii) to the extent not included in clause (i), the aggregate of all net non-current assets of businesses acquired by Borrowers and their Subsidiaries during that period, including all purchase price adjustments and all expenditures accounted for by Borrowers and their Subsidiaries as purchases of intangibles and licenses.

"***Capitalized Lease Obligations***" shall mean all liabilities or other obligations for the payment of rent for any property (whether real, personal or mixed) which has been or is required to be classified or accounted for as a capital lease on a consolidated balance sheet in accordance with GAAP.

"***Closing Date***" shall mean August 30, 2007.

"***Code***" shall mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations adopted thereunder, as the same may be in effect from time to time.

"***Collateral***" shall mean any real or personal property, including the property covered by the Collateral Documents, now existing or hereafter acquired, that is subject to a Lien granted or created in favor of Lender to secure the full and complete payment and performance of Borrowers' Obligations under this Agreement and the other Loan Documents.

"*Collateral Documents*" shall mean the Security Agreement and the Pledge Agreement, together with such other documents as shall from time to time evidence the security interests of Lender in the Collateral and perfection of such security interests.

"*Compliance Certificate*" shall mean a certificate signed by a Responsible Person on behalf of Borrowers, substantially in the form of **Exhibit B** attached hereto, with such changes therein as Lender may from time to time reasonably request for the purpose of having such certificate disclose the matters certified therein and the method of computation thereof.

"*Consolidated*" or "*consolidated*" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two (2) or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis. Unless otherwise specified herein, references to "consolidated" financial statements or data of Borrowers includes consolidation with each of their Subsidiaries.

"*Contingent Obligations*" shall mean, with respect to any Person, any obligation, or arrangement, direct or indirect, contingent or otherwise, of such Person (a) with respect to the primary obligations of another Person, including any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such primary obligation or any property constituting direct or indirect security therefor, or to provide funds for the payment or discharge of any such primary obligation (whether in the form of loans, advances, or purchases of property, securities or services, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (b) to provide funds to maintain the financial condition of any other Person, (c) otherwise to indemnify or hold harmless the holders of primary obligations of another Person against loss in respect thereof (other than pursuant to customary indemnification provisions included in contracts entered into in the ordinary course of business which do not obligate a specified Person for the obligations of a third party) or (d) in connection with any synthetic lease or other off-balance sheet lease transaction (but exclusive of operating leases incurred in the ordinary course of business). The amount of any Contingent Obligation under clauses (a) and (b) above shall be the maximum principal amount guaranteed or otherwise supported by the Contingent Obligation.

"*Contract Rate*" shall mean as of any applicable date of determination, the interest rates determined in accordance with **Section 2.4** of this Agreement.

"*Debt Service Coverage Ratio*" shall mean for any period the ratio of (i) (x) EBITDA for such period plus (y) stock based compensation for such period less (z) the sum of: Capital Expenditures, income taxes, and dividends paid in cash during such period, to (ii) the sum of: (x) Total Interest Expense paid in cash during such period plus (y) principal payments paid in cash on the Subordinated Debt during such period plus (without duplication) plus (z) the current portion of all long-term Indebtedness (including Capitalized Lease Obligations but excluding Subordinated Debt) of Borrowers and their Subsidiaries required during such period. The Debt Service Coverage Ratio shall be measured on a rolling four quarter basis.

"***Default***" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

"***Default Rate***" shall have the meaning set forth in **Section 9.3** of this Agreement.

"***Designated Deposit Account***" shall mean a demand deposit account maintained by Borrowers with Lender.

"***Disbursement Date***" shall mean each date upon which Lender makes a Revolving Advance under **Section 2.1** of this Agreement.

"***Dollars***" and "**$**" shall mean without further attribution the lawful money of the United States of America.

"***Due Inquiry***" shall mean any and all inquiry, investigation and analysis which a prudent Person would undertake and complete with diligence with the intent of coming to as complete an understanding as reasonably possible of facts or circumstances, and shall include, but shall not be limited to, a review of relevant records in such Person's possession and inquiry of appropriate employees, officers and directors.

"***EBITDA***" means with respect to any period an amount equal to the sum of (a) consolidated Net Income of Borrowers and their Subsidiaries for such period, plus (b) in each case to the extent deducted in the calculation of Borrowers' Net Income and without duplication, (i) depreciation and amortization for such period, *plus* (ii) income tax expense for such period, *plus* (iii) Total Interest Expense paid or accrued during such period, all as determined in accordance with GAAP.

"***Effective Tangible Net Worth***" shall mean, as of any applicable date of determination, Tangible Net Worth *plus* Subordinated Debt.

"***Eligible Accounts***" means, at any time, the aggregate of Borrowers' Accounts, net of any credit balances over ninety (90) days and contra accounts, excluding, however, without double counting:

(a) all Accounts of Borrowers for any Account Debtor in respect of which full payment has not been received within ninety (90) days of the invoice date;

(b) all Accounts as to which the goods, merchandise or other personal property or the rendition of services has not been fully and completely delivered or performed;

(c) all Accounts against which the Account Debtor or any other Person obligated to make payment thereon asserts any defense, offset, counterclaim or other right to avoid or reduce the liability represented by such Accounts;

(d) all Accounts with respect to which a Borrower is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to a Borrower, but only to the extent of any amounts currently owing to the Account Debtor against amounts owed to a Borrower;

(e) all Accounts as to which the Account Debtor or other Person obligated to make payment thereon is insolvent (based on the ability of such Account Debtor to pay its debts as they become due), subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of creditors;

(f) all Accounts in which Borrowers or an Affiliate of Borrowers is the Account Debtor; provided, however, that any Accounts of Sandelman & Associates, which otherwise meet the definition of "Eligible Accounts," shall not be excluded as an "Eligible Account";

(g) all Accounts for any Account Debtor to the extent the Accounts of such Account Debtor comprise twenty percent (20%) or more of Borrowers' total Accounts but only to the extent such Accounts exceed such percentage of Borrowers' total Accounts;

(h) all Accounts of any federal governmental agency unless such Accounts have been assigned in accordance with the Assignments of Claims Act of 1940, as amended;

(i) all Accounts with respect to which the Account Debtor is not domiciled in the United States of America ("***Foreign Account Debtor***"), except to the extent the same are (i) fully secured by an irrevocable letter of credit reasonably acceptable to Lender, or as are covered by credit insurance issued by the Eximbank on a policy reasonably acceptable to Lender, determined on an account-by-account basis, and in either event the eligibility of such Account shall not, unless expressly approved by Lender, exceed the face amount of the letter of credit or the maximum amount as to which Accounts of the applicable Foreign Account Debtor are insured under the Eximbank policy; (ii) Accounts with respect to which Borrowers have submitted in advance the name of the Foreign Account Debtor to Lender and Lender has approved such Foreign Account Debtor; *provided, however*, that Lender's failure to grant such approval within fourteen (14) days shall constitute its disapproval of such Foreign Account Debtor; (iii) Accounts with respect to which the Foreign Account Debtor has a parent corporation domiciled in the United States of America and such parent corporation fully guaranties payment of the Account, in form and substance reasonably acceptable to Lender; and (iv) Accounts generated by an Account Debtor with its principal place of business in Canada.

(j) in the event the aggregate of the Accounts of any Account Debtor which have not been fully paid within ninety (90) days of the invoice date exceeds twenty-five percent (25%) or more of the Accounts of such Account Debtor, all Accounts of such Account Debtor;

(k) all Accounts as to which no invoice has been sent to the Account Debtor or otherwise remain unbilled;

(l) all Accounts the actual amount of which is subject to negotiation before the Account is reduced to a sum certain to the extent such Account exceeds the minimum amount Borrowers have estimated they will receive in respect thereof;

(m) all Accounts in respect of sales based on COD payment terms;

(n) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the Account Debtor may be conditional;

(o) retentions and hold-backs; and

(p) any Account that is not at all times subject to Lender's duly perfected, first priority security interest.

"***Employee Benefit Plan***" shall mean any Pension Plan and any employee welfare benefit plan, as defined in Section 3(1) of ERISA, that is maintained for the employees of Borrowers or any ERISA Affiliate of Borrowers.

"***ERISA***" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code, and regulations promulgated thereunder.

"***ERISA Affiliate***" shall mean any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"***ERISA Event***" shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

"***Event of Default***" shall mean any of those conditions or events listed in **Section 9** of this Agreement.

"***Federal Reserve Board***" shall mean the Board of Governors of the Federal Reserve System, and any successor thereto.

"***Financial Statements***" shall mean the Audited Financial Statements and the Unaudited Financial Statements.

"***Financing Statements***" shall mean UCC financing statements and fixture filings describing Lender as secured party, and Borrowers as debtor, covering the Collateral and otherwise in such form, for filing or recording in such jurisdictions and with such filing offices, as Lender shall reasonably deem necessary or advisable.

"***GAAP***" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be approved by the significant segment of the accounting profession which are applicable to the circumstances as of the date of determination.

"***Governmental Authority***" shall mean (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

"***Indebtedness***" shall mean, with respect to any Person and without duplication, (a) any indebtedness, liabilities or other obligations, contingent or otherwise, for borrowed money (whether in the form of a term loan, revolving line of credit, credit extension or otherwise); (b) all obligations evidenced by bonds, notes, debentures or similar instruments; (c) all obligations to pay the deferred purchase or acquisition price of property or services (other than trade accounts payable arising in the ordinary course of business and any installment payment non-compete agreements); (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights or remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capitalized Lease Obligations; (f) all obligations of others secured by a Lien to which any property or assets owned by such Person is subject, whether or not the obligations secured thereby have been assumed by such Person; (g) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers' acceptances; (h) all reimbursement or other obligations of such Person in respect of any bank guaranties, surety bonds and similar instruments issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (i) all obligations under facilities for the discount or sale of capital stock of such Person; (j) all Contingent Obligations; and (k) all obligations, other than deferred revenue, which are required to be classified as long-term liabilities on the balance sheet of such Person under GAAP. The Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or otherwise jointly and severally liable.

"***Insolvency Proceeding***" shall mean, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

"***Intercompany Subordination Agreement***" shall mean the Intercompany Subordination Agreement dated as of the date of this Agreement among Borrowers and Lender in the form and content of **Exhibit C** to this Agreement, and as the same may from time to time hereafter be amended, modified, supplemented, restated, or renewed.

"***Intercreditor and Subordination Agreement***" shall mean the Intercreditor and Subordination Agreement dated as August 30, 2007 among Lender, Barbara Mittman, as collateral agent, and Longview Fund, L.P. Longview Equity Fund L.P., Longview International Equity Fund L.P., and Alpha Capital Anstalt ("***Subordinated Creditors***") and acknowledged by Borrowers, in the form and content of **Exhibit D** to this Agreement, and as the same may from time to time hereafter be amended, modified, supplemented, restated, or renewed.

"***Inventory***" shall mean any and all goods, including, without limitation, goods in transit, wherever located, whether now owned or hereafter acquired by one or more Borrowers, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in one or more Borrowers' business, and shall include such property, the sale or other disposition of which, has given rise to Accounts and which has been returned or repossessed or stopped in transit by one or more Borrowers.

"***IRS***" shall mean the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

"***Landlord Agreement***" shall mean the landlord agreement, executed by the landlord of Borrowers' leased property, in form of **Exhibit E** or otherwise in form and substance reasonably satisfactory to Lender.

"***Legal Rate***" shall mean the maximum interest rate permitted to be paid by Borrowers or received by Lender with respect to the Indebtedness represented by the Note under applicable law.

"***Lending Office***" shall mean the office or offices of Lender specified as its "Lending Office" opposite its name on the applicable signature page hereto or such other offices of Lender as it may from time to time specify.

"***Leverage Ratio***" shall mean, with respect to any period, the ratio of an amount equal to (i) total Indebtedness (excluding any reduction from original issue discount) of Borrowers and their Subsidiaries, as determined in accordance with GAAP, at the end of such period, and in any event, shall include the aggregate unpaid principal balance of the Loans to the extent not already included, minus (ii) Subordinated Debt at the end of such period, divided by Effective Tangible Net Worth.

"***Lien***" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, sublease, levy, lien, option, claim or charge or interest of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any property, including any agreement to grant or right to acquire any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of or agreement to file or deliver any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

"***Loan***" or "***Loans***" shall mean the Revolving Advances.

"***Loan Documents***" shall mean this Agreement, the Note, the Collateral Documents, the Intercompany Subordination Agreement, the Intercreditor and Subordination Agreement, any Landlord Agreement, and any and all other agreements, guaranties, documents and instruments executed and delivered by and on behalf or support of Borrowers to Lender, evidencing or otherwise relating to the Loans, and the Liens granted to Lender, with respect to the Loans, as the same may from time to time be amended, modified, supplemented, restated or renewed.

"***Material Adverse Effect***" shall mean any set of circumstances or events which (a) is or would reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Borrowers and their Subsidiaries on a consolidated basis, (b) materially impairs or would reasonably be expected to materially impair the ability of Borrowers or any of their Subsidiaries, to perform their material obligations, (c) materially impairs or would reasonably be expected to materially impair the value or priority of the security interest of Lender in the Collateral, or (d) materially impairs or would reasonably be expected to materially impair the ability of Lender to enforce any of its legal remedies pursuant to the Loan Documents.

"***Multiemployer Plan***" shall mean a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three (3) calendar years, has made, or been obligated to make, contributions.

"***Net Income***" shall mean the net income (or loss) of a Person for any period of determination, determined in accordance with GAAP, but excluding in any event:

(i) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses;

(ii) in the case of any Borrower, net earnings of any Person in which such Borrower has an ownership interest, unless such net earnings shall have actually been received by such Borrower in the form of cash distributions; and

(iii) any extraordinary item determined in accordance with GAAP.

"***Net Operating Profit***" means with respect to any period an amount equal to the sum of (a) consolidated Net Income of Borrowers and their Subsidiaries for such period, plus (b) to the extent deducted in the calculation of Borrowers' Net Income and without duplication, income tax expense for such period and Total Interest Expense for such period.

"***Note***" shall mean the Revolving Note.

"***Notice of Borrowing***" shall mean a notice given by Borrowers to Lender in accordance with **Section 2.2.1** of this Agreement, which shall be substantially in the form of **Exhibit F** to this Agreement, with appropriate insertions.

"***Obligations***" shall mean the Revolving Advances and all other advances, debt, principal, interest, fees, expenses, costs and other amounts owed to Lender pursuant to the terms of this Agreement, the other Loan Documents, or any other agreement, all indebtedness, obligations or

other liabilities of one or more Borrowers to Lender, or any affiliate of Lender, in respect of interest rate and currency protection agreements (*e.g.*, swaps, caps and collars), net of indebtedness, obligations or other liabilities owed to one or more Borrowers by their counterparties in respect of such agreements (provided such net indebtedness, obligations and liabilities are greater than zero), together with all guaranties, covenants and duties owing by one or more Borrowers to any of the foregoing of any kind or description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any interest, fees, expenses, costs and other amounts owed to any of the forgoing that but for the provisions of the Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding.

"***Payment Office***" shall mean the address for payments set forth on the signature page hereof in relation to Lender, or such other address as Lender may from time to time specify in writing to Borrowers.

"***PBGC***" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

"***Pension Plan***" shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a Borrower sponsors or maintains, or to which a Borrower makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

"***Permitted Liens***" shall mean:

(a) Liens and encumbrances in favor of Lender;

(b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of a Borrower's business and for which no interest, late charge or penalty is attaching or which are being contested by such Borrower in good faith by appropriate proceedings and, if requested by Lender, bonded in an amount and manner satisfactory to Lender;

(c) Liens, not delinquent, created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

(d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations up to One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time incurred in good faith in the ordinary course of Borrowers' business that are not yet due and payable, or which are subject to landlord agreements or warehouse agreements in form and substance satisfactory to Lender;

(e) Encumbrances consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or existing or future public restrictions on the use of real property, none of which materially impairs the use of such property in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

(f) Liens securing Indebtedness in respect of any capitalized leases and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000;

(g) leases, subleases, licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the value of the property to which such Lien is attached or the conduct of business of any Borrower, as applicable, if such are not otherwise prohibited under this Agreement or any other Loan Document, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense, provided such lease, sublease, license, or sublicense does not prohibit the grant of a security interest in favor of Lender; and

(g) Existing Liens described on **Schedule 8.2** attached to this Agreement, provided that the obligations secured thereby are not increased.

"***Person***" or "***person***" shall mean any individual, sole proprietorship, corporation, limited liability company, partnership, limited liability partnership, joint venture, association, trust, unincorporated association, institution, public benefit corporation, firm, estate, joint stock company, government, municipality, political subdivision or agency, or other entity.

"***Plan***" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which a Borrower sponsors or maintains or to which a Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

"***Pledge Agreement***" shall mean the Pledge Agreement signed by Parent dated as of the date hereof, in the form and content of **Exhibit G** to this Agreement and as the same may from time to time hereafter be amended, modified, supplemented, restated, or renewed.

"***Prime Rate***" shall mean for any day, the *per annum* variable rate of interest so announced by Lender as its "Prime Rate," and shall vary concurrently with the announced change in such rate. Lender's prime rate is a rate set by Lender based upon various factors, including Lender's costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index or necessarily the lowest or best rate of interest actually charged by Lender at any given time to any customer or particular class of customers for any particular credit extension. Lender may make commercial or other loans at rates of interest at, above or below its prime rate. Each change in the Prime Rate shall result in a corresponding change in the interest rate charged on each Prime Rate Loan. Information on the current Prime Rate may be obtained by contacting Lender.

"***Reportable Event***" shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

"***Requirement of Law***" shall mean, as to any Person, any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

"***Responsible Person***" shall mean any of the chief executive officer, president, chief financial officer, vice president-finance, or any other officer of each Borrower appointed by resolution of the board of directors (or other governing body) of such Borrower and reasonably acceptable to Lender, in each case having authority to request Loans hereunder (in the case of Borrowers).

"***Revolving Advances***" shall have the meaning set forth in **Section 2.1.1** of this Agreement.

"***Revolving Commitment***" shall mean the Revolving Commitment of Lender in the aggregate principal amount of Two Million Dollars ($2,000,000).

"***Revolving Maturity Date***" shall mean the earlier of (a) August 30, 2008, or (b) the maturity of the Revolving Advances upon acceleration or otherwise pursuant to the terms of this Agreement.

"***Revolving Note***" shall mean a promissory note executed by Borrowers, and payable to the order of Lender in the stated principal amount of Lender's Revolving Commitment, conforming to **Section 2.3.1** of this Agreement and in the form and content of **Exhibit H** to this Agreement and as the same may from time to time hereafter be amended, modified, supplemented, restated, or renewed.

"***Security Agreement***" shall mean the Security Agreement signed by Borrowers dated as of the date hereof, in the form and content of **Exhibit I** to this Agreement, in each case as the same may from time to time hereafter be amended, modified, supplemented, restated, or renewed.

"***Subordinated Debt***" shall mean Indebtedness of Borrowers to third parties which has been subordinated to the Obligations pursuant to a subordination agreement in form and content satisfactory to Lender, including without limitation, the Intercompany Subordination Agreement and the Intercreditor and Subordination Agreement.

"***Subsidiary***" shall mean any Person (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding securities or other equity interests having ordinary voting power, as of any applicable date of determination, shall be owned directly or indirectly by Borrowers.

"***Tangible Net Worth***" shall mean, as of any applicable date of determination, on a consolidated basis, (i) the net book value of all assets of Borrowers and their Subsidiaries (other than amounts due from officers, shareholders, members, partners, employees or Affiliates, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses and other intangibles determined in accordance with GAAP) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) *minus* (ii) all liabilities of Borrowers and their Subsidiaries, as determined in accordance with GAAP.

"***Total Interest Expense***" means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such

period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

"***UCC***" shall mean the Uniform Commercial Code of the State of California.

1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial data required to be submitted by this Agreement shall be prepared and computed, unless otherwise specifically provided herein, in accordance with GAAP. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. In the event that GAAP changes during the term of this Agreement such that the covenants contained in **Section 7** hereof would then be calculated in a different manner or with different components, (a) during the sixty (60) day period following any such change in GAAP, the parties hereto agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrowers' financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) Borrowers shall be deemed to be in compliance with the covenants contained in the aforesaid subsections during such sixty (60) day period if and to the extent that the Borrowers would have been in compliance therewith under GAAP as in effect immediately prior to such change.

1.3 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. The term "including" shall not be limiting or exclusive, unless specifically indicated to the contrary. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

1.4 Performance; Time. Whenever any performance obligation hereunder shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day unless otherwise indicated. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

1.5 Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

1.6 Schedules and Exhibits. Any reference to a "Section," "Subsection," "Exhibit" or "Schedule" shall refer to the relevant Section or Subsection of or Exhibit or Schedule to this Agreement, unless specifically indicated to the contrary.

2. COMMITMENTS, INTEREST AND FEES.

2.1 The Commitment.

2.1.1 Revolving Commitment. Upon the terms, subject to the conditions and in reliance upon the representations and warranties of Borrowers set forth in this Agreement and in the other Loan Documents, Lender agrees to make one or more Revolving Advances (the "***Revolving Advances***") from time to time from the Closing Date through the Revolving Maturity Date on a revolving basis, in an aggregate principal amount outstanding not to exceed at any one time an amount equal to the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base. No Revolving Advance will be made which will result in the aggregate principal amount of the Revolving Advances then outstanding exceeding the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base. Payments and prepayments that are applied to reduce the Revolving Advances may be re-borrowed through the Revolving Maturity Date. The Revolving Advances shall constitute principal outstanding under the Revolving Advances hereunder.

2.1.2 Optional Termination of Revolving Commitment. Borrowers may, upon at least five Business Days' prior written notice to Lender, terminate the Revolving Commitment in whole at any time. On the effective date of termination, (i) Borrowers shall pay to Lender a revolving termination fee equal to one percent (1%) of the Revolving Commitment and (ii) Borrowers shall prepay in full the aggregate principal amount of the Revolving Advances then outstanding together with interest thereon to the date of prepayment. Any termination of the Revolving Commitment hereunder shall be permanent and irrevocable.

2.2 Borrowing Procedures.

2.2.1 Notice. Each Borrowing hereunder shall be made upon Borrowers' irrevocable written notice delivered to Lender in the form of a Notice of Borrowing, executed by a Responsible Person, with appropriate insertions, which Notice of Borrowing must be received by Lender prior to 11:00 a.m., San Francisco time, on or prior to the Business Day of the requested Borrowing.

2.2.2 Disbursement of Loans to Borrowers. On the requested Disbursement Date, following Lender's receipt of a complying Notice of Borrowing and Lender's determination that the conditions precedent to a requested Borrowing set forth in **Section 5** have been duly satisfied, Lender shall disburse in immediately available funds to the Designated Deposit Account specified in the Notice of Borrowing an aggregate amount equal to the Revolving Advance specified in the Notice of Borrowing.

2.3 Note.

2.3.1 Revolving Note. The Revolving Advances made by Lender shall be evidenced by a Revolving Note executed by Borrowers and made payable to the order of Lender in the stated principal amount of its Revolving Commitment. Interest shall be due on the outstanding principal amount of the Revolving Advances in accordance with **Section 2.4**. Borrowers shall repay the principal amount of the Revolving Advances, together with all accrued and unpaid interest and other amounts chargeable to Borrowers under or with respect to the Revolving Advances, on the Revolving Maturity Date.

2.3.2 Maximum Interest Rate. The Note is subject to the condition that in no event shall the amount of interest received, charged, or agreed to be paid, including any amounts provided for in this section that may be deemed to constitute interest, exceed the amount permitted by applicable law. In the event that the obligation to pay interest imposed hereunder shall cause the amount of interest to exceed the highest rate permitted by applicable law, and if Lender shall ever require as interest an amount in excess of the Legal Rate, such excess interest shall first be applied to reduce the principal then unpaid hereunder; second, applied to reduce any obligation for other indebtedness of Borrowers to Lender; and third, any remaining excess returned to Borrowers.

Borrowers' Initials	**Lender's Initials**
[signature]	DD

2.4 Interest. From and after the Closing Date and through and including the Revolving Maturity Date (whether by acceleration or otherwise), interest shall be payable in arrears on the Revolving Advances, to the extent then accrued, on the first day of each consecutive calendar month. From and after the Revolving Maturity Date, interest shall be payable in arrears on the Revolving Advances, to the extent then accrued, on demand. The Revolving Advances shall bear interest on the principal balance from time to time outstanding at a per annum rate equal to the Base Rate. The rate of interest applicable to the Revolving Advances shall change as and when the Prime Rate changes.

2.5 Fees.

2.5.1 Preparation Fees. On the Closing Date and thereafter upon demand of Lender from time to time, Borrowers shall pay to Lender the amount of the expenses (including reasonable attorneys' fees, whether of inside or outside counsel, and disbursements) incurred by Lender from time to time in connection with the preparation of this Agreement and the other Loan Documents and/or the making (or preparation for the making) of Loans hereunder.

2.5.2 Revolving Facility Fee. Borrowers shall pay to Lender a non-refundable facility fee ("***Revolving Facility Fee***") equal to one percent (1%) of the Revolving Commitment. Such Revolving Facility Fee shall be due and payable on the Closing Date.

2.6 Basis of Computation. The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three

hundred sixty (360) days. In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; *provided, however*, that if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan. Each change in the interest rate on Loans based on changes in the Base Rate shall be effective on the effective date of such change and to the extent of such change. Lender shall give Borrowers prompt notice of any such change in the Base Rate; *provided, however*, that any failure by Lender to provide Borrowers with notice hereunder shall not affect Lender's right to make changes in the interest rate based on changes in the Base Rate.

2.7 Overadvances. If at any time and for any reason the aggregate principal amount of the Revolving Advances then outstanding shall exceed the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base (the amount of such excess being an "***Overadvance***"), Borrowers shall immediately repay the full amount of such Overadvance, together with all interest accrued thereon.

2.8 Payments. All repayments or prepayments of principal and all payments of interest, fees, costs, expenses and other sums chargeable to Borrowers under this Agreement, the Note, or any of the other Loan Documents shall be in lawful money of the United States of America in immediately available funds and delivered to Lender not later than 1 p.m., San Francisco time, on the date due at Lender's Payment Office, without set off, deduction or counterclaim. In its sole discretion, Lender may charge any and all deposit or other accounts (including, without limit, an account evidenced by a certificate of deposit) of Borrowers with Lender for all or a part of any Obligations then due; *provided, however*, that this authorization shall not affect Borrowers' obligation to pay, when due, any Obligations whether or not account balances are sufficient to pay amounts due.

2.9 Payment on Non-Business Days. Whenever any payment to be made under this Agreement, the Note, or any of the other Loan Documents shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of the payment of interest thereon.

2.10 Application of Payments. Except as otherwise expressly provided in this Agreement or in any other Loan Document, all payments when received by Lender shall be applied in the following order: (a) then due and payable fees, costs and expenses; (b) then due and payable interest payments; (c) then due and payable mandatory prepayments; and (d) then due and payable principal payments and optional prepayments. In addition, Lender is authorized to, and at its sole option may, for the benefit of Lender, make advances on behalf of Borrowers for payment of any and all fees, expenses, charges, costs, principal and interest incurred hereunder or under the other Loan Documents. To the extent permitted by law, all amounts advanced by Lender hereunder or under other similar provisions of the Loan Documents shall accrue interest thereon at the Base Rate.

3. TAXES AND CAPITAL REQUIREMENTS.

3.1 Taxes.

(a) Any and all payments by Borrowers to Lender under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, fees, duties, levies, imposts, non-income tax deductions, non-income tax charges or non-income tax withholdings, whatsoever imposed by any Governmental Authority, excluding, in the case of Lender, such taxes as are imposed on or measured by the net income of Lender by any jurisdiction under the laws of which Lender is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "***Taxes***").

(b) In addition, Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "***Other Taxes***").

(c) Subject to **Section 3.1(a)**, if any Taxes or Other Taxes are directly asserted or imposed against Lender, Borrowers shall indemnify and hold harmless Lender for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this **Section 3.1**) paid by Lender and any liability (including all penalties, interest, additions to tax and expenses arising therefrom or with respect thereto), whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. Payment under this indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor (*provided* that Borrowers shall have the right to contest in good faith any such Taxes or Other Taxes through appropriate proceedings). Lender in its discretion also may, but shall not be obligated to, pay such Taxes or Other Taxes and Borrowers will promptly pay such additional amounts (including any penalties, interest or expenses) as are necessary in order that the net amount received by Lender after the payment of such Taxes or Other Taxes (including any Taxes on such additional amount) shall equal the amount Lender would have received had such Taxes or Other Taxes not been asserted or imposed.

(d) If Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Lender, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this **Section 3.1**) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made;

(ii) Borrowers shall make such deduction or withholding; and

(iii) Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(e) Within thirty (30) days after the date of any payment by Borrowers of Taxes or Other Taxes, Borrowers, upon Lender's request, shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Lender.

(f) If Borrowers fail to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fail to furnish to Lender the required receipts or other required documentary evidence, Borrowers shall indemnify Lender for any incremental Taxes or Other Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

(g) If Borrowers are required to pay additional amounts to Lender pursuant to **Section 3.1(d)**, then Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Lender which may thereafter accrue if such change, in the judgment of Lender, is not otherwise disadvantageous to Lender.

3.2 Capital Requirements. If Lender shall determine that any change after the date of this Agreement in any law, rule, regulation or guideline adopted pursuant to or arising out of the August 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other Requirement of Law regarding capital adequacy, or any change after the date of this Agreement in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or compliance by Lender (or any Lending Office of Lender) or compliance by Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, if any, as a consequence of the maintaining of any of its Commitments or the making or maintaining of any Loan under this Agreement to a level below that which Lender or Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies and the policies of Lender's holding company with respect to capital adequacy) by an amount deemed to be material, *then*, upon written demand by Lender, Borrowers shall pay to Lender, from time to time such additional amount or amounts as will compensate Lender or Lender's holding company for any such reduction suffered. Without affecting its rights under this **Section 3.2** or any other provision of this Agreement, Lender agrees that if there is any increase in any cost to or reduction in any amount receivable by Lender with respect to which Borrowers would be obligated to compensate Lender pursuant to this **Section 3.2**, Lender shall give Borrowers thirty (30) days notice thereof and shall use reasonable efforts to select an alternative Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by Lender; *provided, however*, that Lender shall not be obligated to select an alternative Lending Office if Lender determines that (a) as a result of such selection Lender would be in violation of any Requirement of Law, or would incur additional costs or expenses, or (b) such selection would be inadvisable for regulatory reasons.

3.3 Certificates of Lender. If Lender claims reimbursement or compensation pursuant to this **Section 3**, it shall deliver to Borrowers a certificate setting forth in reasonable

detail the amount payable and the basis therefor to Lender hereunder. Such certificate shall be presumptive in the absence of manifest error or fraud as to the matters set forth therein.

3.4 Survival. The agreements and obligations of Borrowers in this **Section 3** shall survive the payment of all Obligations.

4. SECURITY.

4.1 Obligations Secured. To secure the full and timely performance of Borrowers' covenants and other obligations set out in this Agreement and to secure the repayment of the Note and all other Obligations, Borrowers agree to grant a security interest in the Collateral pursuant to the Collateral Documents.

5. CONDITIONS PRECEDENT.

5.1 Conditions to Effectiveness of Agreement. The obligations of Lender under this Agreement are subject to the occurrence, prior to or simultaneously with the Closing Date, of each of the following conditions:

5.1.1 Documents Executed and Delivered. Borrowers shall have executed (or caused to be executed), acknowledged (as appropriate) and delivered to Lender with appropriate insertions and attachments as Lender shall approve in its reasonable discretion, the following:

(a) this Agreement;

(b) the Revolving Note;

(c) the Intercompany Subordination Agreement;

(d) the Intercreditor and Subordination Agreement;

(e) the Pledge Agreement, together with any original stock certificates and undated stock powers in blank required to be delivered pursuant to the terms thereof;

(f) the Security Agreement;

(g) a lockbox agreement pursuant to which Borrowers establish a lockbox with Lender; and

(h) the Automatic Debit Authorization attached hereto as **Exhibit J**.

5.1.2 Company Documents. Lender shall have received, in form and substance satisfactory to Lender, a certificate of the secretary or assistant secretary (or other equivalent officer) of each Borrower, each dated as of the Closing Date and certifying that the following items attached thereto, are true, complete and accurate and that Lender may conclusively rely on such certificate unless and until such entity shall have delivered to Lender a further certificate amending such prior certificate:

(i) A certified copy of the records of all actions (including all resolutions or unanimous consents) taken by such Borrower, authorizing or relating to the execution and delivery of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(ii) A certified copy of the Articles of Incorporation and Bylaws of each Borrower or any other charter or formation documents certified by a Responsible Person of such Borrower as being in full force and effect;

(iii) Certificates of the Secretary of State of the applicable states or jurisdictions set forth on **Schedule 5.1.2**, dated as of a date no more than sixty (60) days prior to the Closing Date, stating that such Borrower is in good standing under the laws of the states or jurisdictions indicated on such Schedule;

(iv) Certificates of incumbency together with specimen signatures with respect to the authorized representatives of such Borrower; and

(v) Such other documents relating to such Borrower as Lender may reasonably request.

5.1.3 Completion of Due Diligence. Lender shall have completed to its reasonable satisfaction legal, business and other due diligence related to the Borrowers and their Subsidiaries, and review and acceptance by Lender of the terms and conditions of their leases, franchise agreements, other contracts, liabilities, relationships, and indebtedness.

5.1.4 UCC Lien Searches; UCC-1 Filings. Lender shall have received UCC record and copy searches, disclosing no notice of any Liens or encumbrances filed against any of the Collateral other than the Permitted Liens and such Liens as shall be released concurrently with the Closing Date. There shall have been duly filed UCC-1 financing statements and fixture filings in all jurisdictions necessary or desirable in the United States to perfect Lender's Liens in the personal property Collateral.

5.1.5 Insurance. Lender shall have received from each Borrower, in form and substance satisfactory to Lender, certificates, binders and other appropriate and necessary instruments or documents requested by Lender evidencing the insurance coverage and limits maintained by such Borrower, in each case in compliance with the requirements of **Section 7.2** or by any of the Collateral Documents with respect to the business of such Borrower and with respect to the Collateral, together with additional insured endorsements and loss payable endorsements in favor of Lender.

5.1.6 No Material Adverse Effect. There shall have occurred no Material Adverse Effect, as determined by Lender.

5.1.7 Consents. All government and third party approvals and consents necessary to the making or maintenance of the Loans hereunder, the granting of all security interests in favor of Lender in or on the Collateral and the carrying on of the business of Borrowers have been obtained.

5.1.8 Accurate Information. The information provided to Lender by or on behalf of each Borrower and their Subsidiaries, as well as the representations and warranties of each Borrower as contained in the Loan Documents shall be true, accurate and complete in all material respects.

5.1.9 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters, including, without limitation, the documents evidencing any leases or existing Liens and encumbrances upon the Collateral shall have been reasonably satisfactory to and approved by legal counsel for Lender, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

5.1.10 Fees. Borrowers shall have paid to Lender the fees to be paid on the Closing Date described in **Section 2.5** of this Agreement.

5.2 Conditions to All Disbursements. The obligations of Lender to make any Loan on any Disbursement Date are subject to the occurrence, prior to or on the Disbursement Date related to such Loan, of each of the following conditions:

5.2.1 Notice of Borrowing. Lender shall have received, in form and content satisfactory to Lender, a Notice of Borrowing, duly executed by a Responsible Person, requesting the Loans to be funded.

5.2.2 Lender's Satisfaction. Lender shall not know or have any reason to believe that, as of such Disbursement Date:

(a) Any Default or Event of Default has occurred and is continuing;

(b) Any warranty or representation set forth in **Section 6** of this Agreement or any other Loan Document shall not be true and correct in all material respects; or

(c) Any provision of law, any order of any court or other agency of government on any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents.

6. WARRANTIES AND REPRESENTATIONS.

Borrowers hereby represent and warrant to Lender:

6.1 Corporate Existence and Power. (a) Borrowers and their Subsidiaries are duly organized, validly existing and in good standing under the laws of the state of their respective organization, (b) Borrowers and their Subsidiaries have the power and authority to own their properties and assets and to carry out their business as now being conducted and are qualified to do business and are in good standing in every jurisdiction wherein such qualification is necessary, and (c) Borrowers have the power and authority to execute, deliver and perform this Agreement, to borrow money in accordance with its terms, to execute, deliver and perform the Note and the other Loan Documents to which they are a party, to grant to Lender Liens and

security interests in the Collateral as hereby contemplated and to do any and all other things required of them hereunder.

6.2 Authorization and Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowings hereunder (a) have been duly authorized by all requisite action of Borrowers, (b) except for UCC filings and U.S. Patent and Trademark Office filings, do not require registration with or consent or approval of, or other action by, any Governmental Authority, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to Lender, (c) will not violate any provision of the organizational documents of Borrowers, (d) will not violate, in any material respect, any provision of law, any order of any court or other agency of government, or any provision of any indenture, note, agreement or other instrument to which Borrowers are a party, or by which they or any of their properties or assets are bound, (e) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, note, agreement or other instrument, except where such conflict, breach or default would not have a Material Adverse Effect, and (f) will not result in the creation or imposition of, or the obligation to create, any Lien, mortgage, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrowers other than in favor of Lender and as contemplated hereby.

6.3 Valid and Binding Agreement. This Agreement is, and all of the other Loan Documents to which they are a party will be, when executed and delivered, valid and binding obligations of Borrowers, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.4 Actions, Suits or Proceedings. Except as set forth in **Schedule 6.4,** there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau, or other administrative agency, pending, or, to the knowledge of Borrowers, threatened against or affecting Borrowers or any of their Subsidiaries, or any properties or rights of Borrowers or any of their Subsidiaries. To Borrowers' knowledge, none of the items listed on **Schedule 6.4** would, if adversely determined, have a Material Adverse Effect.

6.5 Ownership, No Liens, Pledges, Mortgages, Security Interests or Negotiable Documents. Except for Permitted Liens, (i) Borrowers are the sole legal and equitable owner of the Collateral and (ii) none of Borrowers' or their Subsidiaries' assets and properties, including, without limitation, the Collateral, are subject to any mortgage, pledge, Lien, security interest or other encumbrance of any kind or character. No Borrower leases any real property from any Person except for the leased properties set forth on **Schedule 6.5**. No equipment or Inventory of any Borrower is stored or held at a warehouse. No negotiable warehouse receipts, negotiable bills of lading or other negotiable documents of title exist with respect to the assets of Borrowers, and no warehouse receipts, bills of lading or other documents of title (whether or not negotiable) exist with respect to any assets of Borrowers stored at a location in the United States of America. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the Account Debtors.

6.6 Financial Statements.

6.6.1 Audited Financial Statements. The audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders' equity and cash flows and management letter for such fiscal year of Parent and its Subsidiaries, including the notes thereto ("**Audited Financial Statements**") (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

6.6.2 Unaudited Financial Statements. The unaudited consolidated balance sheet of Parent and its Subsidiaries dated June 30, 2007 ("**Unaudited Financial Statements**") and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year-to-date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

6.6.3 No Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.7 Financial Condition. Borrowers are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and have assets the fair market value of which exceeds their liabilities, and Borrowers will not be rendered insolvent, under-capitalized or unable to pay maturing debts by the execution or performance of this Agreement or the other Loan Documents, as the case may be.

6.8 Conditions Precedent. As of each Disbursement Date, all applicable conditions precedent referred to in **Section 5** hereof shall have been satisfied or waived in writing by Lender.

6.9 Taxes. Except as disclosed on **Schedule 6.9** attached hereto, Borrowers and their Subsidiaries have filed by the due date therefor all federal, state and local tax returns and other reports they are required by law to file, have paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and have made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. Borrowers have no knowledge of any deficiency or assessment in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements.

6.10 Compliance With Laws. Borrowers and their Subsidiaries have complied with all applicable laws, except to the extent that failure to comply would not have a Material Adverse Effect.

6.11 Indebtedness. Except as disclosed on **Schedule 8.3** attached hereto or as otherwise permitted under **Section 8.3**, neither the Borrowers nor any of their Subsidiaries have any Indebtedness.

6.12 Material Agreements. Except as disclosed on **Schedule 6.12** attached hereto, neither the Borrowers nor any of their Subsidiaries have any leases, contracts or commitments of any kind (including, without limitation, franchise agreements, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements) involving obligations of Borrowers in excess of One Hundred Thousand Dollars ($100,000); to the knowledge of Borrowers, all parties to such agreements have complied with the provisions of such leases, contracts or commitments except to the extent that failure to comply would not have a Material Adverse Effect; and to the knowledge of Borrowers, no party to such agreements is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

6.13 Margin Stock. Neither the Borrowers nor any of their Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation T, U or X of the said Board of Governors. Borrowers do not own any margin stock.

6.14 ERISA Compliance. All Employee Benefit Plans of Borrowers and their Subsidiaries are listed on **Schedule 6.14** and except as set forth on **Schedule 6.14**:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the knowledge of Borrowers, nothing has occurred which would cause the loss of such qualification. Borrowers and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect

to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability; (iii) neither Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (vi) neither Borrowers nor any ERISA Affiliate has any liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106, except for COBRA obligations; and (vii) "no non-exempt prohibited transaction"(as defined in Section 406 of ERISA and Section 4975 of the Code) that would have a Material Adverse Effect on Borrowers or any ERISA Affiliate has occurred with respect to any Plan.

6.15 Misrepresentation. No warranty or representation by Borrowers contained herein or in any Loan Document contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made and as of the time when it is made. There is no fact which Borrowers have not disclosed to Lender in writing which materially and adversely affects nor, so far as Borrowers can reasonably foresee, is likely to prove to affect materially and adversely the business, operations, properties, prospects, profits or condition (financial or otherwise) of Borrowers or any of their Subsidiaries or the ability of Borrowers to perform this Agreement or any other Loan Document to which they are a party.

6.16 Subsidiaries. All currently owned Subsidiaries of Borrowers are set forth in **Schedule 6.16** along with the percentage of the outstanding voting stock or other equity interests owned by Borrowers or by a Subsidiary of Borrowers (and identifying that Subsidiary).

6.17 No Conflicting Agreements. No provision of the organizational documents of Borrowers, and no provision of any mortgage, indenture, note, contract or agreement listed on **Schedule 6.12** hereto or any additional mortgage, indenture, note, contract or agreement involving obligations of Borrowers in excess of One Hundred Thousand Dollars ($100,000), or any statute (including, without limitation, any applicable usury or similar law), rule, regulation, judgment, decree or order binding on Borrowers or affecting the property of Borrowers requires any consent under, or would in any way prevent the execution, delivery or carrying out of the terms of, this Agreement and the other Loan Documents, and the taking of any such action will not constitute a default under or result in the creation or imposition of, or obligation to create any Lien upon the property of Borrowers pursuant to the terms of any of the mortgages, indentures, notes, contracts or agreements listed on **Schedule 6.12** hereto or any additional mortgage, indenture, note, contract or agreement involving obligations of Borrowers in excess of One Hundred Thousand Dollars ($100,000).

6.18 Finder's Fee. Borrowers hereby warrant and represent that, Borrowers have not dealt with any Person who is or may be entitled to any finder's fee, brokerage commission, loan commission or other sum in connection with the execution of this Agreement, consummation of the transactions contemplated hereby and the making of the Loans by Lender to Borrowers on and after the Closing Date, and Borrowers do hereby indemnify and agree to hold Lender harmless from and against any and all loss, cost, liability or expense, including reasonable attorneys' fees Lender may suffer or sustain should such warranty or representation prove to be inaccurate in whole or in part.

6.19 Environmental Disclosure. Except as disclosed on **Schedule 6.19**, the operations of Borrowers and each of their Subsidiaries, and to the Borrowers' knowledge, any real property leased by Borrowers or any Subsidiary, comply in all material respects with all federal, state or local laws, ordinances, statutes, rules, regulations or judgments governing the use, storage, treatment, handling, manufacture, transportation or disposal of Hazardous Materials ("***Environmental Laws***"). Except as disclosed on **Schedule 6.19**, (a) none of the operations of Borrowers or any of their Subsidiaries, and to the Borrowers' knowledge no real property leased by Borrowers or any Subsidiary, are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law, (b) to the knowledge of Borrowers, none of the operations of Borrowers or any Subsidiary, and no real property leased by Borrowers or any Subsidiary, are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials, (c) neither Borrowers nor any of their Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or release of a Hazardous Material into the environment, (d) neither Borrowers nor any Subsidiary has contingent liability of which Borrowers have knowledge in connection with any release of any Hazardous Material into the environment. Borrowers will use their properties and assets, and cause their Subsidiaries to use their respective properties and assets, in such a manner as to comply with all Environmental Laws and Borrowers and their Subsidiaries shall not use their respective properties and assets, or allow their respective Subsidiaries to use their property or assets, for the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials other than in accordance with applicable law. Borrowers shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to ensure that (i) none of their respective properties or assets will be designated or identified in any manner pursuant to any Environmental Law as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute and (ii) no Lien arising under any Environmental Law will attach to any revenues or to any real or personal property owned by Borrowers or any of their Subsidiaries.

"**Hazardous Materials**" includes, without limitation, any pollutant, contaminant, oil, petroleum, chemical liquids or solids, flammable explosives, radioactive materials, asbestos, PCB's, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, *et seq.*), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, *et seq.*), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, *et seq.*) and in the regulations adopted and publications promulgated pursuant thereto, or any other

federal, state or local governmental law, ordinance, rule or regulation, as such may be amended from time to time.

6.20 Investment Company Act. Neither Borrowers nor any of their Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

7. AFFIRMATIVE COVENANTS.

On a continuing basis from the date of this Agreement until the Obligations are paid in full and Borrowers have performed all of their other obligations hereunder and under each other Loan Document, Borrowers covenant and agree that Borrowers will:

7.1 Financial and Other Information.

7.1.1 Annual Financial Reports. Furnish to Lender, in form and reporting basis satisfactory to Lender, not later than one hundred and twenty (120) days after the close of each fiscal year of Borrowers, (i) a management letter if one is issued and (ii) audited financial statements of Borrowers on a consolidated basis, and, upon Lender's request, Financial Statements prepared by Borrowers on a consolidating basis (which Borrower prepared consolidating Financial Statements need not be audited), containing the balance sheet of Borrowers as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flow for each such fiscal year and such other comments and financial details as are usually included in similar financial statements; such financial statements shall be prepared according to GAAP and shall be audited by independent certified public accountants of recognized standing selected by Borrowers and certified to audit domestic public companies by the Public Company Accounting Oversight Board, and shall contain an unqualified opinion on such financial statements.

7.1.2 Monthly Financial Statements. Furnish to Lender, in form and reporting basis satisfactory to Lender, not later than thirty (30) days after the end of each calendar month, financial statements on a consolidated and consolidating basis containing the balance sheet of Borrowers as of the end of each such period, a statement of profit and loss and a statement of cash flows. These statements shall be prepared on the same accounting basis and in substantially the same format as the Unaudited Financial Statements (without the requirement to include any footnotes), and the accuracy of the statements shall be certified by a Responsible Person.

7.1.3 Compliance Certificate. Furnish to Lender, no later than thirty (30) days after the end of each calendar quarter, a Compliance Certificate, executed by a Responsible Person, certified as of such date, and confirming that, as of such date:

(a) no Default or Event of Default has occurred and is continuing under the provisions of this Agreement or the Loan Documents including, without limitation, the applicable financial covenants hereof, as to which such Compliance Certificate shall show the calculation thereof in such reasonable detail as Lender shall require; and

(b) the warranties and representations set forth in **Section 6** of this Agreement are true and correct in all respects (or, in the case of a representation or warranty that is not qualified as to materiality, in all material respects) on and as of such date.

7.1.4 Monthly Accounts and Accounts Payable Agings. Furnish to Lender, in form and substance satisfactory to Lender, within thirty (30) days after the end of each calendar month, a report of all Accounts and accounts payable of Borrowers (either consolidated or by operating division), which report shall include, without limitation, an aging of Accounts and accounts payable and give information as to concentrations, delinquencies and other relevant matters, in such detail as Lender shall reasonably require, certified by a Responsible Person.

7.1.5 Borrowing Base Certificate. Furnish to Lender, in form and substance satisfactory to Lender, within thirty (30) days after the end of each fiscal month of Borrowers, a Borrowing Base Certificate.

7.1.6 Accounts and Inventory Audits. At least semi-annually, unless an Event of Default has occurred and is continuing, in which event as often as Lender shall reasonably request, Borrowers shall allow Lender to audit Borrowers' and their Subsidiaries' Accounts and Inventory, with all expenses of such audits to be borne by Borrowers.

7.1.7 Adverse Events. Promptly, and in any event within three (3) Business Days, after Borrowers receive knowledge thereof, inform Lender of (i) the occurrence of any Default or Event of Default, or of any other occurrence which has or could reasonably be expected to have a Material Adverse Effect and (ii) the institution of any litigation or investigation by any Governmental Authority involving an alleged liability (regardless of whether insured) of Borrowers or any of their Subsidiaries equal to or greater than One Hundred Thousand Dollars ($100,000) or any adverse determination in any litigation involving a potential liability of Borrowers or any of their Subsidiaries equal to or greater than One Hundred Thousand Dollars ($100,000).

7.1.8 Reports. If requested by Lender, all reports, notices, proxy statements and other communications, sent by Borrowers or any of their Subsidiaries to their equity investors, and all regular and periodic reports filed by Borrowers or any of their Subsidiaries with any securities exchange, if applicable, the Securities and Exchange Commission, if applicable, the California Secretary of State, the California Department of Corporations, or any governmental authorities succeeding to any or all of the functions of any of said agencies.

7.1.9 Other Information As Requested. Promptly furnish to Lender such other information regarding the operations, business affairs and financial condition of Borrowers and their Subsidiaries as Lender may reasonably request from time to time and permit Lender, its employees, attorneys and agents, to inspect all of the books, records and properties, including leased properties, of Borrowers and their Subsidiaries at any reasonable time.

7.2 Insurance. Keep their insurable properties (including, but not limited to, the Collateral) and the insurable properties of their Subsidiaries adequately insured and maintain (a) insurance against fire and other risks customarily insured against under a broad form coverage policy and such additional risks customarily insured against by companies engaged in

the same or a similar business to that of Borrowers or their Subsidiaries, as the case may be, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance and (d) such other insurance as may be required by law or as may be required in writing by Lender, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes, prepaid for such time period, and written by such companies as may be satisfactory to Lender. All such policies shall contain a provision whereby they may not be canceled or amended except upon thirty (30) days prior written notice to Lender, and all such policies shall name Lender as additional insured and loss payee. Borrowers will promptly deliver to Lender, at Lender's request, evidence satisfactory to Lender that such insurance has been so procured and, with respect to casualty insurance, made payable to Lender. If Borrowers fail to maintain satisfactory insurance as herein provided, Lender shall have the option to do so, and Borrowers agree to repay Lender upon demand, with interest at the Default Rate, all amounts so expended by Lender. Borrowers hereby appoint Lender or any employee or agent of Lender as Borrowers' attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorize Lender or any employee or agent of Lender, on behalf of Borrowers, to adjust and compromise any loss under said insurance and to endorse any check or draft payable to Borrowers in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Obligations; *provided, however*, that Lender shall not be required hereunder so to act.

7.3 **Taxes.** Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Borrowers or any of their Subsidiaries, and their property, except to the extent being contested in good faith and as to which reserves are being maintained in accordance with GAAP, and if requested by Lender, bonded in an amount and manner satisfactory to Lender. If Borrowers shall fail to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Lender shall have the option to do so, and Borrowers agree to repay Lender upon demand, with interest at the Default Rate, all amounts so expended by Lender. Borrowers shall furnish Lender, not later than thirty (30) days after filing, a copy of Borrowers' annual federal tax return.

7.4 **Maintain Existence and Business.** Do or cause to be done all things necessary to preserve and keep in full force and effect Borrowers' and each of their Subsidiaries' corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate Borrowers' and each of their Subsidiaries' business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of Borrowers' and their Subsidiaries' property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

7.5 **Compliance with Laws.** Exercise all due diligence in order to comply in all material respects with the requirements of all applicable laws, rules, regulations, orders, writs, judgments, decrees, determinations and awards of any Governmental Authority, non-compliance with which would reasonably be likely to have a Material Adverse Effect.

7.6 Depository and Operating Accounts. Within thirty (30) days of the Closing Date, maintain all of their depository and operating accounts with Lender.

7.7 Maximum Leverage Ratio. Maintain, on a consolidated basis, as of the last day of each fiscal quarter during the term of this Agreement, a Leverage Ratio of not more than 1.00:1.00.

7.8 Quarterly Net Operating Profit. Maintain, on a consolidated basis, as of the last day of each fiscal quarter during the term of this Agreement, Net Operating Profit for such quarter of at least $200,000.

7.9 Debt Service Coverage Ratio. Maintain, on a consolidated basis, as of the last day of each fiscal quarter during the term of this Agreement, a Debt Service Coverage Ratio of at least 1.20:1.00. For purposes of this covenant, the Debt Service Coverage Ratio shall be measured on a rolling four quarter basis.

7.10 ERISA. (a) At all times meet and cause each of their Subsidiaries to meet the minimum funding requirements of ERISA with respect to the Borrowers' and Subsidiaries' Employee Benefit Plans subject to ERISA; (b) promptly after Borrowers know or have reason to know (i) of the occurrence of any event, which would constitute a Reportable Event or a non-exempt prohibited transaction under ERISA, or (ii) that the PBGC or Borrowers have instituted or will institute proceedings to terminate a Pension Plan, deliver to Lender a certificate of a Responsible Person setting forth details as to such event or proceedings and the action which Borrowers propose to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) furnish to Lender (or cause the plan administrator to furnish Lender) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the IRS by Borrowers not later than thirty (30) days after such report has been so filed.

7.11 Further Assurances. Execute, deliver and perform, and shall cause their Subsidiaries to execute, deliver and perform (in each case, in addition to the obligations and documents which this Agreement expressly requires such Person to execute, deliver and perform) any and all further acts or documents which Lender may reasonably require to give full effect to the purposes of this Agreement or any of the other Loan Documents.

7.12 Landlord Agreements and Warehouse Waivers. Prior to executing a lease agreement with any landlord in the United States, whether for existing leased properties or for new properties leased by Borrowers, use commercially reasonable efforts to obtain a Landlord Agreement in form and substance reasonably satisfactory to Lender. Prior to storing or holding any equipment or Inventory of a Borrower in a warehouse, use commercially reasonable efforts to obtain a warehouse waiver in form and substance reasonably satisfactory to Lender.

7.13 Use of Loan Proceeds. Use the proceeds of any Loan hereunder only for the purposes described in the Recitals to this Agreement.

8. NEGATIVE COVENANTS.

On a continuing basis from the date of this Agreement until the Obligations are paid in full and Borrowers have performed all of their other obligations hereunder and under each other Loan Document, Borrowers covenant and agree that Borrowers, without the prior written consent of Lender, will not, and will not permit any Subsidiary to:

8.1 Distributions. Directly or indirectly declare or make, or incur any liability to make, any Distribution (as defined below) to any Person. For purposes of this Section, a "***Distribution***" means and includes (i) any cash dividend or payment with respect to equity interests, (ii) any acquisition, redemption or other payment in respect of any equity interest, including any warrant, (iii) except as permitted by the Intercreditor and Subordination Agreement, any retirement or repayment of debt securities before their regularly scheduled maturity dates, (iv) any loan or advance to any shareholder, except as permitted in **Section 8.4**, (v) any compensation payment, including any payment based upon Net Income or other measures of economic performance, whether or not designated as a bonus, to a shareholder employee or consultant that is in excess of such employee's or consultant's regular compensation and (vi) any management or other fees paid to any Affiliate except for payments of consulting fees to David Lieberman.

8.2 Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, Lien or charge of any kind upon any of their property or assets (including, without limit, any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease), and including, without limitation, the Collateral, whether now owned or hereafter acquired, other than Permitted Liens.

8.3 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except for (a) the Obligations, (b) Subordinated Debt, (c) existing Indebtedness to the extent set forth on attached **Schedule 8.3**, (d) trade indebtedness incurred and paid in the ordinary course of Borrowers' business, (e) Contingent Obligations to the extent permitted by **Section 8.5** of this Agreement or incurred in connection with *bona fide* interest rate hedging transactions, and (f) Indebtedness secured by Permitted Liens. Permit the Subordinated Debt (as defined in the Intercreditor and Subordination Agreement) to fall below $2,500,000 in aggregate principal amount outstanding.

8.4 Extension of Credit. Make loans, advances or extensions of credit to any Person, except for (a) loans to employees and consultants of Borrowers which shall be on arm's-length terms and do not in the aggregate at any time exceed Fifty Thousand Dollars ($50,000) in principal amount outstanding, (b) sales on open account and otherwise in the ordinary course of Borrowers' business, and (c) loans, advances and extensions of credit existing on the date hereof to the extent set forth on attached **Schedule 8.4**.

8.5 Guaranty Obligations. Guaranty or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment

or discharge of) the Indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by Borrowers in the ordinary course of Borrowers' business for deposit or collection except for guaranties existing on the date hereof to the extent set forth on **Schedule 8.5**.

8.6 Subordinate Indebtedness. Contractually subordinate any Indebtedness due to it from a Person to Indebtedness of other creditors of such Person.

8.7 Inventory. Sell any Inventory on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or any other basis subject to a repurchase obligation or return right, except with respect to returns and mark-downs in the ordinary course of Borrowers' business.

8.8 Transactions With Affiliates. Enter into or be a party to any agreement or transaction with any Affiliate of Borrowers, except (a) as set forth on **Schedule 8.8**, (b) as otherwise permitted hereunder, (c) with respect to the raising of new equity for Borrowers; *provided, however,* that any Indebtedness incurred in connection therewith shall be Subordinated Debt, and (d) in the ordinary course of and pursuant to the reasonable requirements of Borrowers' business and upon fair and reasonable terms that are approved by Borrowers' board of directors or other governing body, and no less favorable to Borrowers than Borrowers would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrowers; *provided*, that, upon request by Lender, Borrowers shall deliver a written list of any or all transactions, existing at the time of the request, between Borrowers and any Affiliate and if further requested by Lender, fully disclose the terms thereof in detail reasonably acceptable to Lender.

8.9 Property Transfer, Merger or Lease-Back. (a) Sell, transfer, convey, assign or otherwise dispose of any of their properties or other assets, other than (i) the sale of Inventory in the ordinary course of Borrowers' business or (ii) the sale or sales of obsolete or excess equipment, whether in a single transaction or a series of transactions, with an aggregate book value of not more than One Hundred Thousand Dollars ($100,000) in any fiscal year; (b) change their name, consolidate with or merge into any other Person, permit another Person to merge into them, acquire all or substantially all of the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify any of their capital stock or membership interests; or (c) enter into any sale-leaseback transaction except with respect to financing equipment in an amount not to exceed $100,000 per year (provided that any sale-leaseback transaction permitted by this clause shall reduce the aggregate amount of Indebtedness permitted to be outstanding by clause (f) of the definition of "Permitted Liens").

8.10 Acquisitions and Investments. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in any other Person or all or any substantial part of the business or assets of any other Person not approved in writing by Lender, except for (a) the common stock or membership interests of its Subsidiaries; and (b) certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000.00 and direct obligations of the United States government maturing within one year from the date of acquisition thereof.

8.11 Pension Plan. (a) Allow any fact, condition or event to occur or exist with respect to any Pension Plan which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of Borrowers or any of their Subsidiaries to the PBGC which, in the opinion of Lender, will have a Material Adverse Effect.

8.12 Negative Pledge Agreements. Permit the inclusion in any contract to which either Borrower becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrowers' rights or interests in any Collateral.

8.13 Creation of Subsidiaries. Except for those Subsidiaries set forth on **Schedule 6.16**, create or permit the existence of one or more Subsidiaries. Notwithstanding the foregoing, if any additional Subsidiary is created or acquired, Borrowers shall cause such Subsidiary to execute a guaranty of the Obligations in form and substance satisfactory to Lender and Collateral Documents (as applicable to such Subsidiary)), and shall pledge 100% of the capital stock or other equity interests in such Subsidiary pursuant to a Pledge Agreement.

8.14 Misrepresentation. Furnish Lender with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

8.15 Prepayment or Modification of Certain Agreements. Except as specifically permitted hereunder or in the Intercompany Subordination Agreement, the Intercreditor and Subordination Agreement, or any other agreement governing the terms of Subordinated Debt, Borrowers shall not, and shall not permit any of their Subsidiaries to, without the prior written approval of Lender, make any voluntary or optional payment or prepayment on, or redemption or acquisition for value of, or any modification of any Subordinated Debt or debt or equity obligation owing to a shareholder (including by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due or by setting off any obligation owing to it against any Indebtedness or equity obligations in favor of a third party) or make any other prepayment on any Indebtedness other than the Obligations.

8.16 Organizational Documents. Without Lender's prior written consent, which consent shall not be unreasonably withheld, amend, supplement or modify any of the terms or conditions contained in or applicable to its certificate or articles of incorporation, bylaws or other organizational documents.

8.17 Change in Jurisdiction of Organization. Change its jurisdiction of incorporation or organization from the state where it is incorporated or organized on the Closing Date without thirty (30) days prior written notice to Lender.

8.18 Margin Stock. Apply any of the proceeds of the Loans to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

9. Events of Default – Enforcement – Application of Proceeds.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

9.1.1 Failure to Pay Monies Due. (i) If Borrowers shall fail to pay, when due, any principal or interest under the Note or any taxes or other amount payable by Borrowers under this Agreement or (ii) if Borrowers or any of their Subsidiaries shall fail to pay, when due, any other Obligations of Borrowers or any Indebtedness, obligation or liability whatsoever of their Subsidiaries to Lender and, in each case, such failure shall not have been cured within three (3) Business Days thereafter.

9.1.2 Misrepresentation. If any warranty or representation of any Borrower or any of its Subsidiaries in connection with or contained in this Agreement or in any other Loan Document, or if any financial data or other information now or hereafter furnished to Lender by or on behalf of any Borrower shall prove to be false or misleading in any material respect. It being recognized by Lender that the projections provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results.

9.1.3 Noncompliance With Agreement. If any Borrower or any of its Subsidiaries shall fail to perform in the time and manner required any of its obligations or covenants under, or shall fail to comply with any of the provisions of, this Agreement, any other Loan Document, or any other agreement with Lender to which it may be a party, which failure does not involve the failure to make a payment when due (be it principal, interest, taxes, insurance or otherwise) and, unless such is a failure to comply with **Section 7.2** (for which a three (3) day cure period shall be applicable) or **Article 8** (for which no cure period shall be applicable) of this Agreement, which is not cured by Borrowers within thirty (30) days after the earlier of the date of notice to Borrowers by Lender of such Default or the date Lender is notified, or should have been notified pursuant to the Borrowers' obligation under **Section 7.1.8** hereof, of such Default.

9.1.4 Other Defaults. If any Borrower or any of its Subsidiaries shall default in the payment when due of any of its Indebtedness (other than to Lender) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Indebtedness, or any other material agreement and such default be continued for a period sufficient to permit acceleration of such Indebtedness.

9.1.5 Judgments. If there shall be rendered against any Borrower or any of its Subsidiaries one or more judgments or decrees involving an aggregate liability of One Hundred Thousand Dollars ($100,000) or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive; or if a writ of attachment or garnishment against any property of any Borrower or any of its Subsidiaries shall be issued and levied in an action claiming One Hundred Thousand Dollars ($100,000) or more and not released or appealed and bonded in an amount and manner satisfactory to Lender within thirty (30) days after such issuance and levy.

9.1.6 Business Suspension, Bankruptcy, Etc. If any Borrower or any of its Subsidiaries shall voluntarily suspend transaction of its business; or if any Borrower or any of its Subsidiaries shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of any Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced or shall be commenced against any Borrower or any of its Subsidiaries and shall not be discharged within thirty (30) days of commencement; or a receiver, trustee or custodian shall be appointed for any Borrower or any of its Subsidiaries or for any substantial portion of their respective properties or assets.

9.1.7 Change of Ownership. If there is a cumulative change of fifty percent (50%) or greater in ownership or control of Borrowers as existing on the Closing Date, whether by reason of death, merger, consolidation, sale or purchase of stock or other equity interests or assets or otherwise.

9.1.8 Inadequate Funding or Termination of Employee Benefit Plan(s). If any Borrower or any of its Subsidiaries shall fail to meet its minimum funding requirements under ERISA with respect to any Employee Benefit Plan established or maintained by it, or if any such plan shall be subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of any Borrower or any of its Subsidiaries to the PBGC which in the reasonable determination of Lender will have a Material Adverse Effect.

9.1.9 Occurrence of Certain Reportable Events. If there shall occur, with respect to any Pension Plan maintained by any Borrower or any of its Subsidiaries any Reportable Event which Lender shall determine constitutes a ground for the termination of any such plan, and if such event continues for thirty (30) days after Lender gives written notice to any Borrower, *provided* that termination of such plan or appointment of such trustee would, in the opinion of Lender, have a Material Adverse Effect.

9.1.10 Material Adverse Effect. If there shall have been a change in the assets, liabilities, financial condition, operations or affairs of any Borrower or any of its Subsidiaries, other than changes in the ordinary course of its business, which, either individually or in the aggregate, has had a Material Adverse Effect.

9.2 Acceleration of Obligations; Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may (i) declare all Obligations due and payable in full immediately without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived, provided however, upon the occurrence of an Event of Default described in **Section 9.1.6** above, all Obligations shall become immediately due and payable without any action by Lender, and (ii) cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, any other Loan Document or under any other agreement between Borrowers and Lender. Unless all of the Obligations are then immediately fully paid, Lender shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, the Collateral Documents, or any other document contemplated hereby or for which provision is made by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise

dispose of any or all of the Collateral and to set off against the Obligations any amount owing by Lender to Borrowers and/or any property of Borrowers in possession of Lender. Borrowers agree, upon request of Lender, to assemble the Collateral and make it available to Lender at any place reasonably designated by Lender.

9.3 Interest Rate Increase. After the occurrence and during the continuance of an Event of Default, or, after the scheduled maturity of the Obligations, at Lender's option, without the necessity of demand or notice, interest shall accrue at a rate equal to three percent (3%) per annum plus the rate otherwise prevailing hereunder (the "***Default Rate***"), but in no event to exceed the Legal Rate.

9.4 Application of Proceeds. All of the Obligations shall constitute one loan secured by Lender's security interest in the Collateral and by all other security interests, mortgages, Liens, claims and encumbrances now and from time to time hereafter granted from Borrowers to Lender. Upon the occurrence of an Event of Default which is not cured within the applicable cure period, if any, provided under **Section 9.1**, Lender may in its sole discretion apply the Collateral to any portion of the Obligations. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Lender, first to all expenses authorized by the UCC or otherwise in connection with the sale and all reasonable attorneys' fees and legal expenses incurred by Lender; the balance of the proceeds of such sale or other disposition shall be applied to the payment of the Obligations, first to interest, then to principal, then to other Obligations and the surplus, if any, shall be paid over to Borrowers or to such other Person or Persons as may be entitled thereto under applicable law. Borrowers shall remain liable for any deficiency, which Borrowers shall pay to Lender immediately upon demand.

9.5 Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Obligations as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Lender from pursuing any other remedy for the recovery of any other sum to which Lender may be or become entitled for the breach of this Agreement by Borrowers.

9.6 Payable Upon Demand. To the extent that any of the Obligations are payable upon demand, nothing contained in this Agreement or any other Loan Document shall be construed to prevent Lender from making demand, without notice and with or without reason, for immediate payment of all or any part of such Obligations at any time or times, whether or not a Default or an Event of Default has occurred.

10. AMENDMENTS AND WAIVERS; ASSIGNMENTS, PARTICIPATIONS, ETC.

10.1 Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Lender, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

10.2 Assignments, Participations, Etc.

(a) Lender shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights and benefits hereunder.

(b) Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by Borrowers and provided to it by Borrowers in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use or disclose any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by Lender, or (ii) was or becomes available on a non-confidential basis from a source other than Borrowers, *provided* that such source is not bound by a confidentiality agreement with Borrowers known to Lender; *provided, however,* that Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which Lender is subject or in connection with an examination of Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to Lender's independent auditors and other professional advisors, *provided* that such auditors and professional advisors shall be required to similarly protect the confidentiality of such information. Notwithstanding the foregoing, Borrowers authorizes Lender to disclose to any participant or assignee (each, a "***Transferee***") and to any prospective Transferee, such financial and other information in Lender's possession concerning Borrowers which has been delivered to Lender pursuant to this Agreement or which has been delivered to Lender by Borrowers in connection with Lender's credit evaluation of Borrowers prior to entering into this Agreement; *provided* that, unless otherwise agreed by Borrowers, such Transferee agrees in writing with Lender to keep such information confidential to the same extent required of Lender hereunder.

(c) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, Lender may assign all or any portion of the Loans or Note held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, *provided* that any payment in respect of such assigned Loans or Note made by Borrowers to or for the account of the assigning or pledging bank in accordance with the terms of this Agreement shall satisfy Borrowers' obligations hereunder in respect to such assigned Loans or Note to the extent of such payment. No such assignment shall release Lender from its obligations hereunder.

11. MISCELLANEOUS.

11.1 Obligations of Borrowers. Each Borrower agrees that it is jointly and severally liable to Lender for payment and performance in full of the Obligations and that such liability is independent of the duties, obligations and liability of the other Borrower. Without limiting the foregoing, each Borrower agrees that its liability hereunder shall be the immediate, direct, and primary obligation of such Borrower and shall not be contingent upon Lender's exercise or enforcement of any remedy it may have against the other Borrower or any other Person, or

against the Collateral or any other security for the Obligations. Without limiting the generality of the foregoing, the Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall any Borrower be exonerated or discharged by, any of the following events:

(a) Insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, death, liquidation, winding up or dissolution of the other Borrower or any guarantor of the Obligations;

(b) Any limitation, discharge, or cessation of the liability of the other Borrower or any guarantor of the Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of the documents evidencing the Obligations or any guaranty of the Obligations;

(c) Any merger, acquisition, consolidation or change in structure of the other Borrower or any guarantor of the Obligations or any sale, lease, transfer or other disposition of any or all of the assets or equity interests of the other Borrower or any guarantor of the Obligations;

(d) Any assignment or other transfer, in whole or in part, of Lender's interests in and rights under this Agreement or any of the other Loan Documents, including any assignment or other transfer, in whole or in part, of Lender's interests in and to the Collateral;

(e) Any claim, defense, counterclaim or setoff, other than that of prior performance, that the other Borrower or any guarantor of the Obligations may have or assert, including, but not limited to, any defense of incapacity or lack of corporate or other authority to execute any documents relating to the Obligations or the Collateral;

(f) Lender's amendment, modification, renewal, extension, cancellation or surrender of any agreement, document or instrument relating to this Agreement, the Obligations or the Collateral, or any exchange, release, or waiver of any Collateral;

(g) Lender's exercise or nonexercise of any power, right or remedy with respect to the Obligations or the Collateral, including, but not limited to, the compromise, release, settlement or waiver with or of the other Borrower or any other Person;

(h) Lender's vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Obligations or the Collateral; or

(i) Any impairment or invalidity of the Collateral or any failure to perfect any of Lender's Liens thereon.

11.2 Suretyship Waivers. Each Borrower hereby expressly waives (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting such Borrower's liability under the Loan Documents; (b) discharge due to any disability of the other Borrower; (c) any defenses of the other Borrower to obligations under the Loan Documents not arising under the express terms of the Loan Documents or from a material breach thereof by Lender which under applicable law has the effect of discharging the other Borrower from the

Obligations as to which this Agreement is sought to be enforced; (d) the benefit of any act or omission by Lender which directly or indirectly results in or aids the discharge of the other Borrower from any of the Obligations by operation of law or otherwise; (e) except as expressly provided herein, all notices whatsoever, including, without limitation, notice of acceptance of the incurring of the Obligations; (f) any right it may have to require Lender to disclose to it any information that Lender may now or hereafter acquire concerning the financial condition or any circumstances that bears on the risk of nonpayment by the other Borrower, including, without limitation, the release of the other Borrower from its Obligations hereunder; and (g) any requirement that Lender exhaust any right, power or remedy or proceed against the other Borrower or any other security for, or any guarantor of, or any other party liable for, any of the Obligations, or any portion thereof. Each Borrower specifically agrees that it shall not be necessary or required, and such Borrower shall not be entitled to require, that Lender (i) file suit or proceed to assert or obtain a claim for personal judgment against the other Borrower for all or any part of the Obligations; (ii) make any effort at collection or enforcement of all or any part of the Obligations from the other Borrower; (iii) foreclose against or seek to realize upon any security now or hereafter existing for all or any part of the Obligations; (iv) file suit or proceed to obtain or assert a claim for personal judgment against the other Borrower or any guarantor or other party liable for all or any part of the Obligations; (v) exercise or assert any other right or remedy to which Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of the other Borrower before or as a condition of enforcing the liability of such Borrower under this Agreement or the Note. Without limiting the generality of the foregoing, each Borrower expressly waives the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432.

Without limiting the foregoing in any way, each Borrower hereby irrevocably waives and releases:

(a) Any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of the other Borrower, which right of marshaling might otherwise arise from any such payments made or obligations performed;

(b) Until such time as the Obligations have been satisfied in full, any and all rights that would result in such Borrower being deemed a "creditor" under the Bankruptcy Code of the other Borrower or any other Person, on account of payments made or obligations performed by such Borrower; and

(c) Until such time as the Obligations have been satisfied in full, any claim, right or remedy which it may now have or hereafter acquire against the other Borrower that arises hereunder and/or from the performance by it hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of Lender against the other Borrower or any collateral security which Lender now has or may hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise (including without limitation under **Section 11.4**).

11.3 Real Property Security Waivers. Each Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a lien or liens upon real property evidenced by certain documents including, without limitation, deeds of trust. Lender may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said liens by means of judicial or nonjudicial sale or sales. Each Borrower agrees that Lender may exercise whatever rights and remedies it may have with respect to said real property security, all without affecting the liability of any Borrower hereunder, except to the extent Lender realizes payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lender's right to proceed in any other form of action or against any Borrower or any other Person, or diminish the liability of any Borrower, or affect the right of Lender to proceed against any Borrower for any deficiency, except to the extent Lender realizes payment by such action, notwithstanding the effect of such action upon any Borrower's rights of subrogation, reimbursement or indemnity, if any, against the other Borrower or any other Person. Without limiting the generality of the foregoing, each Borrower expressly waives all rights, benefits and defenses, if any, applicable or available to such Borrower under (a) California Civil Code Sections 2787 to 2855, inclusive, 2899, and 3433 and (b) either California Code of Civil Procedure Sections 580a or 726, which limit the amount of any deficiency judgment which may be recovered following either a judicial or nonjudicial foreclosure sale. Without limiting the generality of the foregoing, each Borrower further expressly waives all rights, benefits and defenses, if any, applicable or available to such Borrower under either California Code of Civil Procedure Sections 580b, providing that no deficiency may be recovered on a real property purchase money obligation, or 580d, providing that no deficiency may be recovered on a note secured by a deed of trust on real property if the real property is sold under a power of sale contained in the deed of trust.

11.4 Right of Contribution. Each Borrower under this Agreement together desire to allocate between themselves, in a fair and equitable manner, the Obligations. Accordingly, in the event any payment or distribution is made on any date by any Borrower in respect of any Obligation (a "***Funding Borrower***") that exceeds its Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrower's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrower's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "Fair Share" means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Borrower to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by the Funding Borrower in respect of the Obligations. "Fair Share Shortfall" means, with respect to a Borrower as of any date of determination, the excess, if any, of the Fair Share of such Borrower over the Aggregate Payments of such Borrower. "Adjusted Maximum Amount" means, with respect to a Borrower as of any date of determination, the largest amount that would not render its Obligations subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law; provided that, solely for purposes of calculating the "Adjusted Maximum Amount" with respect to any Borrower for purposes of this **Section 11.4**, any assets or liabilities of such Borrower arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution

hereunder shall not be considered as assets or liabilities of such Borrower. "Aggregate Payments" means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of the Obligations (including, without limitation, in respect of this **Section 11.4**) minus, (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this **Section 11.4**. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation between Borrowers of their obligations as set forth in this **Section 11.4** shall not be construed in any way to limit the liability of any Borrower hereunder or under any other Loan Document.

11.5 No Waiver by Lender. No failure or delay on the part of Lender in the exercise of any power, right or privilege under this Agreement, the Note, or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.6 Entire Agreement; Construction.

(a) This Agreement, the Note, and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement among Borrowers and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(b) This Agreement is the result of negotiations between and has been reviewed by Borrowers and Lender and their respective counsel; *accordingly*, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrowers or Lender. Borrowers and Lender each severally agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrowers' or Lender's actual intentions.

11.7 Indemnification. To the fullest extent permitted by law, Borrowers agree to protect, indemnify, defend and hold harmless Lender and each of its directors, officers, employees and agents and any Person who controls any of them within the meaning of the federal, state and foreign securities laws (each an "***Indemnitee***" and collectively, the "***Indemnitees***") from and against any liabilities, losses, obligations, damages, penalties, expenses or costs of any kind or nature and from any suits, judgments, claims or demands (including in respect of or for reasonable fees and other disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto) based on any federal, state, local or foreign law or other statutory regulation, including securities, environmental and commercial law or other statutory regulation, which arises under common law or at equitable cause or on contract or otherwise on account of or in connection with any matter or thing or any action or failure to act by Indemnitees, or any of them, arising out of or relating to the Loan Documents or any agreement or instrument contemplated by the Loan Documents, except to the extent such liability arises from the willful misconduct or gross negligence of any of the Indemnitees (collectively,

the "***Indemnified Matters***"). Upon receiving knowledge of any suit, claim or demand asserted by any Person that Lender believes is covered by this indemnity, Lender shall give Borrowers written notice of the matter and an opportunity to defend it, at Borrowers' sole cost and expense, with legal counsel reasonably satisfactory to Lender. Lender may also require Borrowers to defend the matter. The obligations of Borrowers under this **Section 11.7** shall survive the payment and performance of Borrowers' obligations hereunder and the termination of this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this **Section 11.7** may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

11.8 Notices.

(a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, *provided* that any matter transmitted by Borrowers by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to Borrowers or Lender, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to Borrowers and Lender.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery, except that notices pursuant to **Sections 2** or **9** shall not be effective until actually received by Lender.

(c) Borrowers and Lender acknowledge and agree that any agreement of the parties to receive certain notices by telephone and facsimile is for their mutual benefit and convenience. Any party shall be entitled to rely on the authority of any Person purporting to be a Person authorized by any other party to give such notice and the party relying on such authorization shall not have any liability to any other Person on account of any action taken or not taken by such party in reliance upon such telephonic or facsimile notice. The obligation of Borrowers to repay the Loans shall not be affected in any way or to any extent by any failure by Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in the telephonic or facsimile notice.

11.9 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or

thereof by each of the parties hereto or thereto, delivery of each such counterpart to Lender, and notification to Borrowers by Lender that Lender has received each such counterpart.

11.10 Equitable Relief. Borrowers recognize that, in the event Borrowers fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, the Note, or any of the other Loan Documents, any remedy at law may prove to be inadequate relief to Lender; therefore, Borrowers agree that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.11 Costs and Expenses. Borrowers shall, whether or not the transactions contemplated hereby shall be consummated, and in addition to costs and expenses required to be paid on the Closing Date under **Section 2.5.1**:

(a) pay or reimburse Lender within thirty (30) days after demand for all costs and expenses incurred by Lender in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Loan Document and any other documents prepared in connection herewith (including any commitment letter and related documents preceding this Agreement) or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by Lender with respect hereto and thereto;

(b) pay or reimburse Lender within thirty (30) days after demand for all costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by Lender; and

(c) pay or reimburse Lender within thirty (30) days after demand for all reasonable audit, environmental inspection and review, search and filing, registration and recording, costs, fees and expenses, incurred or sustained by Lender in connection with the matters referred to under clauses **(a)** and **(b)** of this **Section 11.11**.

11.12 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrowers shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

11.13 Marshalling; Payments Set Aside. Lender shall be under no obligation to marshal any assets in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations. To the extent that (a) Borrowers make a payment or payments to Lender, or (b) Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under Title 11 of the United States Code or under any other similar federal or state law, common law or equitable cause, then to the extent of such recovery the obligation or

part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.14 No Set-Offs by Borrowers. All sums payable by Borrowers pursuant to this Agreement, the Note, or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

11.15 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Lender.

11.16 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.17 Severability. Whenever possible, each provision of this Agreement, the Note, and each of the other Loan Documents shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Agreement, the Note, or any of the other Loan Documents shall be invalid, illegal or unenforceable under the applicable law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.18 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrowers and Lender, and their permitted successors and assigns, and except as otherwise expressly provided in this Agreement, no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Lender shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

11.19 Relationship of Parties. The relationship between Borrowers, on the one hand, and Lender, on the other, is, and at all times shall remain, solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or joint venturer of Borrowers or any of their Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or of Borrowers' Affiliates, or to owe any fiduciary duty to Borrowers or of Borrowers' Affiliates. Lender does not undertake or assume any responsibility or duty to Borrowers or any of Borrowers' Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrowers or any of their Affiliates of any matter in connection with their property, any Collateral held by Lender or the operations of Borrowers or any of their Affiliates. Borrowers and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrowers nor any of their Affiliates are entitled to rely thereon.

11.20 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

11.21 Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, Borrowers hereby agree not to seek from Lender punitive damages under any theory of liability.

11.22 Governing Law. Except as otherwise expressly provided in any of the Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

11.23 Personal Jurisdiction. Borrowers hereby irrevocably agree that any legal action or proceeding with respect to this Agreement, the other Loan Documents or any of the agreements, documents or instruments delivered in connection herewith or therewith may be brought in the courts of the State of California or of the United States of America for the Northern District of California as Lender may elect, which jurisdiction shall be exclusive, unless waived by Lender in writing, with respect to any action or proceeding brought by Borrowers against Lender. Borrowers hereby waive, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of *forum non conveniens*.

11.24 Waiver of Jury Trial. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

11.25 Judicial Reference.

(a) In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a "***Claim***") between the parties arising out of or relating to this Agreement or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("***CCP***"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference

proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "***Court***").

(c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the

obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (C) ABOVE.

11.26 USA Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "***Act***"), certain lenders are required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such lenders to identify the Borrowers in accordance with the Act. The Borrowers hereby: (a) represent that all of the written information that the Borrowers have provided to Lender in connection with the Loans, was true, correct and complete in all material respects at the time it was given; (b) agree to provide any information deemed necessary

by the anti-money laundering compliance officer of Lender in his sole discretion (except information that (i) the Borrowers do not possess, (ii) is confidential, or (iii) for which the Borrowers are under an obligation not to disclose) to comply with the Act, Lender's anti-money laundering program and related responsibilities from time to time and warrant that all such information provided will be true, correct and complete at the time provided; (c) represent that they are entering into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby solely for their own account, risk and beneficial interest and not for the account or beneficial interest of any third party; (d) represent to their knowledge that (i) they are not an individual, entity or organization identified on (A) any Office of Foreign Assets Control ("***OFAC***") "watch list", including, without limitation, OFAC's list of Specially Designated Nationals and Blocked Persons, or (B) any Federal Bureau of Investigation "watch list" or Bureau of Industry and Security list of unverified persons or denied persons, and they are not an affiliate of any kind with such an individual, entity or organization; (ii) they do not have a shell bank or offshore bank; and (iii) they are not Persons (A) resident in or whose funds are transferred from or through, or (B) who have operations in, a jurisdiction identified as non-cooperative by the Financial Action Task Force or sanctioned by OFAC.

[Remainder of page intentionally left blank]

WITNESS the due execution of this Senior Secured Credit Agreement by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWERS:

DATASCENSION, INC., a Nevada corporation

By: Scott Kincer
Name: Scott Kincer
Title: CEO

Notices to be sent to:
407 W. Imperial Hwy, Suite H314
Brea, CA 92821
Attn: Scott Kincer, Chief Executive Officer
Telephone: (714) 875-6668
Facsimile: (___) __________

DATASCENSION, INC., a California corporation

By: Scott Kincer
Name: Scott Kincer
Title: CEO

Notices to be sent to:
407 W. Imperial Hwy, Suite H314
Brea, CA 92821
Attn: Scott Kincer, Chief Executive Officer
Telephone: (714) 875-6668
Facsimile: (___) __________

LENDER:

COMERICA BANK

By: Dane Dobrinich
Name: Dane Dobrinich
Title: Corporate Banking Officer

Lender's Payment Office:

Comerica Bank
Two Embarcadero Center, Suite 300
San Francisco, CA 94111

***Notices to be sent to*:**

Comerica Bank
75 East Trimble Road
Mail Code 4774
San Jose, CA 95131
Attn: Operations Manager
Fax: (408) 556-5899

With a copy to:

Comerica Bank
Two Embarcadero Center, Suite 300
San Francisco, CA 94111
Attn: Dane Dobrinich
Tel: (415) 477-3265
Fax: (415) 477-3270

TABLE OF CONTENTS

PAGE

List of Exhibits

LIST OF SCHEDULES

Schedule 5.1.2 - States Where Borrowers are Doing Business

California

Nevada

Schedule 6.4 - Actions, Suits and Proceedings

There are no pending proceedings. There is a claim from a former consultant Wall Street Resources, for fees due for services rendered, that the Company believes will settle for less than $50,000.

Schedule 6.5 - Leased Properties

None.

Schedule 6.9 - Taxes

Federal income tax returns for 2004 and 2005 filed in early 2007, but no income taxes, interest or penalties were due. California state tax returns in process and should be filed through 2006 by September 7, 2007.

Schedule 6.12 - Material Agreements

Date	Name	Term	Orig. Amount	Current Balance
1/24/2006	Edwin Mineo Saiki	24 months	$100,000.00	$ 27,860.42
10/27/2006	Edwin Mineo Saiki and Yoko Saiki	30 months	$250,000.00	$ 61,505.63
5/29/2007	Longview	3 months	$250,000.00	$325,000.00
6/1/2006	First Premier Capital	36 Months	$339,624.00	$207,548.00
	Scott Kincer	Salary	$275,000.00	$275,000.00
	Joey Harmon	Base Salary plus 1% on some contracts	$140,000.00	$140,000.00

Schedule 6.14 - Employee Benefit Plans

401 K

Medical Insurance

Schedule 6.16 - Subsidiaries

Datascension, Inc., a California corporation

Schedule 6.19 - Environmental Disclosures

None.

Schedule 8.2 - Existing Liens

Existing Security Interests with Longview Fund, L.P. and Alpha Capital.

[HAZEL – LIST ANY OTHER LIENS]

Schedule 8.3 - Existing Indebtedness

	Current	1 - 30	31 - 60	61 - 90	> 90	TOTAL
AireSpring	0.00	6,608.63	0.00	0.00	0.00	6,608.63
American Express - Business Gold	0.00	25,524.37	0.00	0.00	0.00	25,524.37
CFMC	3,383.35	5,128.90	3,383.35	0.00	0.00	11,895.60
Dominican Republic - Payroll	0.00	0.00	0.00	0.00	0.90	0.90
First Premier Capital	0.00	3,985.84	0.00	0.00	0.00	3,985.84
Global Telecom Solutions	0.00	43,907.63	0.00	0.63	0.00	43,908.26
Larry O'Donnell	0.00	20,950.00	0.00	0.00	0.00	20,950.00
Manning Media International	3,629.62	1,560.00	0.00	0.00	0.00	5,189.62
Misc	0.00	0.00	0.00	0.00	0.00	0.00
Orbis Global Solutions	10,150.00	0.00	0.00	0.00	0.00	10,150.00
OTX	0.00	23,802.00	158,864.00	0.00	0.00	182,666.00
Rococo Investments	0.00	82,488.50	0.00	0.00	0.00	82,488.50
SPSS	0.00	0.00	0.00	0.00	30,000.00	30,000.00
STS	14,925.65	0.00	0.00	0.00	0.00	14,925.65
TOTAL	32,088.62	213,955.87	162,247.35	0.63	30,000.90	438,293.37

Schedule 8.4 - Existing Loans and Advances

NONE

Schedule 8.5 - Guaranty Obligations

NONE

Schedule 8.8 - Transactions with Affiliates

Sandelman –
David Lieberman-

INTERCREDITOR AND SUBORDINATION AGREEMENT

This INTERCREDITOR AND SUBORDINATION AGREEMENT (this "Agreement"), dated as of August 30, 2007 is entered into by and among Comerica Bank ("Bank"), Barbara R. Mittman, collateral agent under the Collateral Agent Agreement referred to below (the "Collateral Agent"), the Noteholders (as defined below) signatory hereto and Datascension, Inc., a Nevada corporation, and Datascension, Inc., a California corporation (collectively, "Borrower").

WITNESSETH:

WHEREAS, Bank and Borrower have entered into a Senior Secured Credit Agreement (as amended, the "Credit Agreement") dated as of August 30, 2007 pursuant to which Bank has agreed to extend and make available to Borrower certain advances of money upon the terms and conditions set forth therein (as such agreement may be amended, restated, amended and restated, extended, supplemented or otherwise modified, from time to time at the option of the parties thereto, and any other agreements pursuant to which any of the indebtedness, commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced as any such other agreements may from time to time at the option of the parties thereto be amended, restated, amended and restated, supplemented, renewed or otherwise modified, being collectively referred to herein as the "Senior Facility"); and

WHEREAS, the Borrower and Collateral Agent (in her capacity as collateral agent and any successor collateral agent thereunder) have entered into a Collateral Agent Agreement dated November 17, 2004 ("Collateral Agent Agreement") relating to a security interest granted to the Collateral Agent on behalf of Noteholders (as defined below) in Collateral (as defined in the Noteholder Collateral Documents (as defined below) and referred to herein collectively as "Noteholder Collateral" (as further defined below) in connection with Obligations (as defined in the Noteholder Collateral Documents and referred to herein collectively as "Secondary Priority Lien Obligations" (as further defined below) arising under and in connection with the Notes (defined below);

WHEREAS, Bank requires that Collateral Agent subordinate, and the Collateral Agent has agreed to subordinate, its rights to payment and security interest and lien under the Notes, and Noteholder Collateral Documents to the security interest and lien of the Bank in the Common Collateral, and to the Bank's rights and remedies as a secured party related thereto, all on the terms set forth herein; and

WHEREAS, it is a condition to the Credit Agreement that Bank, the Collateral Agent (for itself and for the benefit the Noteholders (as defined herein)) enter into this Agreement and Borrower acknowledge and agree to the same;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural form of the terms indicated):

"Accounts Receivable Collateral" shall mean "Accounts" as defined in the Credit Agreement.

"Agreement" shall mean this Intercreditor and Subordination Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Bank" shall include, in addition to the Bank as referred to in the recitals hereto, the then acting collateral agent for the Bank (or if there is more than one agent, a majority of them) under the Senior Lender Documents and any successor thereto exercising substantially the same rights and powers, or if there is no acting agent under the Senior Facility, the lenders under the Senior Lender Documents having a majority in principal amount outstanding and committed thereunder.

"Bankruptcy Code" shall mean title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time and any successor statute.

"Borrower" shall herein collectively refer to Datascension, Inc., a Nevada corporation and its subsidiary, Datascension, Inc., a California corporation and their successors.

"Business Day" shall mean a weekday during which banks are generally open in the State of California.

"Certified Borrowing Base" shall mean, as of the date of any advance of funds under Senior Facility, the Borrowing Base (as defined and determined from time to time under the Credit Agreement) as certified by a responsible office of the Borrower and accepted by the Bank or Senior Lenders as the basis for the most recent advance made by the Bank or Senior Lenders.

"Collateral Agent" shall include, in addition to the Collateral Agent referred to in the recitals hereto, the then acting collateral agent under the Collateral Agent Agreement and any successor thereto exercising substantially the same rights and powers, or if there is no acting collateral agent under the Collateral Agent Agreement, the Noteholders holding a majority in principal amount of Notes then outstanding.

"Common Collateral" shall mean all of the assets of the Borrower or any of their Subsidiaries whether real, personal or mixed, constituting both Senior Lender Collateral and Noteholder Collateral.

"Comparable Noteholder Collateral Document" means, in relation to any Common Collateral subject to any Senior Lender Collateral Document, that Noteholder Collateral Document which creates a security interest in the same Common Collateral, granted by the Borrower or their Subsidiaries.

"Discharge of First Priority Lien Obligations" shall mean payment in full in cash of the principal of, interest and premium, if any, on all First Priority Lien Obligations and the termination of any commitments of the Bank under the Senior Facility.

"Equity Issuance" shall mean the issuance of Junior Securities to a Noteholder.

"First Priority Lien Obligations" means the indebtedness and other obligations under the Senior Facility, including, without limitation, all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Senior Facility or other First Priority Lien Obligation whether or not the claim for such interest is allowed as a claim in such Proceeding; provided, however, that First Priority Lien Obligations shall not include principal amounts outstanding to the extent the same shall exceed the Maximum Principal Amount. To the extent any payment with respect to the First Priority Lien Obligations (whether by or on behalf of any borrower, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. For purposes of this definition, all references to indebtedness or obligations of the Borrower shall be deemed to include any such indebtedness or obligations of the Subsidiaries.

"Insolvency or Liquidation Proceeding" shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Borrower or a Subsidiary of the Borrower, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or a Subsidiary of the Borrower or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of the Borrower or a Subsidiary of the Borrower whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower or a Subsidiary of the Borrower.

"Junior Securities" shall mean any equity interest of the Borrower issuable upon exchange, conversion, exercise or surrender of any Second Priority Lien Obligations or Warrant pursuant to the terms of the Noteholder Documents, provided, however, that equity interests redeemable at the option of the holder thereof shall be "Junior Securities" and, provided, further, that such all obligations of the Borrower arising from such equity interests shall be subordinated to the First Priority Lien Obligations at least to the same extent as the Second Priority Lien Obligations are subordinated to the First Priority Lien Obligations hereunder.

"Lien" shall mean, with respect to any asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

"Maximum Principal Amount" shall mean the greater of (i) $3,000,000 and (ii) the Certified Borrowing Base.

"Non Accounts Receivable Collateral" shall mean the Common Collateral excluding the Accounts Receivable Collateral.

"Notes" shall have the meaning set forth in the recitals hereto and as described on Schedule 1 hereto.

"Noteholder" shall mean the Persons holding the Notes or otherwise entitled to the benefit of the Second Priority Lien Obligations.

"Noteholder Collateral" shall mean all of the assets of the Borrower or any of the Borrower's Subsidiaries whether real, personal or mixed, in which the Noteholders or the Collateral Agent or any of them now or hereafter holds a Lien as security for the Second Priority Lien Obligations.

"Noteholder Collateral Documents" shall mean the documents identified on Schedule 2 hereto, and any document or instrument executed and delivered pursuant to any Noteholder Document at any time or otherwise pursuant to which a Lien is granted by the Borrower or their Subsidiaries to secure the Second Priority Lien Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, renewed, restated, extended, supplemented or modified from time to time.

"Noteholder Documents" shall mean the documents identified on Schedule 3 hereto, the Noteholder Collateral Documents, Warrants, and any other related document or instrument executed and delivered pursuant to any Noteholder Document at any time or otherwise evidencing any Obligations, as the same may be amended, renewed, restated, extended, supplemented or modified from time to time.

"Person" shall mean any person, individual, sole proprietorship, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, association, institution, entity or other party, including, without limitation, any government and any political subdivision, agency or instrumentality thereof.

"Recovery" shall have the meaning set forth in Section 6.5 hereof.

"Second Priority Lien Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Notes, the Noteholder Documents, including without limitation, Redemption Amount for Notes called for redemption in accordance with the Notes, the Mandatory Redemption Payment (as defined in the Notes), expenses or any other amounts in respect of each and all of the Notes and all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Borrower under the Notes and Noteholder Documents, in each case whether now or hereafter existing, direct or indirect, absolute or contingent, due or not due, primary or secondary, liquidated or unliquidated, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. For purposes of this definition, all references to indebtedness or

obligations of the Borrower shall be deemed to include any such indebtedness or obligations of the Subsidiaries.

"Senior Facility" shall have the meaning set forth in the recitals hereto.

"Senior Lender Collateral" shall mean all of the assets of the Borrower or any of their Subsidiaries whether real, personal or mixed, which is the subject of a Lien that secures any First Priority Lien Obligation.

"Senior Lender Collateral Documents" shall mean the Senior Facility and any other document or instrument pursuant to which a Lien is granted securing the First Priority Lien Obligations, as the same may be amended, renewed, restated, extended, supplemented or modified from time to time.

"Senior Lender Documents" shall mean the Senior Facility, all documents and instruments evidencing any other obligation under the Senior Facility or any First Priority Lien Obligation and any other related document or instrument executed or delivered pursuant to any Senior Lender Document at any time or otherwise evidencing any First Priority Lien Obligations, as any such document or instrument may from time to time be amended, renewed, restated, extended, supplemented or otherwise modified.

"Senior Lenders" shall mean the Persons holding First Priority Lien Obligations, including, without limitation, the Bank.

"Subsidiary" means a Person more than 50% of the outstanding voting stock or other equity interests of which is owned, directly or indirectly, by the Borrower or by one or more other Subsidiaries, or by the Borrower and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code of the State of California, as amended.

"Warrants" shall mean the common stock purchase warrants issued by Datascension, Inc. to Noteholders as identified on Schedule 4 hereto.

Section 2. Lien and Payment Priorities.

2.1 Lien Subordination. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the Collateral Agent or the Noteholders on the Common Collateral or of any Liens granted to the Bank on the Common Collateral and notwithstanding any provision of the UCC, or any applicable law or the Noteholder Documents or the Senior Lender Documents or any other circumstance whatsoever, the Collateral Agent, on behalf of itself, and the Noteholders, hereby agrees that: (a) any Lien on the Common Collateral securing the First Priority Lien Obligations now or hereafter held by the Bank of the Senior Lenders shall be senior and prior to any Lien on the Common Collateral securing the Second Priority Lien Obligations; and (b) any Lien on the Common Collateral now or hereafter held by

the Collateral Agent or the Noteholders regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing the First Priority Lien Obligations. All Liens on the Common Collateral securing the First Priority Lien Obligations shall be and remain senior to all Liens on the Common Collateral securing the Second Priority Lien Obligations for all purposes, whether or not such Liens securing the First Priority Lien Obligations are subordinated to any Lien securing any other obligation of the Borrower or their Subsidiaries. For the avoidance of doubt, in the event the Collateral Agent or any Noteholder becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing First Priority Lien Obligations on the same basis as the other Liens securing the Second Priority Lien Obligations are so subordinated to such First Priority Lien Obligations under this Agreement. Neither the Collateral Agent nor any Noteholder will take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any of the Common Collateral *pari passu* with or senior to, or to give the Collateral Agent or any Noteholder any preference or priority relative to, the liens in favor of the Bank in respect of the Senior Lender Collateral. For the purposes of the foregoing allocation of priorities, any claim of a right of set-off shall be treated in all respects as a Lien, and no claimed right of set-off shall be asserted by the Collateral Agent or any Noteholder to defeat or diminish the rights or priorities of the Lien of Bank provided for herein.

2.2 Prohibition on Contesting Liens. Each of the Collateral Agent, for itself and on behalf of each Noteholder, and the Bank agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including, without limitation, any Insolvency or Liquidation Proceeding), the unavoidability, priority, validity or enforceability of a Lien held by the Bank in the Senior Lender Collateral or by the Collateral Agent or Noteholders in the Common Collateral, as the case may be.

2.3 No New Liens. So long as the Discharge of First Priority Lien Obligations has not occurred, (a) the parties hereto agree that, after the date hereof, if the Collateral Agent shall hold any Lien on any assets of the Borrower or their Subsidiaries securing the Second Priority Lien Obligations that are not also subject to the First Priority Liens of the Bank under the Senior Lender Documents, the Collateral Agent, upon demand by the Bank, will either release such Lien or assign it to the Bank as security for the First Priority Lien Obligations, provided such assets comprise Noteholder Collateral and the Borrower will cause such assets to become Senior Lender Collateral, (b) the parties hereto agree that, after the date hereof, if the Bank shall hold any Lien on any assets of the Borrower securing the First Priority Lien Obligations that are not also subject to the second-priority Lien of the Collateral Agent under the Noteholder Documents, the Borrower may grant a second-priority Lien on such assets to the Collateral Agent as security for the Second Priority Lien Obligations, and (c) the Borrower agrees not to grant or to permit any of the Subsidiaries to grant any Lien on any of their assets in favor of the Collateral Agent or the Noteholders unless such Borrower, or Subsidiary, has granted a similar Lien on such assets in favor of the Bank.

2.4 Subordination in Right of Payment. The Borrower covenants and agrees, and each Noteholder, likewise covenants and agrees, that all Notes are deemed issued subject to the provisions of this Agreement and to the extent and in the manner hereinafter set forth in this Agreement, the Second Priority Lien Obligations are hereby expressly made subordinate and junior and subject in right of payment to the prior payment in full in cash of all First Priority Lien Obligations now outstanding or hereinafter incurred.

2.5 Blockage of Payment of Second Priority Lien Obligations. Except as expressly permitted in Section 2.6 below, no prepayment may be made on account of any of the Second Priority Lien Obligations, and no Notes shall be redeemed or purchased directly or indirectly by the Borrower (or any of its Subsidiaries), unless and until Discharge of the First Priority Lien Obligations. In addition, no other payment on account of the Second Priority Lien Obligations shall be made if at the time of such payment or purchase or immediately after giving effect thereto, (a) a default in the payment of principal, premium, if any, interest, rent or other obligations in respect of any First Priority Lien Obligations occurs and is continuing (or, in the case of First Priority Lien Obligations for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument or lease evidencing such First Priority Lien Obligations) (a "Payment Default"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or (b) the Borrower shall have received notice (a "Payment Blockage Notice") from the Bank or the holder or holders of First Priority Lien Obligations that there exists under First Priority Lien Obligations a default, which shall not have been cured or waived, permitting the holder or holders thereof to declare such First Priority Lien Obligations due and payable, but only for the period (the "Payment Blockage Period") commencing on the date of receipt of the Payment Blockage Notice and ending on the earlier of (i) the date such default shall have been cured or waived, or (ii) the 180th day immediately following the Borrower's receipt of such Payment Blockage Notice. The Borrower shall resume payments on and distributions in respect of the Notes, including any past scheduled payments of the principal of (and premium, if any) and interest on such Notes to which the holders of the Notes would have been entitled but for the provisions of this Section 2.5 in the case of a Payment Default, on the date upon which such Payment Default is cured or waived or ceases to exist; provided, however, that in each such case (a) and (b) above, such payment shall be permitted only if Bank shall have received a Compliance Certificate in the form required under the Senior Lender Documents current as of a date not more than 5 Business Days prior to such payment showing Borrower's full compliance with the terms of the Senior Lender documents as of such date. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to First Priority Lien Obligations during such period.

2.6 Permitted Payments on Notes. Notwithstanding Section 2.5 above, the Borrower may make and agrees to pay to Longview Fund, L.P., a Noteholder, the principal sum of $250,000 and interest accrued thereon to fully satisfy a promissory note issued by Borrower to Longview Fund, L.P. on May 29, 2007. This payment will not be subject to Section 2.12 herein nor subject to any defeasance in favor of Bank or any Senior Lender.

2.7 Conversions. For the purposes hereof (a) the issuance and delivery of Junior Securities upon conversion of Notes shall not be deemed to constitute a payment or distribution on account of any Second Priority Lien Obligation, and (b) the payment, issuance or delivery of cash (except in satisfaction of fractional shares pursuant to the Notes and Warrants), property or securities (other than Junior Securities) upon conversion of a Note shall be deemed to constitute payment on account of the Second Priority Lien Obligation. Nothing contained in this Agreement including but not limited to Section 3.1, is intended to or shall impair, as among the Borrower, its creditors, the Bank, the Collateral Agent and the Noteholders, the right, which is absolute and unconditional, of any Noteholder to receive Junior Securities upon an Equity Issuance, except that in no event shall Borrower or Longview Fund, L.P. and its affiliates, as noteholders, take any action prior to the Discharge of First Priority Lien Obligations that would

cause the aggregate outstanding principal amount of indebtedness constituting Second Priority Lien Obligations held by Longview Fund, L.P. and its affiliates to be less than $2,500,000.

2.8 Subrogation. Subject to the prior Discharge of First Priority Lien Obligations, the rights of the Noteholders shall be subrogated to the rights of the holders of First Priority Lien Obligations to receive payments or distributions of the assets of the Borrower made on such First Priority Lien Obligations Senior Indebtedness until all principal and interest on the Notes shall be paid in full; and for purposes of such subrogation, no payments or distributions to the holders of First Priority Lien Obligations of any cash, property or securities to which any Noteholder would be entitled except for this Agreement shall, as between the Noteholders and the Borrower and/or its creditors other than the holders of the First Priority Lien Obligations, be deemed to be a payment on account of the First Priority Lien Obligations.

2.9 Rights of Holders Unimpaired. The provisions of this Agreement are and are intended solely for the purposes of defining the relative rights of the holders of the Notes and the holders of First Priority Lien Obligations and nothing in this Agreement shall (a) impair, as between the Borrower and any Noteholders, the obligation of the Borrower, which is unconditional and absolute, to pay to the Noteholders the Second Priority Lien Obligations, in accordance with the terms of the Noteholder Documents or (b) impair, as between the Borrower and Bank, the obligation of the Borrower, which is unconditional and absolute, to pay to the Bank the First Priority Lien Obligations, in accordance with the terms of the Bank Documents.

2.10 Holders of First Priority Lien Obligations. This Agreement will constitute a continuing obligations to all Persons who, in reliance upon such provisions, create, become holders of, or continue to hold, First Priority Lien Obligations; such provisions are made for the benefit of the holders of First Priority Lien Obligations, and such holders are hereby made obligees under such provisions to the same extent as if they were named therein, and they or any of them may proceed to enforce such subordination and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders have agreed in writing thereto.

2.11 Proceeds Held in Trust. In the event that notwithstanding the foregoing, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise) prohibited by the provisions of the Agreement shall be received by the Collateral Agent or any Noteholder before there shall have occurred a Discharge of First Priority Lien Obligations, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the Bank or the holders of First Priority Lien Obligations, as their respective interests may appear, as calculated by the Borrower, for application to, or to be held as collateral for, the payment of any First Priority Lien Obligations remaining unpaid to the extent necessary to pay all First Priority Lien Obligations in full after giving effect to any concurrent payment or distribution to or for the holders of such First Priority Lien Obligations.

2.12 Blockage of Remedies. Subject in all events to the limitations of Section 3 below, if an Event of Default (as defined in the Noteholder Documents) has occurred, neither the Collateral Agent nor any of the Noteholders will commence or join with any creditor of the Borrower or any of its Subsidiaries in asserting or commencing any proceedings to collect or enforce their rights under the Noteholder Documents or take any action to foreclose or realize upon the Second Priority Lien Obligations for a period beginning on the date that Collateral

Agent provides written notice of such Event of Default to Bank and ending on the date that is (a) 180 days following the date of such Event of Default in connection with enforcement against Accounts Receivable Collateral or (b)150 days in connection with (i) enforcement against Non Accounts Receivable Collateral or (ii) any other enforcement action, as the case may be.

2.13 Prior Notice of Acceleration. The Collateral Agent and the Noteholders agree, solely for the benefit of the holders of First Priority Lien Obligations, not to declare the unpaid principal amount of any Note to be due and payable pursuant to any maturity date acceleration right granted to the Noteholders in the Noteholder Documents unless the Bank shall have received not less than five (5) Business Days' prior written notice from the Borrower, the Collateral Agent or any Noteholder of such declaration of acceleration. The Borrower, forthwith upon receipt of any such declaration of acceleration, shall send a copy thereof to the Bank.

Section 3. Enforcement.

3.1 Exercise of Remedies.

(a) Except as permitted pursuant to Section 2.12, so long as the Discharge of First Priority Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower of any Subsidiary of the Borrower, (i) the Collateral Agent and the Noteholders will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral, institute any action or proceeding with respect to such rights or remedies, including, without limitation, any action of foreclosure, contest, protest or object to any foreclosure proceeding or action brought by the Bank, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the Senior Lender Documents or otherwise, or object to the forbearance by the Bank from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral and (ii) the Bank shall have the exclusive right to enforce rights, exercise remedies (including, without limitation, setoff and the right to credit bid their debt) and make determinations regarding release, disposition, or restrictions with respect to the Common Collateral without any consultation with or the consent of the Collateral Agent or any Noteholder (and the Collateral Agent and Noteholders shall be deemed to have consented to any such enforcement, exercise or determination); provided, however, that in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any Subsidiary of the Borrower, the Collateral Agent may file a claim or statement of interest with respect to the Second Priority Lien Obligations. In exercising rights and remedies with respect to the Common Collateral, the Bank and the Senior Lenders may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction. The Collateral Agent and the Noteholders waive any rights they may have to require the Bank to marshall assets.

(b) The Collateral Agent, on behalf of itself and the Noteholders, agrees that it will not take or receive any Common Collateral or any proceeds of Common Collateral in

connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral, unless and until the Discharge of First Priority Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Priority Lien Obligations has occurred, except as expressly provided in Section 2.12 and in the proviso in Section 3.1(a) (ii) above, the sole right of the Collateral Agent and the Noteholders with respect to the Common Collateral is to hold a Lien on the Common Collateral pursuant to the Noteholder Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Priority Lien Obligations has occurred.

(c) Subject to the proviso in Section 3.1(a) (ii) above, (a) the Collateral Agent, for itself or on behalf of the Noteholders, agrees that the Collateral Agent and the Noteholders will not take any action that would hinder any exercise of remedies undertaken by the Bank under the Senior Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and (b) the Collateral Agent, for itself and on behalf of the Noteholders, hereby waives any and all rights it or the Noteholders may have as a junior lien creditor or otherwise to object to the manner in which the Bank seek to enforce or collect the First Priority Lien Obligations or the Liens granted in any of the Senior Lender Collateral.

3.2 Cooperation. Subject to Section 2.13 and the proviso in Section 3.1(a)(ii) above, the Collateral Agent, on behalf of itself and the Noteholders, agrees that, unless and until the Discharge of First Priority Lien Obligations has occurred, it will not commence, or join with any Person (other than the Senior Lenders and the Bank upon the request thereof) in commencing any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it under any of the Noteholder Documents or otherwise.

3.3 Actions in Violation of Agreement. If the Collateral Agent or any Noteholder, in violation of this Agreement, exercises or seeks to exercise any rights or remedies in respect of the Common Collateral against the Borrower or any Subsidiary with respect to the Second Priority Secured Obligations without the prior written consent of Bank, Bank may interpose as a defense or dilatory plea the making of this Agreement and may intervene and interpose such defense or plea in its name or in the name of Borrower or any Subsidiary. Should the Collateral Agent or any Noteholder, in violation of this Agreement, in any way take, or attempt to or threaten to take any action with respect to any Common Collateral in violation of this Agreement (including, without limitation, any attempt to realize upon or enforce any remedy with respect to the Noteholder Documents in violation of this Agreement), or fail to take any action required by this Agreement, Bank (in its own name or in the name of Borrower or any Subsidiary) may obtain relief against the Collateral Agent or such Noteholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Collateral Agent and each Noteholder that (a) the Bank's and holders of the First Priority Lien Obligations damages from its actions may at that time be difficult to ascertain and may be irreparable, and (b) the Collateral Agent and each Noteholder waives any defense that the Borrower, any Subsidiary or Bank cannot demonstrate damage and/or be made whole by the awarding of damages.

3.4 Right to Cure. Collateral Agent and Noteholders may elect at their discretion to act in Borrower's stead to cure any event of default under the Senior Lender Documents but only to the same extent and within the same time periods as available to Borrower, provided,

however, that such right to cure shall in no limit or otherwise affect the rights of the holders of the Bank and holders of the First Priority Lien Obligations or require any notice from any of them to Collateral Agent or Noteholders prior to the exercise of any right or remedy.

Section 4. Payments.

4.1 Application of Proceeds. As long as the Discharge of First Priority Lien Obligations has not occurred, the cash proceeds of Common Collateral received in connection with the sale of, or collection on, such Common Collateral upon the exercise of remedies, shall be applied by the Bank to the First Priority Lien Obligations in such order as specified in the Senior Facility. Upon Discharge of the First Priority Lien Obligations, the Bank shall deliver to the Collateral Agent any proceeds of Common Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct or as may otherwise be required by applicable law.

4.2 Payments Over. Any Common Collateral or proceeds thereof received by the Collateral Agent or any Noteholder in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Bank for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Bank is hereby authorized to make any such endorsements as agent for the Collateral Agent or any such Noteholder. This authorization is coupled with an interest and is irrevocable.

Section 5. Other Agreements.

5.1 Releases.

(a) If in connection with:

(i) the exercise of the Bank's rights or remedies in respect of the Common Collateral provided for in Section 3.1, including any sale, lease, exchange, transfer or other disposition of such Common Collateral;

(ii) any sale, lease, exchange, transfer or other disposition of Common Collateral permitted under the terms of the Senior Facility (whether or not an event of default under, and as defined therein, has occurred and is continuing); or

(iii) any agreement between the Bank and the Borrower to release the Bank's Lien on any portion of the Common Collateral, which release is not otherwise prohibited by the terms of the Noteholder Documents;

the Bank, for itself or on behalf of any of the Senior Lenders, releases any of its Liens on any part of the Common Collateral, the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Noteholders, on such Common Collateral shall be automatically, unconditionally and simultaneously released and the Collateral Agent, for itself or on behalf of any such Noteholder, promptly shall execute and deliver to the Bank or the Borrower such termination

statements, releases and other documents as the Bank or the Borrower may request to effectively confirm such release provided, however, that the proceeds any sale of disposition of the Common Collateral must be applied to the First Priority Lien Obligations.

(b) The Collateral Agent, for itself and on behalf of the Noteholders, hereby irrevocably constitutes and appoints the Bank, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such holder or in the Bank's own name, from time to time in the Bank's discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute and file or record any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1; including, without limitation, any termination statements, endorsements or other instruments or transfer or release.

5.2 Insurance. Unless and until the Discharge of First Priority Lien Obligations has occurred, the Bank and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Borrower under the Senior Lender Documents (which Borrower's rights are subject to Noteholder's rights pursuant to the Noteholder Collateral Documents provided such Noteholder rights are not subordinate to the First Priority Lien Obligations), to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of First Priority Lien Obligations has occurred, all proceeds of any such policy and any such award if in respect to the Common Collateral shall be paid to the Bank for the benefit of the Senior Lenders to the extent required under the Senior Facility and thereafter to the Collateral Agent for the benefit of the Noteholders to the extent required under the applicable Noteholder Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or as may otherwise be required by applicable law. If the Collateral Agent or any Noteholder shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Bank in accordance with the terms of Section 4.2.

5.3 Amendments to Noteholder Documents.

(a) Without the prior written consent of the Bank, the Noteholder Collateral Document may not be amended, supplemented or otherwise modified or entered into.

(b) In the event the Bank enters into any amendment, waiver or consent in respect of any of the Senior Lender Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Lender Collateral Document or changing in any manner the rights of the Bank, the Senior Lenders, or the Borrower thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Noteholder Collateral Document without the consent of the Collateral Agent or the Noteholders and without any action by the Collateral Agent, the Noteholders or the Borrower; provided, however, (i) that no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of the Noteholder Collateral Documents, except to the extent that a release of such Lien is permitted by Section 5.1 for value and (ii) notice of such amendment, waiver or consent shall have been given to the Collateral Agent no later than 5 days prior to its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

5.4 Relative Rights. Nothing in this Agreement modifies any rights or remedies (a) the Bank may have with respect to the Senior Lender Collateral or (b) except as expressly set forth herein, the Collateral Agent or Noteholders may have with respect to the Noteholder Collateral. The rights of the Bank and the Senior Lenders under this Agreement are in addition to, and not in derogation of, their rights under the Senior Lender Documents.

5.5 Bailee for Perfection.

(a) The Bank agrees to hold the Common Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for the Collateral Agent and any assignee solely for the purpose of perfecting the security interest granted in such Collateral pursuant to the Noteholder Collateral Documents, subject to the terms and conditions of this Section 5.5.

(b) Until the Discharge of First Priority Lien Obligations has occurred, the Bank shall be entitled to deal with the Common Collateral in its possession or control in accordance with the terms of the Senior Lender Collateral Documents as if no bailee arrangement with the Collateral Agent existed. The rights of the Collateral Agent shall at all times be subject to the terms of this Agreement and to the Bank's rights under the Senior Lender Documents.

(c) The Bank shall have no obligation whatsoever to the Collateral Agent or any Noteholder to assure that the Common Collateral in its possession or control is genuine or owned by the Borrower or one of their Subsidiaries or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the Bank under this Section 5.5 shall be limited solely to holding the Common Collateral in its possession or control as bailee for the Collateral Agent for purposes of perfecting the Lien held by the Collateral Agent.

(d) The Bank shall not have by reason of the Noteholder Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the Collateral Agent or any Noteholder. The Bank makes no representations as to the value or condition of the Common Collateral or any part thereof, as to the title of the Borrower or any Subsidiary to the Common Collateral, as to the security afforded by this Agreement or any other document relating to the Common Collateral or, as to the validity, execution, enforceability, legality or sufficiency of this Agreement or any other document relating to the Common Collateral, and the Bank shall incur no liability or responsibility in respect of any such matters. The Bank shall not be responsible for insuring the Common Collateral, for the payment of taxes, charges, assessments or liens upon the Common Collateral or otherwise as to the maintenance of the Common Collateral. The Bank shall have no duty to the Borrower or any Subsidiary or, except as expressly provided above, to the Collateral Agent or any Noteholder, as to any Common Collateral in its possession or control or in the possession or control of any agent or nominee of the Bank or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

(e) Upon the Discharge of First Priority Lien Obligations, the Bank shall deliver to the Collateral Agent the Common Collateral in its possession or control together with any necessary endorsements (or otherwise allow the Collateral Agent to obtain control of such

Collateral) or as a court of competent jurisdiction may otherwise direct or as may otherwise be required by applicable law.

5.6 Additional Representations, Warranties and Covenants of Collateral Agent. The Collateral Agent, on behalf of itself and the Noteholders, also represents, warrants and covenants that:

(a) all contractual obligations of whatever nature and character existing on the date hereof by Borrower in favor of Collateral Agent or any Noteholder are listed on the Schedules hereto and the Noteholder Documents represent the entire understanding of the parties thereto in respect of the rights and obligations stated therein;

(b) Collateral Agent has not granted and will not grant any subordinations with respect to the Second Priority Lien Obligations or its Lien in the Common Collateral other than pursuant to the Collateral Agent Agreement and this Agreement as in effect on the date hereof;

(c) Collateral Agent will not, at any time while this Agreement is in effect, sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Second Priority Lien Obligations to any entity other than one which agrees in a writing to become a party hereto and to succeed to the rights and to be bound by all of the obligations of the Collateral Agent and Noteholders hereunder;

(d) Collateral Agent will attach, or cause to be attached, or notify the depository where such Noteholder Documents of same to attach, a legend to the Noteholder Documents to state that the Second Priority Lien Obligations are subordinate to the First Priority Lien Obligations and is subject to the terms and conditions of this Agreement; and

(e) Collateral Agent will give Bank prompt (and in no event later than 10 days) notice of any written notice of any notice of default or event of default delivered to the Borrower or its Subsidiaries under the Noteholder Documents.

Section 6. Insolvency or Liquidation Proceedings.

6.1 Financing Issues. If any Borrower or any Subsidiary of the Borrower shall be subject to any Insolvency or Liquidation Proceeding and the Bank shall desire to permit the use of cash collateral or to permit such Borrower or Subsidiary to obtain financing under section 363 or section 364 of the Bankruptcy Code on terms approved by the Bank ("DIP Financing"), then the Collateral Agent, on behalf of itself and the Noteholders, agrees that it will raise no objection to such use or DIP Financing or offer a competing debtor in possession financing proposal and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and will subordinate its Liens in the Common Collateral to such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Lien Obligations are so subordinated to First Priority Lien Obligations under this Agreement.

6.2 Relief from the Automatic Stay. Until the Discharge of First Priority Lien Obligations has occurred, the Collateral Agent, on behalf of itself and the Noteholders, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or

Liquidation Proceeding in respect of the Common Collateral, without the prior written consent of the Bank.

6.3 Disposition of Assets. In connection with any Insolvency or Liquidation Proceeding, until Discharge of the First Priority Lien Obligations, the Collateral Agent on behalf of itself and the Noteholders agree that none of them will raise any objection to and will not contest (or support any person in objecting to or contesting) any sale or disposition of any assets of any the Borrower or any Subsidiary that is supported by Bank, and the Collateral Agent and Noteholders will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by Bank and to have released their Liens, if any, in such assets upon the consummation of such sale so long as the Lien of the Collateral Agent and the Noteholders on the Common Collateral attaches to the proceeds from such sale or disposition subject to the prior lien of Bank. Neither the Collateral Agent nor any Noteholder shall credit bid at any sale or disposition of the assets of any Loan Party under Section 363 of the Bankruptcy Code.

6.4 Adequate Protection. The Collateral Agent, on behalf of itself and the Noteholders, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the Bank for adequate protection or (b) any objection by the Bank to any motion, relief, action or proceeding based on the Bank claiming a lack of adequate protection. Notwithstanding the foregoing contained in this Section 6.4, in any Insolvency or Liquidation Proceeding, (i) if the Senior Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of its cash collateral under section 363 or section 364 of the Bankruptcy Code, then the Collateral Agent, on behalf of itself or any of the Noteholders, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Lien Obligations are so subordinated to the First Priority Lien Obligations under this Agreement, and (ii) in the event the Collateral Agent, on behalf of itself and the Noteholders, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Collateral Agent, on behalf of itself or any of the Noteholders, agrees that the Bank shall also be granted a senior Lien on such additional collateral as security for the First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Lien Obligations shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Liens securing the Second Priority Lien Obligations are so subordinated to such First Priority Lien Obligations under this Agreement.

6.5 No Waiver. Nothing contained herein shall prohibit or in any way limit the Bank from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent or any of the Noteholders, including, without limitation, the seeking by the Collateral Agent or any Noteholder of adequate protection or the asserting by the Collateral Agent or any Noteholder of any of its rights and remedies under the Noteholder Documents or otherwise. No failure or delay on the part of any party hereto in the exercise of any power, right, remedy or privilege under this Agreement shall impair such power, right, remedy or privilege or shall operate as a waiver thereof; nor shall any single or partial exercise of

any such power, right or privilege preclude any other or further exercise of any other power, right or privilege. The waiver of any such right, power, remedy or privilege with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances.

6.6 Preference Issues. If any Senior Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any Subsidiary of the Borrower any amount (a "Recovery"), then the First Priority Lien Obligations shall be reinstated to the extent of such Recovery and the Senior Lenders shall be entitled to a Discharge of First Priority Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Second Priority Lien Obligations of the parties hereto from such date of reinstatement.

6.7 No Objection to Certain Other Matters. In connection with any Insolvency or Liquidation Proceeding, until the Discharge of the First Priority Lien Obligations, the Collateral Agent on behalf of itself and the Noteholders agree that none of them will raise any objection to and will not contest (or support any person in objecting to or contesting) (a) to the extent constituting Senior Debt, the payment of interest, fees, expenses or other amounts to Senior Creditor under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise, and (b) any "carve-out" for professional and United States Collateral Agent fees agreed to by Senior Creditor.

6.8 Proofs of Claim and Plans of Reorganization. Notwithstanding anything to the contrary in this Section 6, in any Insolvency or Liquidation Proceeding, the Collateral Agent and Noteholders may (a) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Collateral Agent and Noteholders, including any claims secured by the Common Collateral, if any, in each case in accordance with the terms of this Agreement (it being agreed nothing in the foregoing permits the Collateral Agent or any Noteholder to file any pleadings adverse to Bank), (b) vote on any plan of reorganization, provided that the Collateral Agent and the Noteholders will not vote to accept (and will be deemed to have voted to reject) any plan of reorganization which either (i) does not pay the First Priority Lien Obligations in full in cash or (ii) is not accepted by the class of holders of First Priority Lien Obligations voting thereon and is not supported by Bank, (c) file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Priority Lien Obligations and the Common Collateral, or propose debtor in possession financing if debtor in possession financing is not then being proposed by Bank or by a source approved by Bank, and (iv) cash bid at any Section 363 hearing or with respect to any other Collateral disposition. Notwithstanding clause (c) above, in the event the Collateral Agent and Noteholders have not filed a proof of claim prior to the tenth (10th) business day prior to the date claims may last be filed in any such Insolvency or Liquidation Proceeding, Bank may file such proof of claim on behalf of the Collateral Agent and Noteholders and is hereby authorized to do so. To the extent the Collateral Agent or any Noteholder attempts to vote or votes in favor of any plan or reorganization in a manner inconsistent with this Section 6.8, the Collateral Agent and such Noteholder irrevocably agree that Bank shall be, and shall be deemed, such party's "authorized

agent" under Bankruptcy Rules 3018(c) and 9010, and that Bank shall be authorized and entitled to submit a superseding ballot on behalf of the Collateral Agent and the Noteholders that is consistent herewith. Nothing in this Section 6.8 shall be deemed to be a waiver by Bank of any restriction which may otherwise be set forth herein on the filing of any pleadings adverse to Bank.

6.9 Separate Classification of Obligations. The Collateral Agent and each Noteholder acknowledges and agrees that (a) the grants of Liens pursuant to the Bank Documents and the Noteholder Documents constitute two separate and distinct grants of liens and (b) because of, among other things, their differing rights in the Common Collateral, the claims of the Collateral Agent and the Noteholders are fundamentally different from the claims of Bank and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of Bank and the Collateral Agent or Noteholders in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Collateral Agent and the Noteholders hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Borrower and the Subsidiaries in respect of the Common Collateral with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by Collateral Agent and the Noteholders), Banks shall be entitled to receive, in addition to amounts distributed to it in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest before any distribution is made in respect of the claims held by the Collateral Agent and the Noteholders, with the Collateral Agent and the Noteholders hereby acknowledging and agreeing to turn over to the Bank amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Collateral Agent and the Noteholders.

6.10 Section 363 and Section 364 Rights. To the extent that the Collateral Agent or a Noteholder has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, Collateral Agent and Noteholder agree not to assert any of such rights without the prior written consent of Bank; provided that if requested by Senior Lenders, Collateral Agent and Noteholder shall timely exercise such rights in the manner requested by Senior Lenders, including any rights to payments in respect of such rights.

6.11 Subordination Agreement under Bankruptcy Code. This Agreement and each of the provisions hereof, each which the parties hereto expressly acknowledge is a "subordination agreement" under Section 510(a) of the Bankruptcy Code, shall be effective before and after the commencement of an Insolvency or Liquidation Proceeding.

Section 7. Reliance; Waivers; etc.

7.1 Reliance. (a) The consent by the Senior Lenders to the execution and delivery of the Noteholder Documents and the grant to the Collateral Agent on behalf of the Noteholders of a Lien on the Common Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Lenders to the Borrower shall be deemed to have been given and made in reliance upon this Agreement.

(b) The Bank, on behalf of itself and the Senior Lenders, acknowledges that it and the Senior Lenders have, independently and without reliance on the Collateral Agent or any Noteholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into this Agreement and the transactions contemplated hereby and by the Senior Lender Documents and they will continue to make their own credit decision in taking or not taking any action under the Senior Lender Documents or this Agreement.

7.2 No Warranties or Liability. (a) The Collateral Agent, on behalf of itself and Noteholders, acknowledges and agrees that each of the Bank and the Senior Lenders have made no express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Lender Documents. The Senior Lenders will be entitled to manage and supervise their respective loans and extensions of credit to the Borrower in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Lenders may manage their loans and extensions of credit without regard to any rights or interests that the Collateral Agent or any of the Noteholders have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Bank nor any Senior Lender shall have any duty to the Collateral Agent or any of the Noteholders to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower (including, without limitation, the Noteholder Documents), regardless of any knowledge thereof which they may have or be charged with.

(b) The Bank, on behalf of itself and the Senior Lenders, acknowledges and agrees that each of the Collateral Agent and the Noteholders have made no express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Noteholder Documents.

7.3 No Waiver of Lien Priorities.

(a) No right of the Senior Lenders, the Bank or any of them to enforce any provision of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act by any Senior Lender or the Bank, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Senior Lender Documents or any of the Noteholder Documents, regardless of any knowledge thereof which the Bank, or any of them, may have or be otherwise charged with;

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower under the Senior Lender Documents), the Senior Lenders, the Bank and any of them, may, at any time and from time to time, without the consent of, or notice to, the Collateral Agent or any Noteholder, without incurring any liabilities to the Collateral Agent or any Noteholder and without impairing or releasing the lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Collateral Agent or any Noteholder is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of the Senior Lender Documents or any Lien in any Senior Lender Collateral or guaranty thereof or any liability of the Borrower, or any liability incurred directly or indirectly in respect thereof (including, without limitation, any increase in or extension of the First Priority Lien Obligations, without any restriction as to the amount (up to the Maximum Amount), tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Senior Lenders, the First Priority Lien Obligations or any of the Senior Lender Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Senior Lender Collateral or any liability of the Borrower or their Subsidiaries to the Senior Lenders or the Bank, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Priority Lien Obligations or any other liability of the Borrower or their Subsidiaries or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, the First Priority Lien Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Borrower or their Subsidiaries or any security or any other Person, elect any remedy and otherwise deal freely with the Borrower or their Subsidiaries and the Senior Lender Collateral and any security and any guarantor or any liability of the Borrower or any guarantor to the Senior Lenders or any liability incurred directly or indirectly in respect thereof;

(c) The Collateral Agent, on behalf of itself and the Noteholders, also agrees that the Senior Lenders and the Bank shall have no liability to the Collateral Agent or any Noteholder, and the Collateral Agent, on behalf of itself and the Noteholders, hereby waives any claim against any Senior Lender or the Bank, arising out of any and all actions which the Senior Lenders or the Bank may take or permit or omit to take with respect to: (i) the Senior Lender Documents, (ii) the collection of the First Priority Lien Obligations, or (iii) the foreclosure upon, or sale, liquidation or other disposition of, the Senior Lender Collateral. The Collateral Agent, on behalf of itself and the Noteholders, agrees that the Senior Lenders and the Bank have no duty to them in respect of the maintenance or preservation of the Senior Lender Collateral, the First Priority Lien Obligations or otherwise; and

(d) The Collateral Agent, on behalf of itself and the Noteholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the Bank and the Senior Lenders and the Collateral Agent and the Noteholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Senior Lender Documents or any Noteholder Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Priority Lien Obligations or Obligations, or any amendment or waiver or other modification, including, without limitation, any increase in the amount thereof (up to the Maximum Amount), whether by course of conduct or otherwise, of the terms of the Senior Facility or any other Senior Lender Document or of the terms of the Collateral Agent Agreement or any other Noteholder Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Priority Lien Obligations or Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any Subsidiary of the Borrower; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Borrower or any Subsidiary of the Borrower in respect of the First Priority Lien Obligations, or of the Collateral Agent or any Noteholder in respect of this Agreement.

Section 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Senior Lender Documents or the Noteholder Documents, the provisions of this Agreement shall govern.

8.2 Continuing Nature of this Agreement. This Agreement shall continue to be effective until the Discharge of First Priority Lien Obligations shall have occurred. This is a continuing agreement of payment and lien subordination and the Senior Lenders may continue, at any time and without notice to Collateral Agent or any Noteholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower constituting First Priority Lien Obligations on the faith hereof. The Collateral Agent, on behalf of itself and the Noteholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Collateral Agent, Noteholders or the Bank shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the

Second Priority Lien Obligations of the other parties to such party in any other respect or at any other time. The Borrower shall not have any right to amend, modify or waive any provision of this Agreement without the consent of the Collateral Agent or the Bank, as applicable, nor shall any consent or signed writing be required of any of them to effect any amendment, modification or waiver of any provision of this Agreement, except that no amendment, modification or waiver affecting any obligation or right of the Borrower hereunder shall be made without the consent of the Borrower.

8.4 Information Concerning Financial Condition of the Borrower and its Subsidiaries. The Bank shall be responsible for keeping themselves informed of (a) the financial condition of the Borrower and their Subsidiaries and all endorsers and/or guarantors of the Second Priority Lien Obligations or the First Priority Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second Priority Lien Obligations or the First Priority Lien Obligations. The Bank shall have no duty to advise the Collateral Agent or any Noteholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Bank in its sole discretion, undertakes at any time or from time to time to provide any such information to the Collateral Agent or any Noteholder, it or they shall be under no obligation (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential.

8.5 Subrogation. The Collateral Agent, on behalf of itself and the Noteholders, hereby waives the right to enforce any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Priority Lien Obligations has occurred.

8.6 Application of Payments. All payments received by the Bank may be applied, reversed and reapplied, in whole or in part, to such part of the First Priority Lien Obligations as the Bank, in their sole discretion, deem appropriate.

8.7 Consent to Jurisdiction; Waivers. The parties hereto consent to the exclusive jurisdiction of any state and federal courts located in the City and County of San Francisco, State of California, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 below for such party. The parties hereto waive any objection to any action instituted hereunder based on forum non conveniens, and any objection to the venue of any action instituted hereunder. Borrower, for itself only, waives for Noteholders' benefit, the limitation of any exclusive venue provisions of the Noteholder Documents.

8.8 Notices. All notices to the Noteholders and the Senior Lenders permitted or required under this Agreement may be sent to the Collateral Agent and the Bank, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail on a Business Day or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party's name on the signature pages hereto, or,

as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. The Collateral Agent, on behalf of itself and the Noteholders, agrees that it shall take such further action and shall execute and deliver to the Bank and the Senior Lenders such additional documents and instruments (in recordable form, if requested) as the Bank may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.10 Governing Law; Jury Waiver; Judicial Reference.

(a) This Agreement has been delivered and accepted at and shall be deemed to have been made at San Francisco, California and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of California.

(b) THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

(c) In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(i) With the exception of the items specified in clause (ii), below, any controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the "Documents"), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Documents, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "Court").

(ii) The matters that shall not be subject to a reference are the following: (A) nonjudicial foreclosure of any security interests in real or personal property, (B) exercise of self-help remedies (including, without limitation, set-off), (C) appointment of a receiver and (D) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (A) and (B) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (C) and (D). The exercise of, or opposition to,

any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(iii) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(iv) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(v) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(vi) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted, including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that, when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(vii) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable, as well as legal, relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644,

such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(viii) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(ix) To the extent necessary to obtain substantial justice Collateral Agent and Noteholders may include for resolution in any reference hearing any matter arising under the Noteholder Documents except for the items specified in clause (ii) above.

(x) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER DOCUMENTS EXCEPT AS PROVIDED IN CLAUSE (ii) ABOVE.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the Bank, the Senior Lenders, the Collateral Agent, the Noteholders, the Borrower and their respective permitted successors and assigns.

8.12 Refinancing of First Priority Lien Obligations. In the event that any person(s) ("Refinancing Senior Lenders") at any time hereafter extends credit to the Borrower and the proceeds of such extension of credit are applied to the payment and performance in full of all of the First Priority Lien Obligations then all indebtedness and liabilities of the Borrower and the Subsidiaries to the Refinancing Senior Lenders shall be entitled to the benefits of this Agreement to the same extent as the First Priority Lien Obligations and Bank, provided such Refinancing Senior Lenders (or Refinancing Senior Lender) agree in writing to be bound hereby, and the Collateral Agent, the Noteholders, and the Borrower shall promptly execute and deliver any agreement which the Refinancing Senior Lenders shall reasonably request with respect thereto confirming the terms and conditions of this Agreement in favor of the Refinancing Senior Lenders. Any reference contained in this Agreement to "Bank" shall be deemed to include any holder of First Priority Lien Obligations at any time, including, without limitation, any Refinancing Senior Lender.

8.13 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement. In the computation of time periods, unless otherwise specified, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding" and the word "through" means "to and including".

8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile or electronic signature each of which shall be an original and all of which shall together constitute one and the same document.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of the Bank and its successors and assigns and, to the extent applicable, the Collateral Agent and the Noteholders and their respective permitted successors and assigns. No other Person, including the Borrower and the Subsidiaries, shall have or be entitled to assert rights or benefits hereunder.

8.17 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto, which delivery may be by electronic means. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower shall include any Borrower as debtor and debtor-in-possession and any receiver or trustee for the Borrower in any Insolvency or Liquidation Proceeding.

8.18 Collateral Agent. The Collateral Agent shall not be deemed to owe any fiduciary duty to the Bank. With respect to the Bank, the Collateral Agent undertakes to perform or to observe only those covenants and obligations specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Collateral Agent. The Collateral Agent hereby disclaims any representation or warranty to the Bank concerning the perfection of the liens and security interests granted hereunder or in the value of any of the Common Collateral. The Bank agrees that it will give the Collateral Agent prompt notice of the occurrence of the Discharge of the First Priority Lien Obligations, provided, however, the failure to give such notice will not impair any rights of the Bank hereunder or the duties and obligations of the Collateral Agent hereunder.

8.19 Severability. In case any provision hereof shall be determined to be unenforceable, the remaining provisions hereof shall remain valid and enforceable.

8.20 Entire Agreement. This Agreement constitutes the final and complete agreement of the parties thereto and shall not be amended or modified except in writing signed by the Bank and the Collateral Agent or Noteholders representing a majority in interest of the Second Priority Lien Obligations.

8.21 Purchase Option in Favor of Collateral Agent. So long as the holders of the Second Priority Lien Obligations on the date hereof collectively hold not less than 60% of the

aggregate principal amount of the Second Priority Lien Obligations then outstanding, Bank and each holder of First Priority Lien Obligations agree that:

(a) at any time on or after the earlier of the date that any one or more of the following events has occurred and is continuing: (i) the maturity of any of the First Priority Lien Obligations shall have been accelerated based on an Event of Default under the Senior Lender Documents; (ii) any of the Second Priority Lien Obligations shall not be paid in full when due and owing as a result of the application of Section 2.5 of this Agreement; or (iii) Bank on behalf of the holders of the First Priority Lien Obligations shall otherwise have exercised remedies or commenced any enforcement actions in accordance with the Loan Documents; then, in any such case the Collateral Agent acting on behalf of one or more of the holders of the Second Priority Lien Obligations shall have the right (the "Purchase Option"), but not the obligation, within the 30 day period beginning on the earliest to occur of the events described in clauses (i)-(iii) above (and if any such event shall have been rescinded, cured or waived, as applicable, such 30 day period shall be available for any future occurrence of such events) and upon 5 days advance written notice from Collateral Agent (a "Committed Buy-Out Notice") to Bank to acquire from the holders of the First Priority Lien Obligations all (but not less than all) of their right, title, and interest in and to the First Priority Lien Obligations and the Senior Lender Documents;

(b) upon the receipt by Bank of the Committed Buy-Out Notice, the holders of the Second Priority Lien Obligations that caused the delivery of such Committed Buy-Out Notice (each a "Purchasing Lender" and, collectively, the "Purchasing Lenders"; it being understood that each Purchasing Lender must be a holder of Second Priority Lien Obligations on the date hereof), irrevocably shall be committed to acquire, within 5 days following such receipt, from the holders of the First Priority Lien Obligations (each a "Selling Lender" and, collectively, the "Selling Lenders") all (but not less than all) of the right, title, and interest of the Selling Lenders in and to the First Priority Lien Obligations and the Loan Documents (collectively, the "Purchased Interests"); and

(c) the Purchasing Lenders shall acquire the Purchased Interests by paying to Bank, for the benefit of the Selling Lenders, in cash a purchase price equal to 100% of the outstanding balance with respect thereto, including, without limitation, principal, interest accrued and unpaid thereon and any unpaid fees to the extent due and payable in accordance with the Senior Lender Documents and all accrued and unpaid expenses under the Senior Lender Documents (including the reimbursement of extraordinary expenses, financial examination expenses, and appraisal fees); whereupon each of the Selling Lenders shall assign to the Purchasing Lenders or their designees, without any representation, recourse, or warranty whatsoever (except that each of the Selling Lenders shall warrant to the Purchasing Lenders that (1) the amount quoted by such Selling Lender as its portion of the purchase price represents the amount shown as due with respect to the claims transferred as reflected on its books and records, (2) it owns, or has the right to transfer to the Purchasing Lenders, the rights being transferred, and (3) such transfer will be free and clear of liens and adverse claims to Selling Lenders' title to the Purchased Interests), its right, title, and interest with respect to the Purchased Interests, at no expense to the Purchasing Lenders other than the payment of the purchase price, and the reimbursement by the Purchasing Lenders of the reasonable out-of-pocket expenses of the Selling Lenders and the legal counsel of Bank in connection with documenting and effecting such assignment and the related delivery to the Purchasing Lenders of the original Loan

Documents in the possession of the Selling Lenders, and, in connection with such assignment, the Selling Lenders shall deliver to the Purchasing Lenders any original Senior Lender Documents and any Common Collateral in their possession and execute such other documents, instruments, and agreements reasonably necessary to effect such assignment, whereupon the Selling Lenders shall be relieved from any further duties, obligations, or liabilities to the Collateral Agent and holders if the Second Priority Lien Obligations under this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMERICA BANK, as Bank

By: Dane Dobrinich
Name: Dane Dobrinich
Title: Corporate Banking Officer

Address: 75 East Trimble Road
Mail Code 4770
San Jose, CA 95131
FAX: (408) 556-5091

with a copy to:

Comerica Bank
Two Embarcadero Center, Suite 300
San Francisco, CA 94111
Attn: Dane Dobrinich
FAX: (415) 477-3270

BARBARA R. MITTMAN, as Collateral Agent

____

Address: 551 Fifth Avenue, Suite 1601
New York, NY 10176
Fax: (212) 697-3575

With a copy to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, NY 10176
Attn: Edward M. Grushko, Esq.
Fax: (212) 697-3575

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMERICA BANK, as Bank

By: ____________________
Name: ____________________
Title: ____________________

Address: 75 East Trimble Road
Mail Code 4770
San Jose, CA 95131
FAX: (408) 556-5091

with a copy to:

Comerica Bank
Two Embarcadero Center, Suite 300
San Francisco, CA 94111
Attn: Dane Dobrinich
FAX: (415) 477-3270

BARBARA R. MITTMAN, as Collateral Agent

____

Address: 551 Fifth Avenue, Suite 1601
New York, NY 10176
Fax: (212) 697-3575

With a copy to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, NY 10176
Attn: Edward M. Grushko, Esq.
Fax: (212) 697-3575

DATASCENSION, INC., a Nevada corporation, as Borrower

By: ____________________
Name: ____________________

Fax: (212) 697-3575

DATASCENSION, INC., a Nevada corporation, as Borrower

By: Scott Kincer
Name: Scott Kincer
Title: CEO

Address:

____

____

Attn:
FAX:

DATASCENSION, INC., a California corporation, as Borrower

By: Scott Kincer
Name: Scott Kincer
Title: CEO

Address:

____

____

Attn:
FAX:

LONGVIEW FUND L.P.

By: ____________________

Name: Wayne H. Coleson

Title: CIO

Address: 600 Montgomery Street, 44th Floor
San Francisco, CA 94111
Fax: (415) 981-5301

LONGVIEW EQUITY FUND L.P.

By: ____________________

Name: Wayne H. Coleson

Title: CIO

Address: 600 Montgomery Street, 44th Floor
San Francisco, CA 94111
Fax: (415) 981-5301

LONGVIEW INTERNATIONAL EQUITY FUND L.P.

By: ____________________

Name: Wayne H. Coleson

Title: CIO

Address: 600 Montgomery Street, 44th Floor
San Francisco, CA 94111
Fax: (415) 981-5301

ALPHA CAPITAL ANSTALT

By: ____________________

Name: ____________________

Title: ____________________

Address: Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein
Fax: 011-42-32323196

LONGVIEW FUND L.P.

By: ____________________

Name: ____________________

Title: ____________________

Address: 600 Montgomery Street, 44th Floor
San Francisco, CA 94111
Fax: (415) 981-5301

LONGVIEW EQUITY FUND L.P.

By: ____________________

Name: ____________________

Title: ____________________

Address: 600 Montgomery Street, 44th Floor
San Francisco, CA 94111
Fax: (415) 981-5301

LONGVIEW INTERNATIONAL EQUITY FUND L.P.

By: ____________________

Name: ____________________

Title: ____________________

Address: 600 Montgomery Street, 44th Floor
San Francisco, CA 94111
Fax: (415) 981-5301

ALPHA CAPITAL ANSTALT

By: [signature]

Name: Konrad Ackermann

Title: Director

Address: Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein
Fax: 011-42-32323196

SCHEDULE 1 – NOTES

Issue Date	Noteholder	Original Principal Amount	Current Principal Amount As Of Date Hereof
November 17, 2004	Alpha Capital Anstalt	$ 350,000.00	$ 157,500.00
June 12, 2006	Longview Fund, L.P.	$1,702,859.00	$1,702,859.00
	Alpha Capital Anstalt	$ 571,429.00	$ 571,429.00
December 12, 2006	Longview Fund, L.P.	$2,065,458.00	$1,152,958.00
	Alpha Capital Anstalt (paid by interest and default interest)	$ 103,665.00	$ 103,665.00
May 29, 2007	Longview Fund, L.P.	$ 250,000.00	$ 250,000.00

SCHEDULE 2 – SECURITY AGREEMENTS

November 17, 2004 - Security and Pledge Agreement between Datascension Inc., a Nevada corporation, and Barbara R. Mittman, as Collateral Agent

November 17, 2004 - Security and Pledge Agreement between Datascension International Inc., a Nevada corporation, and Barbara R. Mittman, as Collateral Agent

As modified pursuant to the following documents:

April 1, 2005 – Subscription Agreement, Section 13

June 12, 2006 – Subscription Agreement, Section 3

December 12, 2006 – Subscription Agreement, Section 3

Security Agreement between Datascension Inc., a Nevada corporation, and Barbara R. Mittman as Collateral Agent dated as of November 17, 2004 (executed in August,, 2007)

SCHEDULE 3 – NOTEHOLDER DOCUMENTS

SUBSCRIPTION AGREEMENTS

As of: November 17, 2004

April 1, 2005

June 12, 2006

December 12, 2006

November 17, 2004 – Collateral Agent Agreement among Barbara R. Mittman as Collateral Agent, Longview Fund L.P., Longview Equity Fund L.P., Longview International Equity Fund L.P., and Alpha Capital Anstalt f/k/a Alpha Capital Aktiengesellschaft, and acknowledged by Datascension Inc. (a Nevada corporation) ("Parent") and Datascension International Inc. (a Nevada corporation) ("Subsidiary").

GUARANTY

As of November 17, 2004 between Barbara R. Mittman, as Collateral Agent and Datascension International Inc. (a Nevada corporation) ("Parent").

As of November 17, 2004 between Datascension Inc., a California corporation ("Subsidiary"), and Barbara R. Mittman as Collateral Agent (executed in August, 2007).

SCHEDULE 4 – WARRANTS

November 17, 2004	Alpha Capital Anstalt	583,333

Exercise Price - $.30
Expiration Date – November 17, 2009

June 12, 2006	Longview Fund L.P.	4,865,311
	Alpha Capital Anstalt	1,632,654

Exercise Price - $.40
Expiration Date – June 12, 2011

December 12, 2006	Longview Fund L.P.	1,280,000

Exercise Price - $.45
Expiration Date – December 12, 2011

REVOLVING NOTE

$2,000,000

San Francisco, California
August 30, 2007

FOR VALUE RECEIVED, DATASCENSION, INC., a Nevada corporation ("*Parent*") and DATASCENSION, INC., a California corporation ("*International*" and together with Parent, "*Borrowers*") jointly and severally promise to pay to the order of COMERICA BANK ("*Lender*") at the Payment Office, or such other place of payment as may be specified by Lender in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Dollars ($2,000,000) or such other amount as has been advanced by Lender as one or more Revolving Advances under that certain Senior Secured Credit Agreement dated as of August 30, 2007, between Borrowers and Lender (as the same may from time to time hereafter be amended, modified, supplemented or restated, the "*Credit Agreement*"). This Revolving Note (the "*Note*") is the Revolving Note referenced in the Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement.

The unpaid principal amount of this Note shall bear interest at the rate or rates provided in the Credit Agreement, which Credit Agreement, as it may be amended, modified, supplemented or restated from time to time, is by this reference incorporated herein and made a part hereof. From and after the Closing Date and through and including the Revolving Maturity Date (whether by acceleration or otherwise), interest shall be payable in arrears on the Revolving Advances, to the extent then accrued, on the first day of each consecutive calendar month. From and after the Revolving Maturity Date, interest shall be payable in arrears on the Revolving Advances, to the extent then accrued, on demand. Borrowers shall repay the principal amount of the Revolving Advances, together with all accrued and unpaid interest and other amounts chargeable to Borrowers under or with respect to the Revolving Advances, on the Revolving Maturity Date.

Anything herein to the contrary notwithstanding, interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any law applicable to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, and in such event Borrowers shall pay Lender interest at the highest rate permitted by applicable law. Any such payment of interest which is not made as a result of the limitation referred to in the preceding sentence shall be made by Borrowers to Lender on the earliest date or dates on which the receipt thereof would be permissible under the laws applicable to Lender limiting rates of interest which may be charged or collected by Lender.

This Note is secured by the Collateral described in the Credit Agreement, the Collateral Documents and the other Loan Documents, to which reference is made for, among other things, the conditions under which this Note may be accelerated.

Any principal repayment of, or interest payment on, the Revolving Advances not paid when due or within the applicable cure period, if any, whether at stated maturity, by acceleration

or otherwise, shall thereafter bear interest at the Default Rate determined pursuant to **Section 9.3** of the Credit Agreement, and such interest shall be payable on demand.

If an Event of Default occurs and is not cured within the time, if any, provided for by the Credit Agreement, Lender may exercise any one or more of the rights and remedies granted by the Credit Agreement, the Collateral Documents, any other Loan Document, or any document contemplated thereby or given to a secured party under applicable law, including, without limit, the right to accelerate this Note and any other Obligations, and may set off against the principal of and interest on this Note or against any other Obligations (i) any amount owing by Lender to any Borrower, (ii) any property of any Borrower at any time in the possession of Lender or any Affiliate of Lender, and (iii) any amount in any deposit or other account (including, without limit, an account evidenced by a certificate of deposit) of any Borrower with Lender or any Affiliate of Lender.

Borrowers and all accommodation parties, guarantors and endorsers (i) waive presentment, demand, protest and notice of dishonor, (ii) agree that no extension or indulgence to any Borrower or release or non-enforcement of any security, whether with or without notice, shall affect the obligations of any accommodation party, guarantor or endorser, and (iii) agree to reimburse the holder of this Note and/or Lender for any and all costs and expenses incurred in collecting or attempting to collect any and all principal and interest under this Note (including, but not limited to, court costs and reasonable attorneys' fees, whether in-house or outside counsel is used and whether such costs and expenses are incurred in formal or informal collection actions, federal bankruptcy proceedings, appellate proceedings, probate proceedings, or otherwise). This Note shall be governed by and construed in accordance with the laws of the State of California excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. The provisions of this Note shall inure to the benefit of and be binding on any successor to the Borrowers and shall extend to any holder hereof; *provided,* that Borrowers may not assign or transfer any of their obligations under this Note without the prior written consent of Lender.

Borrowers shall be permitted to prepay this Note in whole or in part as provided in the Credit Agreement without penalty or premium.

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IN WITNESS WHEREOF, Borrowers have executed this Note as of the date first written above.

DATASCENSION, INC.,
a Nevada corporation

By: Scott Kincer
Name: Scott Kincer
Title: CEO

DATASCENSION, INC.,
a California corporation

By: Scott Kincer
Name: Scott Kincer
Title: CEO

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (*"Pledge Agreement"*) dated as of August 30, 2007, is made by **DATASCENSION, INC.**, a Nevada corporation (*"Pledgor"*), in favor of **COMERICA BANK**, (*"Lender"*).

RECITALS

A. Pursuant to that certain Senior Secured Credit Agreement, dated as of August 30, 2007 (as the same may from time to time be amended, modified, supplemented or restated, the *"Credit Agreement"*), by and among Pledgor, Datascension, Inc., a California corporation (*"International"* and together with Pledgor, *"Borrowers"*) and Lender, Lender has agreed to make certain advances of money and to extend certain financial accommodations to Borrowers in the amounts and manner set forth in the Credit Agreement (collectively, the *"Loans"*).

B. Pledgor is the record and beneficial owner of the shares of stock or other equity interests shown on ***Schedule I*** attached hereto, which Schedule I is incorporated herein by this reference, and may be amended or supplemented pursuant to the terms of this Pledge Agreement (collectively, the *"Pledged Interests"*).

C. It is a condition precedent to the effectiveness of the Credit Agreement that Pledgor shall have executed and delivered this Pledge Agreement to Lender.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby represents, warrants, covenants and agrees as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement. In addition, the following terms not otherwise defined in the preamble or recitals of this Pledge Agreement shall have the following meanings:

"Act" means the Securities Act of 1933, as amended.

"Pledged Collateral" shall have the meaning set forth in **Section 2(a)**, below.

"Secured Obligations" shall have the meaning set forth in **Section 2(a)**, below.

2. **Pledge.**

(a) As security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations arising under the Loan Documents, together with, without limitation, the prompt payment of all expenses, including, without limitation, reasonable attorneys' fees incidental to the collection of the Obligations and the enforcement or protection of Lender's Lien in and to the Collateral pledged hereunder, Pledgor hereby pledges to Lender, and grants to Lender, for the benefit of Lender, a security interest in all of the following (collectively, the "***Pledged Collateral***"), except as specifically provided in **Section 6**, below:

(i) the Pledged Interests owned or held by Pledgor and the certificates representing such Pledged Interests, and all dividends, distributions, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such Pledged Interests;

(ii) all voting trust certificates held by Pledgor evidencing the right to vote any Pledged Interests subject to any voting trust; and

(iii) all additional shares or other equity interests and voting trust certificates from time to time acquired by Pledgor in any manner (which additional shares or other equity interests shall be deemed to be part of the Pledged Interests), and the certificates representing such additional shares or other equity interests, and all dividends, distributions, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests.

(The Obligations and all other obligations and covenants to be performed by Pledgor in favor of Lender, including, without limitation, under the Credit Agreement, this Pledge Agreement or any other Loan Document, shall hereinafter from time to time be collectively referred to as the "***Secured Obligations***".)

(b) Lender's security interest in the Pledged Collateral shall be of first priority.

3. **Delivery of Pledged Collateral.** Pledgor shall deliver to Lender concurrently with the execution hereof all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank, all in form and substance satisfactory to Lender. Except as specifically provided in **Section 6** below, Pledgor shall receive all certificates, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests in trust for Lender, and shall immediately upon receipt deliver to Lender such certificates, cash, instruments, and other property and proceeds, together with any necessary endorsement.

4. **Representations and Warranties.** Pledgor hereby represents and warrants to Lender as follows:

(a) Pledgor is the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged to Lender by Pledgor under **Section 2** of this Pledge Agreement, free and clear of any Lien thereon or affecting title thereto, except for (i) the Lien created by this Pledge Agreement and (ii) Permitted Liens.

(b) None of the Pledged Interests has been transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such transfer may be subject with respect to which such transfer could reasonably be expected to result in or have a Material Adverse Effect.

(c) No consent, approval, authorization or other order of any Person and no consent or authorization of any Governmental Authority or regulatory body is required to be made or obtained by Pledgor either (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by Pledgor; or (ii) for the exercise by Lender of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(d) The pledge, grant of a security interest in, and delivery of the Pledged Collateral pursuant to this Pledge Agreement will create a valid first priority Lien on and in the Pledged Collateral, subject only to Permitted Liens, pledged by Pledgor, and the proceeds thereof, securing the payment of the Secured Obligations assuming (i) continued possession of the certificates or other instruments representing or evidencing the Pledged Interests by Lender and (ii) that Lender has no notice prior to or on the date of delivery of such Pledged Interests of an adverse claim within the meaning of the UCC.

(e) This Pledge Agreement has been duly executed and delivered by Pledgor and constitutes a legal, valid, and binding obligation of Pledgor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the rights of creditors generally or by the application of general equity principles.

(f) All information with respect to the Pledged Collateral set forth in any schedule, certificate or other writing at any time furnished by Pledgor to Agent, and all other written information at any time furnished by Pledgor to Agent, is and shall be true and correct in all material respects as of the date furnished.

(g) ***Schedule III*** to this Pledge Agreement sets forth a list of each Subsidiary of Pledgor, together with its jurisdiction of organization, the authorized and issued stock or other equity interest of each such Subsidiary, by class and number and including the holders of such stock or other equity interest and the percentage of each class legally owned or to be owned by such holders as of the date hereof and on a fully diluted basis.

(h) The address of the location of the records of Pledgor concerning the Pledged Collateral and the address of Pledgor's principal place of business and chief executive office are set forth in ***Schedule IV*** to this Pledge Agreement.

Pledgor covenants, warrants, and represents to Lender that all representations and warranties contained in this Pledge Agreement shall be true at the time of Pledgor's execution of this Pledge Agreement, and shall continue to be true until the Secured Obligations have been paid or otherwise satisfied in full (or, if any of such representations change, Pledgor shall give prompt notice to Lender of such change).

5. Covenants of Pledgor. Pledgor covenants and agrees that until the Secured Obligations have been paid and performed in full or otherwise terminated pursuant to **Section 8**, below:

(a) Without the prior written consent of Lender or except as permitted by the Credit Agreement, Pledgor shall not sell, assign, transfer, pledge, or otherwise encumber any of Pledgor's rights in or to the Pledged Collateral pledged by Pledgor or any unpaid dividends or other distributions or payments with respect thereto or grant a Lien therein except as otherwise permitted by this Pledge Agreement.

(b) Pledgor shall, at such Pledgor's own expense, promptly execute, acknowledge, and deliver all such instruments and take all such action as Lender from time to time may reasonably request in order to ensure to Lender the benefits of the Lien in and to the Pledged Collateral intended to be created by this Pledge Agreement.

(c) Except as otherwise permitted by the Credit Agreement, Pledgor shall maintain, preserve and defend the title to the Pledged Collateral and the Lien of Lender thereon against the claim of any other Person.

(d) Pledgor shall, upon obtaining any additional shares of stock or other equity interest of any Subsidiary not evidenced on ***Schedule I*** attached hereto, promptly (and in any event within three (3) Business Days) deliver to Lender all share certificates and voting trust certificates respecting such stock or other equity interest, and deliver to Lender a Pledge Amendment duly executed by Pledgor, substantially in the form of ***Schedule II*** attached hereto, which is incorporated herein by this reference (a "***Pledge Amendment***"), and executed instruments of transfer or assignment (including, without limitation, stock powers), executed in blank, in respect of the additional shares of stock or other equity interests which are to be pledged pursuant hereto. Pledgor hereby authorizes Lender to attach each such Pledge Amendment hereto and agrees that all shares or other equity interests listed on any Pledge Amendment delivered to Lender shall for all purposes hereunder be considered Pledged Collateral.

(e) Subject to the provisions of **Section 5(f)**, Pledgor shall keep at its address indicated on ***Schedule IV*** (as amended by Pledgor from time to time) all its records concerning the Pledged Collateral.

(f) Pledgor shall furnish Lender such information concerning the Pledged Collateral as it may from time to time reasonably request, and will permit Lender and its designees, from time to time during normal business hours upon reasonable notice, to inspect, audit and make copies of and extracts from all records and all other papers in the possession of

Pledgor which pertain to the Pledged Collateral, and shall upon the request of Lender, deliver to Lender copies of all of such records and papers.

(g) Pledgor agrees that a breach of any covenants contained in this **Section 5** will cause irreparable injury to Lender, that Lender has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this **Section 5** shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable.

6. Pledgor's Rights. So long as no Event of Default shall have occurred and be continuing:

(a) Pledgor shall have the right to vote and give consents with respect to the Pledged Collateral or any part thereof for all purposes not inconsistent with the provisions of this Pledge Agreement and the Credit Agreement; *provided, however,* that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Lender in respect of the Pledged Collateral.

(b) Pledgor shall be entitled to collect and receive for Pledgor's own use, and shall not be required to pledge pursuant to **Section 2** above, any cash dividends or distributions paid in respect of the Pledged Interests, *except* such dividends or distributions as are prohibited under the Credit Agreement or any other Loan Document; *provided, however,* that until actually paid, all rights to any such permitted dividends or distributions shall remain subject to the Lien created by this Pledge Agreement. All dividends or distributions in respect of any of the Pledged Interests of Pledgor whenever paid or made (other than such cash dividends or distributions as are permitted to be paid to Pledgor in accordance with this clause (b)) shall be delivered to Lender to hold as Pledged Collateral and shall, if recovered by Pledgor, be received in trust for the benefit of Lender, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Lender as Pledged Collateral.

7. Defaults and Remedies.

7.1 Events of Default. It shall be an ***"Event of Default"*** hereunder upon the occurrence of an Event of Default under or as defined in the Credit Agreement or any other Loan Document.

7.2 Remedies. Upon the occurrence of an Event of Default and so long as the same shall be continuing:

(a) All or any portion of the Secured Obligations may, at the option of Requisite Lenders and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable.

(b) The Lender (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Interests for certificates or instruments of smaller or larger denominations, to

exercise the voting rights with respect thereto, to collect and receive all cash dividends and other distributions made thereon from and after such date, to sell in one or more sales after ten (10) days' notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Pledgor agrees is commercially reasonable), but without any previous notice or advertisement, the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though Lender was the outright owner thereof, Pledgor hereby irrevocably constituting and appointing Lender the proxy and attorney-in-fact of Pledgor, with full power of substitution (which appointment is coupled with an interest) to take all such actions permitted hereunder or otherwise permitted by law; *provided, however,* Lender shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. Any sale shall be made at a public or private sale at such location as Lender may reasonably select, and to the extent permitted by law Lender may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Lender reserves the right to reject any and all bids at such sale which it, in its sole discretion, shall deem inadequate. Except as otherwise provided herein, Pledgor hereby waives demand of performance, notices of sale, advertisements, and the presence of the Pledged Collateral at any sale thereof. Any sale hereunder may be conducted by an auctioneer or any officer or agent of Lender.

(c) If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral by public sale, the highest bid shall be inadequate to discharge in full all the Secured Obligations if there be but one sale, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Lender, in its sole discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Obligations, Lender may, on one or more occasions and in its sole discretion, postpone any of said sales by public announcement at the time of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; *provided, however,* that if a public sale is postponed for more than sixty (60) days, Lender shall re-notice Pledgor of any subsequent public sale of the affected Pledged Collateral in accordance with **Section 7.2(b)**, above.

(d) In the event of any sales hereunder, Lender shall, after deducting all reasonable costs or expenses of every kind (including, without limitation, reasonable attorneys' fees, costs and other reasonable legal expenses) for care, safekeeping, collection, sale, delivery, or otherwise, apply the residue of the proceeds of the sales to the payment or reduction, either in whole or in part, of the Secured Obligations in accordance with the agreements and instruments governing and evidencing such Secured Obligations, returning the surplus, if any, to Pledgor or to whosoever may be lawfully entitled to receive the same. The Lender shall, in no event, be required to pay, in the aggregate taking into account all other payments made to Pledgor under this **Section 7.2(d)**, more than the total value of such surplus, as reasonably determined by Lender, and Lender shall not be responsible for the apportionment or payment of any surplus to Pledgor except to Pledgor pursuant to this **Section 7.2(d)**.

(e) If, at any time when Lender shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act,

Lender may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as Lender may deem necessary or advisable, but subject to applicable law and the other requirements of this **Section 7**, and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event Lender may, in its sole discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Collateral or part thereof. In addition to a private sale as provided above in this **Section 7**, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then Lender shall not be required to effect such registration or cause the same to be effected but may, in its sole discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as Lender may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Laws and other laws affecting the enforcement of creditors' rights and the Act and all applicable state securities laws.

8. Termination. Immediately following the full and complete payment, in cash, of all the Secured Obligations, Lender shall deliver to Pledgor the Pledged Collateral pledged by Pledgor at the time subject to this Pledge Agreement and all instruments of assignment executed in connection therewith, free and clear of the Lien hereof, and, except as otherwise provided herein, all of Pledgor's obligations hereunder shall at such time terminate.

9. Miscellaneous.

9.1 Entire Agreement. This Pledge Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

9.2 Assignability. This Pledge Agreement shall be binding upon and inure to the benefit of Pledgor and Lender, and their respective successors and assigns as permitted under the Credit Agreement, except that Pledgor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

9.3 Notices. All notices and communications provided for hereunder shall be given in the manner provided for in the Credit Agreement.

9.4 No Waiver; Amendments. No failure on the part of Lender to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any of the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies

provided by law. This Pledge Agreement may not be amended or modified except by written agreement between Pledgor and Lender, and no consent or waiver hereunder shall be valid unless in writing and signed by Lender.

9.5 Severability. If any provision of this Pledge Agreement is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Pledge Agreement shall be deemed valid and enforceable to the full extent possible.

9.6 Governing Law. This Pledge Agreement has been delivered to Lender and accepted by Lender in the State of California. This Pledge Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of California as applicable to contracts made and performed in such state, without giving effect to any conflict of laws principle or rule that might require the application of the laws of another jurisdiction.

9.8 Jury Trial Waiver.

(a) THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS PLEDGE AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

(b) In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a "***Claim***") between the parties arising out of or relating to this Pledge Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the "***Comerica Documents***"), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("***CCP***"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "***Court***").

(c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of

competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be

authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS PLEDGE AGREEMENT OR THE OTHER COMERICA DOCUMENTS EXCEPT AS SET FORTH IN CLAUSE (C) ABOVE.

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be executed and delivered by their duly authorized officer on the date first set forth above.

DATASCENSION, INC., a Nevada corporation

By: ______________________

Printed Name: Scott Kincel

Title: CEO

ACCEPTED AND ACKNOWLEDGED BY:

COMERICA BANK, as Lender

By: ______________________

Printed Name: Dane Dobrinich

Title: Corporate Banking Officer

1051628 v1/SF

SCHEDULE I

Attached to and forming a part of that Pledge Agreement ("***Pledge Agreement***") dated as of August 30, 2007, executed by **DATASCENSION, INC.**, a Nevada corporation ("***Pledgor***"), in favor of **COMERICA BANK**, as Lender (the "***Lender***").

Issuer	Class of Stock or other Equity Interest	Certificate Numbers	Number of Shares or Units
Datascension, Inc., a California corporation			

1051628 v1/SF

SCHEDULE II

PLEDGE AMENDMENT

THIS PLEDGE AMENDMENT (*"Pledge Amendment"*) dated ________, 20__, is delivered pursuant to Section 5(d) of that Pledge Agreement dated as of August [30], 2007 (the *"Pledge Agreement"*) executed by **DATASCENSION, INC.**, a Nevada corporation (*"Pledgor"*), in favor of **COMERICA BANK**, as Lender (the *"Lender"*).

The undersigned hereby agrees that (a) this Pledge Amendment may be attached to the Pledge Agreement, (b) the Pledged Interests listed on this Pledge Amendment shall be and become a part of the Pledged Collateral and shall secure all Secured Obligations as defined in the Pledge Agreement and (c) the undersigned is the Pledgor under the Pledge Agreement and assumes all obligations of Pledgor thereunder.

PLEDGOR:

Issuer	Class of Stock or other Equity Interest	Certificate Numbers	Number of Shares or Units

DATASCENSION, INC., a Nevada corporation

By: [signature]

Printed Name: Scott Kincer

Title: CEO

ACCEPTED AND ACKNOWLEDGED BY:

COMERICA BANK, as Lender

By: [signature]

Printed Name: Dane Dobrinich

Title: Corporate Banking Officer

SCHEDULE III

LIST OF SUBSIDIARIES AND CAPITAL STRUCTURE

Subsidiary	Jurisdiction of Organization	Authorized/Issued Stock (or other Equity Interest)
Datascension, Inc.	California	

SCHEDULE IV

LOCATION OF RECORDS, ETC.

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of August 30, 2007 ("***Security Agreement***") is made by and among **DATASCENSION, INC.**, a Nevada corporation ("***Parent***") and **DATASCENSION, INC.**, a California corporation ("***International***" and together with Parent, "***Grantors***"), in favor of **COMERICA BANK** ("***Secured Party***").

RECITALS

A. Pursuant to that certain Senior Secured Credit Agreement, dated as of August 30, 2007 (as the same may from time to time be amended, modified, supplemented or restated, the "***Credit Agreement***"), by and among Grantors and Secured Party, Secured Party has agreed to make certain advances of money and to extend certain financial accommodations to Grantors in the amounts and manner set forth in the Credit Agreement (collectively, the "***Loans***").

B. Secured Party is willing to make and maintain the Loans to Grantors, but only upon the condition, among others, that Grantors shall have executed and delivered to Secured Party this Security Agreement.

AGREEMENT

NOW, THEREFORE, in order to induce Secured Party to enter into the Credit Agreement, to make the Loans, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantors hereby represent, warrant, covenant and agree as follows:

1. DEFINED TERMS. Unless otherwise defined herein, (a) the capitalized terms defined in the Credit Agreement are used herein as therein defined and (b) the following capitalized terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

"***Account***" means and includes any "*account*," as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest and, in any event, shall include any account receivable, book debt and other form of right to payment of monetary obligations now owned or hereafter acquired or received by or belonging or owing to any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest (including under any trade name, style or division thereof), whether or not earned by performance, whether arising out of (a) property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of or services rendered or to be rendered by any Grantor, (b) any policy of insurance issued or to be issued (including any health-care-insurance receivable, as such term is defined in the UCC), (c) contingent obligation or other secondary obligation incurred or to be incurred, (d) energy provided or to be provided, (e) the use or hire of a vessel under a charter or other contract, (f) the use of a credit or charge card or information contained in or for use with such card or (g) winnings in a lottery or other game of chance operated, sponsored, licensed or authorized to be operated by any governmental authority, and shall further include any of any Grantor's rights or

interests to or in any property represented by any of the foregoing (including unpaid seller's rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to any Grantor under or other proceeds of any purchase order and contract for the sale, lease, license, assignment or other disposition of property or the rendering of services or both by any Grantor (whether or not yet earned by performance on the part of any Grantor or in connection with any other transaction), and any collateral security or guaranty of any kind given by any person with respect to any of the foregoing.

"Account Debtor" means a person obligated on an Account, Chattel Paper or General Intangible, but does not include a person obligated to pay on or under an Instrument, even if such Instrument constitutes a part of Chattel Paper.

"Chattel Paper" means and includes any "*chattel paper*," as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any records of any Grantor evidencing both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods or a lease of specific goods and license of software used in the goods, and any such records consisting of information stored in an electronic medium.

"Collateral" shall have the meaning assigned to such term in **Section 2** of this Security Agreement.

"Collateral Certificate" means the collateral information certificate, delivered to Secured Party by Grantors, and attached hereto as **Exhibit A** and incorporated herein by reference.

"Commercial Tort Claims" means any claim arising in tort now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest.

"Commodity Account" means and includes any "*commodity account*," as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest.

"Contracts" means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which any Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

"Copyright License" means any agreement, whether in written or electronic form, in which any Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether any Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which any Grantor has obtained the exclusive right to use a copyright owned by a third party.

"Copyrights" means all of the following now owned or hereafter acquired or created (as a work for hire for the benefit of any Grantor) by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of any Grantor) or acquired by any Grantor, in whole or in part; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.

"Deposit Account" means and includes any "*deposit account*" as such term is defined in Article 9 of the UCC, and shall include, in any event, any demand, time, savings, passbook or similar account now or hereafter maintained with a bank or other organization engaged in the business of banking, including any savings bank, savings and loan association, credit union or trust company in which any Grantor now holds or hereafter acquires or receives any right or interest, and any cash or other monies, funds or amounts therein, whether or not restricted or designated for a particular purpose, but excluding all Investment Property and Accounts evidenced by an Instrument.

"Documents" means and includes any "*documents*," as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any negotiable documents of title, including any warehouse receipt, dock receipt or bill of lading issued by any person with respect to any Inventory, whether in written or electronic form.

"Equipment" means and includes any "*equipment*," as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any machinery, equipment, furnishing, truck or other vehicle, boat, tractor, trailer, railcar or other rolling stock, aircraft, aircraft engine, avionic, tank, pump, filter, generator, computer or other electronic data-processing equipment, terminal, printer or related component or accessory, photocopier, telephonic, video or other office equipment of any nature whatsoever, laboratory equipment, printing, sorting, inserting, packaging, mailing or shipping, and other office, production, and warehouse equipment of any nature or kind whatsoever, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessions installed thereon or affixed thereto.

"Event of Default" means any "*Event of Default*" as defined in the Credit Agreement.

"***Fixtures***" means and includes any "*fixtures,*" as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, regardless of where located, any of the fixtures, systems, machinery, apparatus, equipment or fittings of any kind or nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof, now or hereafter attached or affixed to or constituting a part of, or located in or upon, real property wherever located, including sign, escalator, elevator, any heating, electrical, mechanical, lighting, lifting, plumbing, ventilating, air-conditioning or air cooling, refrigerating, food preparation, incinerating or power, loading or unloading, boilers, communication, switchboard, tank, pump, filter, sprinkler or other fire prevention or extinguishing fixture, system, machinery, apparatus or equipment, and any engine, motor, dynamo, machinery, pipe, pump, tank, conduit or duct constituting a part of any of the foregoing, together with all extensions, improvements, betterments, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be.

"***General Intangible***" means and includes any "*general intangible,*" as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Contract (including any License), Copyright, Trademark, Patent or other Intellectual Property, payment intangible, interest in a partnership, limited liability company, joint venture or other business association, books and records, ledger card, file, correspondence, computer program, tape, disk and related data processing software that at any time evidences or contains information relating to any of the Collateral, permit, goodwill (including the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License), insurance policy or any claim in or under any policy of insurance (including unearned premiums), chose in action, judgment taken or any rights or claims included in the Collateral, cash and other forms of money or currency, right to sue for past, present and future infringement of any Copyright, Trademark, or Patent, right to any tax refund of any kind from any governmental authority, any right to receive the proceeds of any indemnity, warranty (including any manufacturer's warranty) or guaranty (including any performance guaranty) in favor of any Grantor, any claim of any Grantor arising out of any breach or default under any Contract (including any License) or claim for damages arising out of such breach or default and right of any Grantor to terminate, amend, supplement, modify or exercise rights, options or remedies under any Contract (including any License).

"***Instrument***" means and includes any "*instrument,*" as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, whether in written or electronic form, and shall include, in any event, any negotiable instrument or other writing that evidences a right to the payment of a monetary obligation, is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment and which otherwise is not itself Investment Property, a security agreement or lease comprising part of Chattel Paper, a letter of credit or a writing evidencing a right to payment arising out of the use of a credit or charge card or information contained on or for use with any such card.

"Intellectual Property" means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.

"Inventory" means and includes any "*inventory*," as such term is defined in Article 9 of the UCC, wherever located, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any inventory, good or other personal property which is held by or on behalf of any Grantor for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in any Grantor's business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods whether or not such inventory is listed on any schedules, assignments or reports furnished to Secured Party from time to time and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of any Grantor or is held by any Grantor or by others for any Grantor's accounts, including all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all inventory which may be located on premises of any Grantor or of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other persons.

"Investment Property" means and includes any "*investment property*," as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any certificated security, uncertificated security, security entitlement, Securities Account, commodity contract, Commodity Account or financial asset, as each such term is defined in Article 9 of the UCC.

"Letter-of-Credit Right" means any right now owned or hereafter acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, in each case to payment or performance under a letter of credit (as such term is defined in Article 5 of the UCC), whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

"License" means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing.

"Patent License" means any agreement, whether in written or electronic form, in which any Grantor now holds or hereafter acquires any interest, granting any right with respect to any

invention on which a Patent is in existence (whether any Grantor is the licensee or the licensor thereunder).

"Patents" means all of the following in which any Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.

"Payment Intangibles" means and includes any "*payment intangible*" as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest.

"Proceeds" means and includes any "*proceeds*," as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any and all (a) Accounts, Chattel Paper, Instruments, Investment Property, cash or other forms of money, currency or funds or other property of any nature, type or land whatsoever payable to or renewable by any Grantor from time to time in respect of the Collateral, including upon the sale, lease, license, exchange or other disposition of any Collateral, (b) proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to any of the Collateral, including by reason of the loss, nonconformity or interference with the use of, defects or infringement of rights in, or damage to, any of the Collateral, (c) payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (d) claims of any Grantor against third parties arising out of the loss, nonconformity, interference with the use of, defects or infringements of rights in, or damage to, any of the Collateral, including any claim (i) for past, present or future infringement of any Patent or Patent License, Copyright or Copyright License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, (e) certificates, dividends, cash, Instruments or other forms of money, currency or funds and other Property received or distributed in respect of or in exchange for any Investment Property, (f) cash or other forms of money, currency or funds and other proceeds received under and in respect of any letter of credit or other support obligation, (g) rights arising out of any of the Collateral, and (h) other property of any nature, type or kind whatsoever from time to time paid or payable under or in connection with, collected on, or distributed on account of, any of the Collateral.

"***Promissory Notes***" means and includes any "*promissory notes*" as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest.

"***Secured Obligations***" means (a) the obligation of Grantors to repay Secured Party all of the unpaid principal amount of, and accrued interest on (including any interest that accrues after the commencement of bankruptcy), the Loans, (b) the obligation of any Grantor to pay any fees, costs and expenses of Secured Party under the Credit Agreement or under **Section 8(d)** hereof and (c) all other indebtedness, liabilities and obligations of any Grantor to Secured Party, including, without limitation, the Obligations, whether now existing or hereafter incurred, and whether created under, arising out of or in connection with any written agreement or otherwise.

"***Securities Account***" means and includes any "*securities account*," as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest.

"***Security Agreement***" means this Security Agreement and all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated.

"***Supporting Obligations***" means and includes any "*supporting obligations*" as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by any Grantor or in which any Grantor now holds or hereafter acquires or receives any right or interest.

"***Trademark License***" means any agreement, whether in written or electronic form, in which any Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether any Grantor is the licensee or the licensor thereunder).

"***Trademarks***" means any of the following in which any Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the "***Marks***"); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.

"***UCC***" means the Uniform Commercial Code as the same may from time to time be in effect in the State of California (and each reference in this Security Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of California) shall refer to that Article (or Division, as applicable) as from time to time in effect; *provided, however*, in the event that, by reason of mandatory provisions of law, any or all of the

attachment, perfection or priority of Secured Party's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term "*UCC*" shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

2. GRANT OF SECURITY INTEREST. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce Secured Party to cause the Loans to be made, each Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Secured Party, and hereby grants to Secured Party, a continuing security interest in, all real and personal property of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (all of which being collectively referred to herein as the "***Collateral***"), including, without limitation, the following:

(a) All Accounts of such Grantor;

(b) All Chattel Paper of such Grantor;

(c) All Commercial Tort Claims of such Grantor, including the Commercial Tort Claim described on **Attachment A** hereto;

(d) All Contracts of such Grantor;

(e) All Deposit Accounts of such Grantor, including without limitation, the "Cash Collateral Account" described in the Treasury Management Service Agreement between Grantors and Secured Party and any related agreements;

(f) All Documents of such Grantor;

(g) All Equipment of such Grantor;

(h) All Fixtures of such Grantor;

(i) All General Intangibles of such Grantor, including, without limitation, Payment Intangibles, all Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data;

(j) All Instruments of such Grantor, including, without limitation, Promissory Notes;

(k) All Inventory of such Grantor;

(l) All Investment Property of such Grantor;

(m) All Letter-of Credit Rights of such Grantor;

(n) All Supporting Obligations of such Grantor;

(o) All property of such Grantor held by Secured Party, or any other party for whom Secured Party is acting as agent hereunder, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of such Grantor, or as to which such Grantor may have any right or power;

(p) All other goods and personal property of such Grantor, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to such Grantor; and

(q) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

If any Grantor shall at any time acquire a Commercial Tort Claim, such Grantor shall promptly notify Secured Party in a writing signed by such Grantor of the brief details thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to Secured Party.

3. AUTHORIZATION TO FILE. Secured Party may at any time and from time to time file financing statements, continuation statements (including "in lieu" continuation statements) and amendments thereto that describe the Collateral as all assets of any Grantor or words of similar effect and which contain any other information required by Part 5, Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether any Grantor is an organization, the type of organization and any organization identification number issued to any Grantor. Each Grantor agrees to furnish any such information to Secured Party promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Secured Party on behalf of any Grantor and may be filed at any time in any appropriate jurisdiction.

4. RIGHTS OF SECURED PARTY; COLLECTION OF ACCOUNTS.

(a) Notwithstanding anything to the contrary contained in this Security Agreement or any other Loan Document, each Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or License. Secured Party shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement, any other Loan Document or the granting to Secured Party of a lien therein or the receipt by Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall

Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) Secured Party authorizes each Grantor to collect its Accounts, *provided that* such collection is performed in a prudent and businesslike manner, and Secured Party may, upon the occurrence and during the continuance of any Event of Default and without notice to any Grantor, limit or terminate said authority at any time. If required by Secured Party at any time during the continuance of any Event of Default, any Proceeds, when first collected by any Grantor, received in payment of such Accounts or in payment for any Inventory or on account of any of the Contracts or Licenses shall be promptly deposited by such Grantor in precisely the form received (with all necessary endorsements) in a special bank account maintained by Secured Party subject to withdrawal by Secured Party only, as hereinafter provided, and until so turned over shall be deemed to be held in trust by such Grantor for and as Secured Party's property, and shall not be commingled with such Grantor's other funds or properties. Such Proceeds, when deposited, shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. Upon the occurrence and during the continuance of any Event of Default, Secured Party may, in its sole discretion, apply all or a part of the funds on deposit in said special account to the principal of or interest on, or both, in respect of any of the Secured Obligations in accordance with **Section 8(f)** below. Upon the occurrence and during the continuance of any Event of Default, at the request of Secured Party, each Grantor shall deliver all original and other documents evidencing and relating to the sale or delivery of such Inventory and the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

(c) Secured Party may at any time, upon the occurrence and during the continuance of any Event of Default, without notifying any Grantor of its intention to do so, notify Account Debtors of any Grantor, parties to the Contracts, obligors in respect of Instruments and obligors in respect of Chattel Paper that the Accounts and the right, title and interest of such Grantor in and under such Contracts, Instruments and Chattel Paper have been assigned to Secured Party, and that payments shall be made directly to Secured Party. Upon the request of Secured Party, each Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuance of any Event of Default, Secured Party may, in its name or in the name of others, communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to Secured Party's satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

(d) The matters set forth in the foregoing clauses (b) and (c) are subject to the terms and conditions of the Treasury Management Service Agreement between Grantors and Secured Party and any related agreements.

5. **REPRESENTATIONS AND WARRANTIES.** Each Grantor hereby represents and warrants to Secured Party that:

(a) It is the sole legal and equitable owner or, has the power to transfer or, as to its Intellectual Property licensed from other persons, licensee of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto or the power to transfer, free and clear of any and all Liens, except for Permitted Liens.

(b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by it in favor of Secured Party pursuant to this Security Agreement, except for Permitted Liens.

(c) This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which it now has rights and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Accordingly, Secured Party has a fully perfected first priority security interest in all of the Collateral in which it now has rights. This Security Agreement will create a legal and valid and fully perfected first priority security interest in the Collateral in which it later acquires rights, when it acquires those rights, subject only to Permitted Liens.

(d) Its chief executive office, principal place of business, and the place where it maintains its records concerning the Collateral in which it has rights are presently located at the address set forth on the signature page hereof. The State under whose law it was organized is set forth on the signature page hereof. The Collateral, other than Deposit Accounts, Securities Accounts, Commodity Accounts, and motor vehicles and other mobile goods, is presently located at the addresses set forth on the Collateral Certificate. It shall not change its taxpayer identification number, jurisdiction of organization or such chief executive office, principal place of business or remove or cause to be removed, the records concerning the Collateral from those premises, except as expressly permitted by the Credit Agreement.

(e) All of its Collateral existing as of the date hereof with respect to which a security interest may be perfected only by the Secured Party's taking possession thereof is set forth on **Schedule A** attached hereto. All action necessary or desirable to protect and perfect such security interest in each item set forth on **Schedule A**, including the delivery of all originals thereof, duly endorsed to Secured Party, has been duly taken. The security interest of Secured Party in the Collateral listed on **Schedule A** is prior in right and interest to all other Liens and is enforceable as such against creditors of and purchasers from it.

(f) The amount represented by it to Secured Party from time to time as owing by each Account Debtor or by all Account Debtors in respect of its Accounts shall at such time be the correct amount actually and unconditionally owing by such Account Debtors thereunder.

(g) The name and address of each depository institution at which it maintains any Deposit Account and the account number and account name of each such Deposit Account is listed on **Schedule B** attached hereto. The name and address of each securities intermediary or commodity intermediary at which it maintains any Securities Account or Commodity Account

and the account number and account name is listed on **Schedule B** attached hereto. It agrees to amend **Schedule B** from time to time within five (5) business days after opening any additional Deposit Account, Securities Account or Commodity Account, or closing or changing the account name or number on any existing Deposit Account, Securities Account, or Commodity Account.

(h) It is the sole holder of record and the sole beneficial owner of all certificated securities and uncertificated securities pledged to Secured Party by it under **Section 2** of this Security Agreement, free and clear of any adverse claim, as defined in Section 8102(a)(1) of the UCC, except for the Lien created in favor of Secured Party by this Security Agreement.

(i) None of the Investment Property has been transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such transfer may be subject.

(j) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses now owned, held or in which it otherwise has any interest are listed on **Schedule C** attached hereto. It shall amend **Schedule C** from time to time within twenty (20) business days after the filing of any application for a Patent, Trademark or Copyright or the issuance of any Patent or registration of any Trademark or Copyright to reflect any additions to or deletions from this list. Except as set forth on **Schedule C**, none of the Patents, Trademarks or Copyrights has been licensed to any third party. No Intellectual Property material to any Grantor's business has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of any Grantor's Intellectual Property violates the rights of any third party.

6. COVENANTS. Each Grantor covenants and agrees with Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and indefeasibly paid in full and the Revolving Commitment shall have terminated:

6.1 Further Assurances; Pledge Of Instruments. At any time and from time to time, upon the written request of Secured Party, and at its sole expense, it shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary or desirable to obtain the full benefits of this Security Agreement, including, without limitation, (a) securing all consents and approvals necessary or appropriate for the grant of a security interest to Secured Party in any Contract or License held by it or in which it has any right or interest not heretofore assigned, (b) executing, delivering and causing to be filed any financing or continuation statements under the UCC with respect to the security interests granted hereby, (c) filing or cooperating with Secured Party in filing any forms or other documents required to be recorded with the United States Patent and Trademark Office, United States Copyright Office, or any actions, filings, recordings or registrations in any foreign jurisdiction or under any international treaty, required to secure or protect Secured Party's interest in its Collateral, (d) transferring the Collateral to Secured Party's possession (if a security interest in such Collateral can be perfected only by possession), (e) placing the interest of Secured Party as lienholder on the certificate of title (or similar evidence of ownership) of any vehicle, watercraft or other Equipment constituting Collateral owned by it which is covered by a certificate of title (or similar evidence of ownership), (f) executing and delivering and causing the applicable depository institution, securities intermediary, commodity

intermediary or issuer or nominated party under a letter of credit to execute and deliver a collateral control agreement with respect to each new Deposit Account, Securities Account or Commodity Account or Letter-of-Credit Right in or to which it has any right or interest in order to perfect the security interest created hereunder in favor of Secured Party (including giving Secured Party "control" over such Collateral within the meaning of the applicable provisions of Article 8 and Article 9 of the UCC), (g) at Secured Party's reasonable request, executing and delivering or causing to be delivered written notice to insurers of Secured Party's security interest in, or claim in or under, any policy of insurance (including unearned premiums), and (h) at Secured Party's reasonable request, using commercially reasonable efforts to obtain acknowledgments from bailees having possession of any Collateral and waivers of liens from landlords and mortgagees of any location where any of the Collateral may from time to time be stored or located. It also hereby authorizes Secured Party to file any such financing or continuation statement without its signature. If any amount payable under or in connection with any of the Collateral is or shall become evidenced by any Instrument, such Instrument, other than checks and notes received in the ordinary course of business shall be duly endorsed in a manner satisfactory to Secured Party and delivered to Secured Party promptly and in any event within five (5) Business Days of its receipt thereof.

6.2 Maintenance Of Records. It shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. It shall mark its books and records pertaining to the Collateral to evidence this Security Agreement and the security interests granted hereby. If requested by Secured Party, all Chattel Paper shall be marked with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of Comerica Bank, the Lender named in the Senior Secured Credit Agreement dated as of August 30, 2007, as the same may thereafter from time to time be amended, modified, supplemented or restated."

6.3 Indemnification. In any suit, proceeding or action brought by or against Secured Party relating to any Account, Chattel Paper, Contract, General Intangible, Instrument or Document for any sum owing thereunder, or to enforce any provision of any Account, Chattel Paper, Contract, General Intangible, Instrument or Document, it shall save, indemnify and keep Secured Party harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder arising out of a breach by Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from it, and all such obligations shall be and remain enforceable against and only against it and shall not be enforceable against Secured Party.

6.4 Change Of Jurisdiction Of Organization, Relocation Of Business Or Collateral. It shall not change its jurisdiction of organization, relocate its chief executive office, principal place of business or its records, or allow the relocation of any Collateral (except as allowed pursuant to the Credit Agreement) from such address(es) provided to Secured Party pursuant to **Section 5(d)** above without thirty (30) days prior written notice to Secured Party.

6.5 Limitation On Liens On Collateral. It shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action

as is necessary to remove, any Lien on the Collateral, except (a) Permitted Liens and (b) the Lien granted to Secured Party under this Security Agreement. It shall further defend the right, title and interest of Secured Party in and to any of its rights under the Chattel Paper, Contracts, Documents, General Intangibles, Instruments and Investment Property and to the Equipment and Inventory and in and to the Proceeds thereof against the claims and demands of all persons whomsoever.

6.6 Limitations On Modifications Of Accounts, Etc. Upon the occurrence and during the continuance of any Event of Default, it shall not, without Secured Party's prior written consent, grant any extension of the time of payment of any of the Accounts, Chattel Paper, Instruments or amounts due under any Contract or Document, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than trade discounts and rebates granted in the ordinary course of its business.

6.7 Maintenance Of Insurance. It shall maintain, with financially sound and reputable companies, the insurance policies with limits and coverage provisions as set forth in Section 7.2 of the Credit Agreement.

6.8 Taxes, Assessments, Etc. It shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment or Inventory, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

6.9 Limitations On Disposition. It shall keep the Collateral separate and identifiable from other property located on the same premises as the Collateral and it shall not sell, lease, license, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so, except as permitted by Section 8.9(a) of the Credit Agreement.

6.10 Further Identification Of Collateral. It shall, if so requested by Secured Party, furnish to Secured Party, as often as Secured Party shall reasonably request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

6.11 Notices. It shall advise Secured Party promptly, in reasonable detail, of (a) any Lien, other than Permitted Liens, attaching to or asserted against any of the Collateral, (b) any material change in the composition of the Collateral and (c) the occurrence of any other event which might have or result in a Material Adverse Effect with respect to the Collateral or on the security interest created hereunder.

6.12 Right Of Inspection And Audit. It shall permit Secured Party such rights of inspection and audit as provided in the Credit Agreement. In addition, upon reasonable notice to it (unless an Event of Default has occurred and is continuing, in which case no notice is necessary), Secured Party and its agents and representatives shall also have the right during its ordinary business hours, to enter into and upon any of its premises where any of the Equipment or Inventory is located for the purpose of conducting audits and making physical verifications of

such Equipment and Inventory and test verifications of the Accounts in any manner and through any medium that it considers advisable, and it agrees to furnish all such assistance and information as Secured Party may reasonably require in connection therewith.

6.13 Maintenance of Facilities. It shall maintain and protect its properties, assets and facilities, including, without limitation, its Equipment in good order and working repair and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made all needful and proper repairs, renewals and replacements thereto and shall competently manage and care for its property in accordance with prudent industry practices.

6.14 Covenants Regarding Intellectual Property.

(a) It shall notify Secured Party promptly if it knows or has reason to know that any application or registration relating to any Copyright, Patent or Trademark which is material to the conduct of its business may become abandoned, or of any adverse determination or development regarding its ownership or license of any Copyright, Patent or Trademark which is material to the conduct of its business, its right to register the same, or to keep and maintain the same.

(b) It shall take all commercially reasonable steps necessary to prevent any misuse, infringement, invalidation, misappropriation, unauthorized use or abandonment of its Copyrights, Patents, Trademarks or other Intellectual Property material to its business, whether owned or licensed.

(c) In no event shall it, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof unless it promptly informs Secured Party and, upon request of Secured Party, executes and delivers any and all agreements, instruments, documents, and papers as Secured Party may request to evidence Secured Party's security interest in such Patent or Trademark, including, without limitation, with respect to Trademarks, its goodwill, relating thereto or represented thereby. In no event shall it, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Copyright with the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof unless it gives Secured Party not less than thirty (30) days prior written notice thereof and, upon request of Secured Party, executes and delivers any and all agreements, instruments, documents, and papers as Secured Party may request to evidence Secured Party's security interest in such Copyright.

(d) It shall, (i) promptly make application to register any copyrightable or patentable property or trade name or trademark which is material to its business, including the most recent version of its existing Copyrights, if not so already registered; and (ii) take all necessary action to maintain and pursue each such application (and to obtain the relevant registration) and to maintain the registration of each of the Copyrights, Patents and Trademarks which is material to the conduct of its business, including, without limitation, the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

(e) In the event that any Copyright, Patent or Trademark is infringed, misappropriated or diluted by a third party, it shall notify Secured Party promptly after it learns thereof and shall, unless it shall reasonably determine that such Copyright, Patent or Trademark is not material to the conduct of its business sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution and take such other actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, Patent or Trademark.

7. SECURED PARTY'S APPOINTMENT AS ATTORNEY-IN-FACT.

(a) Subject to **Section 7(b)** below, each Grantor hereby irrevocably constitutes and appoints Secured Party, and any officer or agent of Secured Party, with full power of substitution, as its true and lawful attorney-in-fact with full, irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time at Secured Party's discretion, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives Secured Party the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do the following:

(i) to ask, demand, collect, receive and give acquittances and receipts for any and all monies due or to become due under any Collateral and, in the name of such Grantor, in its own name or otherwise to take possession of, endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of monies due under any Collateral and to file any claim or to take or commence any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Secured Party for the purpose of collecting any and all such monies due under any Collateral whenever payable;

(ii) to pay or discharge any Liens, including, without limitation, any tax lien, levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof, which actions shall be for the benefit of Secured Party and not such Grantor; and

(iii) to (1) direct any person liable for any payment under or in respect of any of the Collateral to make payment of any and all monies due or to become due thereunder directly to Secured Party or as Secured Party shall direct, (2) receive payment of any and all monies, claims and other amounts due or to become due at any time arising out of or in respect of any Collateral, (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other Instruments and Documents constituting or relating to the Collateral, (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, (6) settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as

Secured Party may deem appropriate, (7) license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Patent or Trademark throughout the world for such term or terms, on such conditions and in such manner as Secured Party shall in its discretion determine and (8) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and such Grantor's expense, at any time, or from time to time, all acts and things which Secured Party may reasonably deem necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

(b) Secured Party agrees that, except upon the occurrence and during the continuation of an Event of Default, it shall not exercise the power of attorney or any rights granted to Secured Party pursuant to this **Section 7**. Each Grantor hereby ratifies, to the extent permitted by law, all that said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this **Section 7** is a power coupled with an interest and shall be irrevocable until the Secured Obligations are completely and indefeasibly paid and performed in full and the Revolving Commitment shall have terminated.

(c) The powers conferred on Secured Party hereunder are solely to protect Secured Party's interests in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Secured Party shall not have any duty as to any Collateral, including any responsibility for (a) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral or (b) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not Secured Party has or is deemed to have knowledge of such matters. Without limiting the generality of the preceding sentence, Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default. Failure of Secured Party to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to any Grantor for any act or failure to act, except for its own gross negligence or willful misconduct.

(d) Each Grantor also authorizes Secured Party, at any time and from time to time upon the occurrence and during the continuance of any Event of Default, to (i) communicate in its own name with any party to any Contract with regard to the assignment of its right, title and interest in and under the Contracts hereunder and other matters relating thereto and (ii) execute, in connection with the sale of Collateral provided for in **Section 8**, below, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(e) If any Grantor fails to perform or comply with any of its agreements contained herein and Secured Party, as provided for by the terms of this Security Agreement, shall perform or comply, or otherwise cause performance or compliance, with such

agreement, the reasonable expenses, including reasonable attorneys' fees and costs, of Secured Party incurred in connection with such performance or compliance, together with interest thereon at a rate of interest equal to the highest per annum rate of interest charged on the Loans, shall be payable by Grantors to Secured Party within five (5) Business Days of demand and shall constitute Secured Obligations secured hereby.

8. RIGHTS AND REMEDIES UPON DEFAULT.

(a) After any Event of Default shall have occurred and while such Event of Default is continuing, Secured Party may exercise in addition to all other rights and remedies granted to it under this Security Agreement, the Credit Agreement and under any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, ship, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any Trademark, Copyright, or process used or owned by any Grantor and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at any of Secured Party's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Grantor authorizes Secured Party, on the terms set forth in this **Section 8**, to enter the premises where the Collateral is located, to take possession of the Collateral, or any part of it, and to pay, purchase, contact, or compromise any encumbrance, charge, or lien which, in the opinion of Secured Party, appears to be prior or superior to its security interest. Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases. Each Grantor further agrees, at Secured Party's request, to assemble the Collateral and make it available to the Secured Party at places which Secured Party shall reasonably select, whether at any Grantor's premises or elsewhere. Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in **Section 8(f)**, below, with Grantors remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by Secured Party of any other amount required by any provision of law, need Secured Party account for the surplus, if any, to Grantors. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against Secured Party arising out of the repossession, retention or sale of the Collateral. Each Grantor agrees that Secured Party need not give more than ten (10) days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Grantors shall remain liable for any deficiency

if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Secured Party are entitled from Grantors, Grantors also being liable for the reasonable attorney costs of any attorneys employed by Secured Party to collect such deficiency.

(b) As to any Collateral constituting certificated securities or uncertificated securities, if, at any time when Secured Party shall determine to exercise its right to sell the whole or any part of such Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended, the "***Act***"), Secured Party may, in its discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable, but subject to the other requirements of this **Section 8(b)**, and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event Secured Party may, in its discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In addition to a private sale as provided above in this **Section 8(b)**, if any of such Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then Secured Party shall not be required to effect such registration or cause the same to be effected but may, in its sole discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as Secured Party may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors' rights and the Act and all applicable state securities laws.

(c) Each Grantor agrees that in any sale of any of such Collateral, whether at a foreclosure sale or otherwise, Secured Party is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental authority, and each Grantor further agrees that such compliance shall not in and of itself result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Secured Party be liable nor accountable to any Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

(d) Each Grantor also agrees to pay all fees, costs and expenses of Secured Party, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of its or their rights and remedies hereunder.

(e) Each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

(f) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by Secured Party in the following order of priorities:

FIRST, to Secured Party, in an amount sufficient to pay in full the reasonable costs of Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including, without limitation, reasonable attorneys' fees;

SECOND, to Secured Party in an amount equal to the then unpaid Secured Obligations; and

FINALLY, upon payment in full of the Secured Obligations, to Grantors or their representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

9. GRANT OF LICENSE TO INTELLECTUAL PROPERTY. For the purpose of enabling Secured Party to exercise its rights and remedies under **Section 8** above, upon the occurrence and during the continuance of an Event of Default and at such time as Secured Party shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Secured Party an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any Copyright, Patent or Trademark, and to exercise any rights held by any Grantor under any license or sublicense, now owned or hereafter acquired by any Grantor or in which any Grantor now holds or hereafter acquires any interest, and wherever the same may be located, and including, without limitation, reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery, software and programs used for the compilation or printout thereof.

10. FURTHER INDEMNIFICATION. Each Grantor agrees to defend, indemnify and hold harmless Secured Party and each of its officers, employees, and agents ("***Indemnitee***") against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement and (b) all losses or expenses in any way suffered, incurred, or paid by an Indemnitee as a result of or in any way arising out of, following, or consequential to the transactions between Secured Party and any Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys' fees and expenses), except for losses arising from or out of such Indemnitee's gross negligence or willful misconduct.

11. LIMITATION ON SECURED PARTY'S DUTY IN RESPECT OF COLLATERAL. Secured Party shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it takes such action as any Grantor requests in writing, but failure of Secured Party to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of Secured Party to do any act not so requested shall be deemed a failure to act reasonably.

12. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

13. MISCELLANEOUS.

13.1 No Waiver; Cumulative Remedies.

(a) Secured Party shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, nor shall any single or partial exercise of any right or remedy hereunder on any one occasion preclude the further exercise thereof or the exercise of any other right or remedy.

(b) The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

(c) None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by each Grantor and Secured Party.

13.2 Termination Of This Security Agreement. Subject to **Section 12** hereof, this Security Agreement shall terminate upon the indefeasible payment and performance in full of the Secured Obligations, and Secured Party shall cooperate with Grantors, at Grantors' sole cost and expense, in effecting the termination of Financing Statements filed with respect to the Collateral and the return to Grantors of all other Collateral in Secured Party's possession or control.

13.3 Amendments. Except as otherwise provided herein, this Security Agreement may be amended only by a written instrument signed by both parties hereto.

13.4 Counterparts. This Security Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

13.5 Successor And Assigns. This Security Agreement and all obligations of Grantors hereunder shall be binding upon the successors and assigns of Grantors, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, any future holder of any of the indebtedness and their respective successors and assigns.

No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the security interest created herein and granted to Secured Party hereunder.

13.6 Governing Law. In all respects, including all matters of construction, validity and performance, this Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, except to the extent that the UCC provides for the application of another jurisdiction.

13.7 Jury Trial Waiver.

(a) THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS SECURITY AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

(b) In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Security Agreement or any other Loan Document, will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the other Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "Court").

(c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and

conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS SECURITY AGREEMENT OR THE OTHER LOAN DOCUMENTS EXCEPT AS SET FORTH IN CLAUSE (C) ABOVE.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed and delivered by their duly authorized officer on the date first set forth above.

GRANTORS:

DATASCENSION, INC.,
a Nevada corporation

By: Scott Kinser

Printed Name: Scott Kinser

Title: CEO

COMPLETE ADDRESS:

JURISDICTION OF ORGANIZATION:

Nevada

DATASCENSION, INC.,
a California corporation

By: Scott Kinser

Printed Name: Scott Kinser

Title: CEO

COMPLETE ADDRESS:

JURISDICTION OF ORGANIZATION:

California

ACCEPTED AND ACKNOWLEDGED BY:

COMERICA BANK, as Secured Party

By: Dane Dobrinich

Printed Name: Dane Dobrinich

Title: Corporate Banking Officer

EXHIBIT A

COLLATERAL INFORMATION CERTIFICATE

See attached.

SCHEDULE A

LIST OF COLLATERAL DELIVERED BY GRANTORS TO SECURED PARTY

SCHEDULE B

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

SCHEDULE C

INTELLECTUAL PROPERTY

COPYRIGHTS

1. **REGISTERED:** List titles below or indicate "None"

   I. Company: ***Datascension, Inc., a Nevada corporation***

   II. Company: ***Datascension, Inc., a California corporation***

2. **UNREGISTERED:** List titles below or indicate "None"

   I. Company: ***Datascension, Inc., a Nevada corporation***

   II. Company: ***Datascension, Inc., a California corporation***

3. **APPLICATIONS IN PROCESS:** List titles, applicable dates, application numbers, etc. below or indicate "None"

   I. Company: ***Datascension, Inc., a Nevada corporation***

II. Company: ***<u>Datascension, Inc., a California corporation</u>***

PATENTS AND PATENT APPLICATIONS

1. **REGISTERED:** List titles below or indicate "None"

   I. Company: ***Datascension, Inc., a Nevada corporation***

   II. Company: ***Datascension, Inc., a California corporation***

2. **UNREGISTERED:** List titles below or indicate "None"

   I. Company: ***Datascension, Inc., a Nevada corporation***

   II. Company: ***Datascension, Inc., a California corporation***

3. **APPLICATIONS IN PROCESS:** List titles, applicable dates, application numbers, etc. below or indicate "None"

   I. Company: ***Datascension, Inc., a Nevada corporation***

   II. Company: ***Datascension, Inc., a California corporation***

TRADEMARKS AND TRADEMARK APPLICATIONS

1. **REGISTERED:** List titles below or indicate "None"

   I. **Company:** ***Datascension, Inc., a Nevada corporation***

   II. **Company:** ***Datascension, Inc., a California corporation***

2. **UNREGISTERED:** List titles below or indicate "None"

   I. **Company:** ***Datascension, Inc., a Nevada corporation***

   II. **Company:** ***Datascension, Inc., a California corporation***

3. **APPLICATIONS IN PROCESS:** List titles, applicable dates, application numbers, etc. below or indicate "None"

   I. **Company:** ***Datascension, Inc., a Nevada corporation***

   II. **Company:** ***Datascension, Inc., a California corporation***

TRADE NAMES AND TRADE STYLES

Datascension, Inc., a Nevada corporation

City, State	Trade Name/ Trade Style

Datascension, Inc., a California corporation

City, State	Trade Name/ Trade Style

ATTACHMENT A

COLLATERAL INFORMATION CERTIFICATE

The undersigned, a duly authorized officer or agent of **DATASCENSION, INC.**, a Nevada corporation ("***Parent***"), on behalf of itself and the following subsidiary of Parent: **DATASCENSION, INC.**, a California corporation ("***International***") (Parent and International, each a "***Company***"), hereby certifies, with reference to the proposed credit facility (the "***Credit Agreement***") with Comerica Bank ("***Lender***"), as follows

1. **Persons**. Schedule I sets forth for Company and for each corporation, partnership or limited liability company owned or controlled by such Company (a) the full and correct legal name and jurisdiction of incorporation or organization of such Company (in each case as it appears on its certificate or articles, as the case may be, of incorporation or organization), (b) the federal employer identification number for such Company and (c) the organizational identification number for such Company.

2. **Other Names**. Schedule II sets forth for Company (a) all names (including trade names and similar appellations) presently used by Company or any of its divisions or other business units and (b) all names (including former legal names and trade names or similar appellations) used by Company or any of its divisions or other business units during the past five years.

3. **Locations**. Schedule III sets forth for Company (a) the location of its chief executive office, (b) the location of its chief place of business, (c) each location where its books and records are maintained, (d) each location where chattel paper, inventory, equipment and/or fixtures are maintained and (e) each location previously maintained by Company during the past four months for any of the purposes listed above.

4. **Outside Locations of Collateral**. Schedule IV sets forth for Company (a) the name and location of each person or entity (other than a Company) that has or may have possession of any inventory, equipment or other assets of Company, and (b) the name and location of each person or entity (other than a Company) that has previously had possession of any inventory, equipment or other assets of Company during the past four months.

5. **Cash/Accounts**. Schedule V sets forth for Company all cash, money, currency and all deposit accounts, including demand, time, savings, passbooks or similar accounts maintained with banks, savings and loan associations, or other financial institutions of Company.

6. **Investment Property**. Schedule VI sets forth for Company all investment property (as defined in the Uniform Commercial Code as in effect in the State of California), including, without limitation, all securities, security entitlements, security accounts, commodity contracts and commodity accounts (as each such term is defined in the Uniform Commercial Code as in effect in the State of California), whether or not evidenced by certificates or instruments, and all of the certificates and instruments, if any, representing or evidencing such investment property and all security therefor of Company.

7. **Securities; Instruments; Chattel Paper**. Schedule VII sets forth for Company all securities (whether debt or equity and whether or not evidenced by a certificate), instruments and chattel paper held by or on behalf of, and all letters of credit issued in favor of, Company.

8. **Intellectual Property**. Schedule VIII sets forth for Company (a) all trademarks, service marks, trade names, business names, internet domain names, logos or other business identifiers of like nature, all applications or recordings in respect thereof, and all licenses or contracts in respect of the foregoing, (b) all letters patent, design patents and utility patents, all applications or recordings in respect thereof, and all licenses or contracts in respect of the foregoing, and (c) all copyrights, copyright registrations, all applications or recordings in respect thereof, and all licenses or contracts in respect of the foregoing. Please indicate whether Company derives revenues from copyrights that are not registered with the U.S. Copyright Office.

Please attach a copy of all documents evidencing entitlement to the intellectual property listed on Schedule VIII.

9. **Real Property**. Schedule IX sets forth for Company (a) all real property owned or leased by Company, (b) if such property is leased, the landlord and the term of the lease, and (c) if such property is held in fee, the holder of any lien on such real property.

Please attach a copy of each of the following, to the extent applicable and/or available, for each property listed on Schedule IX: (a) all leases and lease abstracts relating thereto; (b) all mortgages; (c) all subordination and non-disturbance agreements; (d) all title insurance reports (including UCC-1 fixture, tax and judgment searches) and surveys; (e) all environmental audits; (f) all structural inspection reports; (g) all zoning letters; (h) all certificates of occupancy; (i) all property insurance certificates; and (j) evidence of any tax assessments.

10. **Vehicles**. Schedule X sets forth all of the motor vehicles owned by Company.

11. **Commercial Tort Claims**. Schedule XI sets forth all commercial tort claims (as defined in the Uniform Commercial Code as in effect in the State of California) of Company.

12. **Completeness of Information Presented**. Except for the accounts receivable, physical assets and inventory of the Company, Company does not own any material assets, except as set forth in the Schedules described above.

13. **Acknowledgment**. The undersigned acknowledges that this Collateral Information Certificate is provided in connection with the Credit Agreement and that the Lender will rely upon the information contained herein. The undersigned further acknowledges and agrees that the information contained herein shall be deemed to be a representation and warranty under the Credit Agreement, and that any material misstatements or material omissions contained herein may constitute an Event of Default under the Credit Agreement to the extent provided therein.

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IN WITNESS WHEREOF, the undersigned has executed this Collateral Information Certificate as of the [30th] day of August, 2007.

DATASCENSION, INC., a Nevada corporation

By: Scott Kincer
Name: Scott Kincer
Title: CEO

Schedules to the Collateral Information Certificate

Schedule I—N/A

Schedule II—N/A

Schedule III
(a): 407 W. Imperial Hwy. Ste H314, Brea, CA 92821-4803
(b),(c),(d), (e): Datascension Mall San Pedro, 4to piso, antiguo Planet Mall
San Pedro de Montes de Oca, San Jose, Costa Rica

Schedule IV—N/A

Schedule V—N/A

Schedule VI—N/A

Schedule VII—N/A

Schedule VIII—N/A

Schedule IX—N/A

Schedule X—N/A

Schedule XI—N/A